Exhibit 10.38

EXECUTION VERSION

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
Dated as of December 5, 2025
among
REGO II BORROWER LLC,
as Borrower
and
BANK OF CHINA, NEW YORK BRANCH,
as Lender

Page

ARTICLE I    DEFINITIONS; PRINCIPLES OF CONSTRUCTION    1
Section 1.1    Definitions    1
Section 1.2    Principles of Construction    33
ARTICLE II    GENERAL TERMS    33
Section 2.1    Loan    33
Section 2.2    Interest    34
Section 2.3    Prepayments    40
Section 2.4    Intentionally Omitted    41
Section 2.5    Release on Payment in Full    41
Section 2.6    Tax Status of Lender    42
ARTICLE III    CASH MANAGEMENT    44
Section 3.1    Cash Management    44
ARTICLE IV    REPRESENTATIONS AND WARRANTIES    50
Section 4.1    Borrower Representations    50
Section 4.2    Survival of Representations    60
Section 4.3    Lender’s Representations    61
ARTICLE V    BORROWER COVENANTS    61
Section 5.1    Affirmative Covenants    61
Section 5.2    Negative Covenants    77
ARTICLE VI    INSURANCE; CASUALTY; CONDEMNATION; RESTORATION    81
Section 6.1    Insurance Coverage    81
Section 6.2    Condemnation and Insurance Proceeds    96
ARTICLE VII    IMPOSITIONS, OTHER CHARGES, LIENS AND OTHER ITEMS    101
Section 7.1    Borrower to Pay Impositions and Other Charges    101
Section 7.2    No Liens    101
    i

(continued)
Page

Section 7.3    Contest    101
ARTICLE VIII    TRANSFERS, INDEBTEDNESS, SUBORDINATE LIENS AND CONDOMINIUM    102
Section 8.1    Restrictions on Transfers    102
Section 8.2    Sale of Equipment    102
Section 8.3    Immaterial Transfers and Easements, etc.    103
Section 8.4    Debt    103
Section 8.5    Interest Transfers; Property Transfers    103
Section 8.6    Deliveries to Lender    105
Section 8.7    Leases    105
ARTICLE IX    MAINTENANCE OF PROPERTY; ALTERATIONS    109
Section 9.1    Maintenance of Property    109
Section 9.2    Conditions to Alteration    110
Section 9.3    Costs of Alteration    111
ARTICLE X    BOOKS AND RECORDS, FINANCIAL STATEMENTS, REPORTS AND OTHER INFORMATION    113
Section 10.1    Books and Records    113
Section 10.2    Financial Statements    113
ARTICLE XI    ASSIGNMENTS AND PARTICIPATIONS; COMPONENT NOTES; SECURITIZATION    115
Section 11.1    Assignments; Register    115
Section 11.2    Participations; Register    116
Section 11.3    Pledge    117
Section 11.4    Disclosure of Information; Cooperation; Confidentiality    117
Section 11.5    Component Notes    118
Section 11.6    Sale of Note and Securitization    119
Section 11.7    Intentionally Omitted    120
Section 11.8    Securitization Financial Statements    120

(continued)
Page

Section 11.9    Securitization Indemnification    120
Section 11.10    Retention of Servicer    122
ARTICLE XII    RESERVE ACCOUNTS    123
Section 12.1    Tax Reserve Account    123
Section 12.2    Insurance Reserve Account    124
Section 12.3    Capital Expenditures Reserve Account    125
Section 12.4    Leasing Reserve Account    127
Section 12.5    Lease Termination Fees Reserve Account    128
Section 12.6    Trigger Period Cure Account    129
Section 12.7    Reserve Accounts, Generally    130
Section 12.8    Excess Cash Flow Reserve Account    130
Section 12.9    Letters of Credit    131
ARTICLE XIII    DEFAULTS    132
Section 13.1    Event of Default    132
Section 13.2    Remedies    136
Section 13.3    Remedies Cumulative; Waivers    137
Section 13.4    Costs of Collection    138
ARTICLE XIV    SPECIAL PROVISIONS    138
Section 14.1    Exculpation    138
ARTICLE XV    MISCELLANEOUS    140
Section 15.1    Survival    141
Section 15.2    Lender’s Discretion    141
Section 15.3    Governing Law    141
Section 15.4    Modification, Waiver in Writing    142
Section 15.5    Delay Not a Waiver    142
Section 15.6    Notices    143
Section 15.7    TRIAL BY JURY    144

(continued)
Page

Section 15.8    Headings    145
Section 15.9    Severability    145
Section 15.10    Preferences    145
Section 15.11    Waiver of Notice    145
Section 15.12    Expenses; Indemnity    145
Section 15.13    Exhibits and Schedules Incorporated    148
Section 15.14    Offsets, Counterclaims and Defenses    148
Section 15.15    Liability of Assignees of Lender    148
Section 15.16    No Joint Venture or Partnership; No Third-Party Beneficiaries    149
Section 15.17    Publicity    149
Section 15.18    Waiver of Marshalling of Assets    149
Section 15.19    Waiver of Counterclaim and Other Actions    149
Section 15.20    Conflict; Construction of Documents; Reliance    149
Section 15.21    Prior Agreements    150
Section 15.22    Counterparts    150
Section 15.23    Intentionally Omitted    150
Section 15.24    WAIVER OF SPECIAL DAMAGES    150
Section 15.25    USA PATRIOT Act Notification    150

Schedules
Schedule 1.1(a)    –    ALX Competitors
Schedule 1.1(b)    –    REA’s
Schedule 1.2    –    Surviving Matters
Schedule 4.1.1    –     Borrower Organizational Structure Chart
Schedule 5.1.26    –    Violations
Schedule 8.7.5    –     Security Deposits
Exhibits
Exhibit A    –    Intentionally Omitted
Exhibit B    –     Form of Tenant Notification Letter
Exhibit C    –     Intentionally omitted
Exhibit D    –     Form of Non-Disturbance Agreement
Exhibit E    –    Retail Unit Description
    v

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of December 5, 2025 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among REGO II BORROWER LLC, a Delaware limited liability company (“Borrower”), having an office at c/o Alexander’s, Inc., 210 Route 4 East, Paramus, New Jersey 07652, and BANK OF CHINA, NEW YORK BRANCH, having an address at 7 Bryant Park, 1045 Avenue of the Americas, 13th Floor, New York, New York 10018 (together with its successors and assigns, “Lender”).
W I T N E S S E T H:
WHEREAS, Borrower and Lender have heretofore entered into that certain Loan and Security Agreement dated as of November 30, 2011 (as amended from time to time, the “Original Loan Agreement”), with respect to a loan in the amount of $275,000,000.00 (the “Original Loan”) secured by, amongst other things, a mortgage on the Retail Unit (as hereinafter defined).
WHEREAS, Borrower and Lender entered into that certain Amended and Restated Loan and Security Agreement dated as of December 12, 2018, which was amended by (i) that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of February 14, 2020, (ii) that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of October 23, 2020, and (iii) that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of December 1, 2022 (as so amended, the “Existing Loan Agreement”), amending and restating the Original Loan Agreement, with respect to a loan in the reduced amount of $252,543,606.53, which was subsequently prepaid in part such that the outstanding principal balance prior to giving effect to this Agreement is $198,544,440.84 (the “Existing Loan”) secured by, amongst other things, a mortgage on the Retail Unit (as hereinafter defined).
WHEREAS, Borrower and Lender desire to amend and restate the terms and conditions contained in the Existing Loan Agreement as set forth herein;
WHEREAS, Borrower desires to obtain the Loan (as hereafter defined) from Lender to repay and discharge the Existing Loan;
WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereafter defined);

THEREFORE, the Existing Loan Agreement is hereby amended and restated in its entirety so that the terms, covenants, conditions and provisions of the Existing Loan Agreement shall read and be as set forth in this Agreement;
NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
ARTICLE I

DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“ABR” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 0.50%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate.
“ABR Loan” means a Loan that bears interest based on the ABR.
“Account Agreement” shall mean that certain Blocked Account Control Agreement, dated as of February 5, 2019, among Lender, Borrower and Collection Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Account Collateral” shall have the meaning set forth in Section 3.1.2(a).
“Act” shall have the meaning set forth in Section 5.1.4(ff)(vi).
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.
“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Alteration” shall have the meaning set forth in Section 9.2.
“Alteration Deficiency” shall have the meaning set forth in Section 9.3(b)(ii).

“ALX” shall mean Alexander’s, Inc.
“ALX Competitor” shall mean the Persons listed on Schedule 1.1(a), attached hereto and made a part hereof (the “Initial ALX Competitors”), and such other Person(s) who are identified by Borrower to Lender from time to time (but in no event more frequently than twice in any calendar year), and, either directly or through Affiliates of such Person, are primarily in the business of owning, operating and/or developing real property; provided, however that the following entities shall be specifically excluded from this definition: (a) any pension fund, pension trust or pension account, (b) any insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia), (c) a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia), and (d) any investment bank.
“ALX Transfer” and “ALX Transfers” shall have the meaning set forth in the definition of “Permitted Transfers”.
“Annual Budget” shall mean the operating budget for the Property prepared by either Borrower or Manager, on Borrower’s behalf, pursuant to the Management Agreement, for the applicable Fiscal Year or other period setting forth, in reasonable detail, Borrower’s or Manager’s, as applicable, good faith estimates of the anticipated results of operations of the Property, including revenues from all sources, all Operating Expenses, Management Fees, Manager Lease Fees and Capital Expenditures.
“Applicable Interest Rate” shall mean the sum of (i) the Index and (ii) the Applicable Margin.
“Applicable Margin” shall mean two hundred (200) basis points.
“Appraisal” means a written statement setting forth an opinion of the market value of the Property that (i) has been independently and impartially prepared by a Qualified Appraiser directly engaged by Lender, (ii) complies with all applicable federal and state laws and regulations dealing with appraisals or valuations of real property, and (iii) has been reviewed as to form and content and approved by Lender, in its reasonable discretion.
“Approved Bank” shall mean a bank or other financial institution which has a minimum long-term unsecured debt rating of at least “A-” by S&P, “A3” by Moody’s or “A-” by Fitch.
“Assignment of Contracts” shall mean that certain Second Amended and Restated Assignment of Contracts, Licenses and Permits, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee.

“Assignment of Interest Rate Protection Agreement” shall mean collectively, an Assignment(s) of Interest Rate Protection Agreement in form and substance reasonably satisfactory to Borrower or an Affiliate of Borrower, as applicable, Lender and the related Counterparty to the related Interest Rate Protection Agreement to be entered into pursuant to Section 5.1.25.
“Assignment of Leases” shall mean that certain first priority Second Amended and Restated Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee.
“Assignment of Management Agreement” shall mean that certain Second Amended and Restated Assignment, Consent and Subordination of Management Agreement, dated as of the date hereof, among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment Opinion” shall have the meaning set forth in Section 5.1.25(h).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.
“Benchmark” mean initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.2.12(c), provided that in no case shall the Benchmark be less than the Floor.
“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by Administrative Agent for the applicable Benchmark Replacement Date:
(a) the sum of Daily Simple SOFR and any applicable Benchmark Replacement Adjustment; or
(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;
provided in any case that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative or non-compliant or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness, non-compliance, or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), that states the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.2.12.
“BOC” shall have the meaning set forth in Section 11.9.2(b).
“BOC Group” shall have the meaning set forth in Section 11.9.2(b).
“Borrower” has the meaning set forth in the first paragraph of this Agreement, together with any permitted successors or assigns.
“Borrower Related Party” shall mean Borrower, Guarantor, any Manager which is an Affiliate of Borrower or Guarantor or any other Person that is Controlled by or is under common Control with Borrower or Guarantor.
“Borrower’s Account” shall mean Account #2030267849959 named “Alexander’s, Inc.”, ABA# 031201467.
“Borrower’s Architect” shall mean Borrower’s architect, engineer or construction consultant which is licensed to practice in the State and has at least five (5) years of architectural, engineering or construction experience in connection with commercial properties in New York City.
“Borrower’s Certificate” shall mean a certificate executed by an authorized signatory of Borrower or Manager that is familiar with the financial condition of Borrower and the operation of the Property, as the act of Borrower and not of such authorized signatory, who shall have no personal liability in connection therewith.
“Borrower’s Knowledge” means the current actual knowledge of Bob Ausburn, Gary Hansen and Adam Malitz.
“Borrower Policies” shall have the meaning set forth in Section 6.1.1(f) hereof.
“Breakage Costs” shall have the meaning set forth in Section 2.2.3(f).
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banks in New York, New York are not open for domestic and international business.

“Calculation Period” means the twelve (12) calendar month period ending on the last day of the calendar quarter immediately prior to the applicable Determination Date.
“Capital Expenditure Funds” has the meaning set forth in Section 12.3.1.
“Capital Expenditures” shall mean any amount incurred in respect of capital items which in accordance with GAAP would not be included in Borrower’s annual financial statements for an applicable period as an operating expense of the Property and is not reasonably expected by Borrower to be a regularly recurring operating expense of the Property.
“Capital Expenditures Reserve Account” shall have the meaning set forth in Section 3.1.6(e).
“Captive Insurance Company” shall have the meaning set forth in Section 6.1.9(a).
“Cash” shall mean the legal tender of the United States of America.
“Cash or Cash Equivalents” shall mean any one or a combination of the following: (a) Cash, and (b) U.S. Obligations.
“Cash Management Account” shall have the meaning set forth in Section 3.1.6.
“Cash Management Agreement” shall mean the Cash Management Agreement, dated as of the date hereof, among Lender, Borrower and the Deposit Bank, as the same may be amended, modified, supplemented or replaced from time to time.
“Casualty Amount” shall mean $3,000,000.00.
“Certificate of Division” means a certificate, registration statement or any other document required to be filed with any applicable governmental authority in order to legally effectuate an LLC Division (including, without limitation, a certificate of division as described in Section 18-217 of the Delaware Limited Liability Company Act, as amended from time to time),.
“Closing Date” shall mean the date of this Agreement set forth in the introductory paragraph hereof.
“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall mean all property of Borrower or any other Person in which Lender has or is intended to have a security interest hereunder, under the Mortgage, the Assignment of Leases and the other Loan Documents.
“Collateral Accounts” shall have the meaning set forth in Section 3.1.6.
“Collection Account” shall have the meaning set forth in Section 3.1.1.
“Collection Bank” shall mean JPMorgan Chase, N.A. or any successor Eligible Institution acting as Collection Bank under the Account Agreement or other financial institution reasonably approved by Lender.
“Condominium” shall mean the Rego II Condominium, a condominium regime established in accordance with the Declaration and all applicable Legal Requirements, including, without limitation, the Condominium Act and the requirements of any applicable Governmental Authority.
“Condominium Act” shall mean the Condominium Act of the State of New York, Article 9-B of the Real Property Law of the State of New York (339-d et seq.), and all modifications, supplements and replacements thereof and all regulations with respect thereto, now or hereafter enacted or promulgated.
“Condominium Association” shall mean the condominium association created pursuant to the Declaration.
“Condominium Board” shall mean the board of managers of the Condominium.
“Condominium By-Laws” shall have the meaning set forth in Section 6.2.5(c) hereof.
“Condominium Common Charges” shall mean all common charges, maintenance fees and other assessments imposed pursuant to the Condominium Documents, including, without limitation, water rates and sewer rates.
“Condominium Documents” shall mean the Declaration, the Condominium By-Laws and rules and regulations of the Condominium Association, the Condominium Tax Lot Drawings, and any and all other documentation related to the formation and operation of the Condominium under the Condominium Act, as the same may be amended, supplemented or otherwise modified from time to time.
“Condominium Policies” shall have the meaning set forth in Section 6.1.1(c) hereof.

“Condominium Tax Lot Drawings” refers to the tax lot drawings (tax maps) of the Condominium recorded immediately following the Declaration as CRFN 2013000458266.
“Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Contest Threshold” shall have the meaning set forth in Section 7.3.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise (and Control shall not be deemed absent solely because a non-managing member, partner or shareholder shall have veto rights with respect to major decisions). The terms Controlled, Controlling and Common Control shall have correlative meanings.
“Counterparty” shall mean each counterparty to, or issuer of, any Interest Rate Protection Agreement other than Borrower or an Affiliate of Borrower.
“Counterparty Opinion” shall have the meaning set forth in Section 5.1.25(g).
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if Administrative Agent decides that any such convention is not administratively feasible for Administrative Agent, then Administrative Agent may establish another convention in its reasonable discretion.
“Debt” shall mean, with respect to any Person at any time: (a) indebtedness or liability of such Person for borrowed money whether or not evidenced by bonds, debentures,

notes or other instruments, or indebtedness for the deferred purchase price of property or services; (b) obligations of such Person as lessee under leases which should have been or should be, in accordance with GAAP, recorded as capital leases; (c) current liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (d) obligations otherwise described in this definition of “Debt” issued for, or liabilities incurred on the account of, such Person; (e) obligations or liabilities of such Person arising under letters of credit, credit facilities or other acceptance facilities; (f) obligations of such Person under any guarantees or other agreement to become secondarily liable for any obligation of any other Person, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; (g) obligations of such Person secured by any Lien (excluding Liens for Impositions or Other Charges which are not yet due and payable) on any property of such Person, whether or not the obligations have been assumed by such Person; or (h) obligations of such Person under any interest rate or currency exchange agreement.
“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and interest payments due under the Note (after taking into account any cap or interest payments actually received by Lender and provided by any Interest Rate Protection Agreement entered into by Borrower pursuant to Section 5.1.25).
“Debt Service Reserve Account” shall have the meaning set forth in Section 3.1.6(a).
“Debt Yield” as of a Determination Date means the percentage obtained by dividing (x) Net Operating Income during the applicable Calculation Period by (y) the Principal Amount as of the last day of such Calculation Period (which amount shall be reduced by (1) the amount of Cash and/or Letters of Credit delivered to Lender to be maintained in the Trigger Period Cure Account pursuant to Section 12.6.1 and (2) Cash deposited into the Excess Cash Flow Reserve Account as a result of a Debt Yield Trigger. Debt Yield shall be calculated by Borrower, who will certify such calculation to Lender in writing (accompanied by all statements and background information used for such calculation) for Lender’s review and reasonable approval.
“Debt Yield Trigger Event” shall mean the failure of the Debt Yield to equal or exceed the Trigger Period Threshold for two (2) consecutive fiscal quarters.
“Debt Yield Trigger Cure” shall mean, during a Debt Yield Trigger Period, the Debt Yield being greater than or equal to the Trigger Period Threshold for two (2) consecutive fiscal quarters.
“Debt Yield Trigger Period” shall mean any period during the term of the Loan commencing upon a Debt Yield Trigger Event and ending following a Debt Yield Trigger Cure.

“Declaration” shall mean that certain Declaration (together with all exhibits annexed thereto, including without limitation, the Condominium By-Laws) establishing a Plan for Condominium ownership of the Premises known as 61-01 Junction Boulevard, Rego Park, New York, dated as of March 8, 2013 and recorded as CRFN 2013000458265, as amended by that certain First Amendment to Declaration of Rego II Condominium dated as of October 23, 2020 and recorded as CRFN 202000330821, as the same may be further amended, supplemented or otherwise modified from time to time.
“Default” shall mean the occurrence of any event hereunder or under any of the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall mean, with respect to an acceleration of the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) three percent (3%) above the Applicable Interest Rate.
“Deficiency” shall have the meaning set forth in Section 6.2.4(b)(ii).
“Deposit Bank” shall mean Bank of China, New York Branch or any successor Eligible Institution thereto; provided, however, so long as no Event of Default has occurred and is continuing, Borrower may change the identity of the Deposit Bank during the term of the Loan by providing not less than thirty (30) days’ prior written notice to Lender thereof.
“Determination Date” means the date that is forty-five (45) days following the end of each calendar quarter occurring during the term of the Loan.
“Development Rights Documentation” is defined in Section 8.8.1.
“Development Rights Transfer” is defined in Section 8.8.1.
“Disclosure Documents” shall have the meaning set forth in Section 11.9.1.
“Divided LLC” means any limited liability company that has been formed upon the consummation of an LLC Division.
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least Fifty Million and 00/100 Dollars ($50,000,000.00) and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Institution” shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s or “F-1” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by Fitch and S&P and “A1” by Moody’s). Lender shall constitute an Eligible Institution.
“Environmental Indemnity Agreement” shall mean that certain Second Amended and Restated Environmental Indemnity Agreement dated as of the date hereof given by Borrower and Guarantor, for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Environmental Law” shall mean any federal, state or local statute, regulation or ordinance or any judicial or administrative decree or decision, whether now existing or hereafter enacted, promulgated or issued, with respect to the protection of human health as it relates to Hazardous Material exposure, or the environment, any Hazardous Materials, Microbial Matter, drinking water, stream sediments, vegetation, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, atmosphere, soil, storm water run-off, waste emissions or wells, or the generation, manufacture, storage, handling, transportation, disposal, release, emission or discharge of any Hazardous Materials. Without limiting the generality of the foregoing, the term shall encompass each of the following statutes, and regulations promulgated thereunder, and amendments and successors to such statutes and regulations, as may be enacted and promulgated from time to time: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered Sections of 26 U.S.C.; 33 U.S.C.; 42 U.S.C. and 42 U.S.C. § 9601 et seq.); (b) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.); (c) the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.); (d) the Toxic Substances Control Act (15 U.S.C. § 2061 et seq.); (e) the Clean Water Act (33 U.S.C. § 1251 et seq.); (f) the Clean Air Act (42 U.S.C. § 7401 et seq.); (g) the Safe Drinking Water Act (21 U.S.C. § 349; 42 U.S.C. § 201 and § 300f et seq.); (h) the National Environmental Policy Act of 1969 (42 U.S.C. § 4321); (i) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered Sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); (j) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. § 1101 et seq.); (k)  the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 USCA 6901 et seq.; (l) the Emergency Planning and Community Right-to-Know Act of 1986, 42 USCA 11001 et seq.; (m) the River and Harbor Act of 1899, 33 USCA 401 et seq.; (n) the Endangered Species Act of 1973, 16 USCA 1531 et seq.; and (o) the Occupational Safety and Health Act of 1970, 29 USCA 651 et seq. The term

“Environmental Law” also includes, but is not limited to, any present and future federal, state and local laws, statutes ordinances, rules, regulations and the like, conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of a property; or requiring notification or disclosure of Releases of Hazardous Materials or other environmental conditions of a property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property.
“Equipment” shall have the meaning set forth in the Mortgage.
“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.
“Event of Default” shall have the meaning set forth in Section 13.1(a).
“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 3.1.6(f).
“Excess Development Rights” means any development rights, whether as-of right or available on a “bonus” or other discretionary basis, not necessary for the Property to constitute a legal, conforming use, and for the existing structure thereon to be a complying building and operational for its current use.
“Exchange Act” shall have the meaning set forth in Section 11.9.1.
“Exculpated Parties” shall have the meaning set forth in Section 14.1.1.
“Excusable Delay” shall mean a delay solely due to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower, but Borrower’s lack of funds in and of itself shall not be deemed a cause beyond the control of Borrower.
“Existing Loan” shall have the meaning set forth in the recitals hereof.
“Existing Loan Agreement” shall have the meaning set forth in the recitals hereof.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org or any successor source.
“Final Member” shall have the meaning set forth in Section 5.1.4(ff)(vii).
“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan or the portion of any such twelve (12) month period falling within the term of the Loan in the event that such twelve (12) month period occurs partially before or after, or partially during, the term of the Loan.
“Fitch” shall mean Fitch Ratings, Inc.
“Fixtures” shall have the meaning set forth in the Mortgage.
“Floor” means zero (0.00%) percent.
“Foreign Lender” shall have the meaning set forth in Section 2.6.1(b).
“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in Article X (except for changes concurred to by Independent Accountants); provided that, if Borrower notifies Lender that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application of any such change on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application of any such change, then such provision shall be interpreted on the basis of GAAP as in effect and applied for purposes of this Agreement immediately before such change shall have become effective.
“Government Lists” has the meaning set forth in Section 4.1.40.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever of any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
“Guarantor” shall mean ALX, or any permitted successor thereto.
“Guarantor’s Certificate” shall mean a certificate executed by an authorized signatory of Guarantor that is familiar with the financial condition of Guarantor.
“Guaranty” shall mean, collectively, (a) that certain Second Amended and Restated Guaranty of Recourse Obligations, (b) that certain Amended and Restated Completion Guaranty, and (c) that certain Guaranty of Leasing Costs each dated as of the date hereof from Guarantor in favor of Lender.
“Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law. Without limiting the generality of the foregoing, the term shall mean and include:
(a)    “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, or Title III of the Superfund Amendment and Reauthorization Act, each as amended, and regulations promulgated thereunder; excluding, however, common maintenance and cleaning products regularly found at properties with a standard of operation and maintenance comparable to the Property;
(b)    “hazardous waste” and “regulated substances” as defined in the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder;
(c)    “hazardous materials” as defined in the Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder;
(d)    “chemical substance or mixture” as defined in the Toxic Substances Control Act, as amended, and regulations promulgated thereunder; and
(e)    petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead and radon, and compounds containing them (including gasoline, diesel fuel, oil and lead-based paint), and radioactive materials, flammables and explosives and compounds containing them, excluding, however, products or substances which are generally used in the ordinary course of Premises operations, work projects and similar activities undertaken by or on behalf of Indemnitor or any tenants at the Premises, in each case in such quantities and concentrations as are reasonable for the intended application.
“Impositions” shall mean all taxes (including all ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction, privilege or license or similar taxes), business improvement district charges, governmental assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not commenced or completed within the term of this Agreement), water, sewer or other rents and charges, excises, levies, fees (including license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Property, and/or any Rents (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof may be assessed or imposed on or in respect of or be a Lien upon (a) Borrower (including all income, franchise, single business or other taxes imposed on Borrower for the privilege of doing business in the jurisdiction in which the Property is located), (b) the Property, or any other Collateral delivered or pledged to Lender in connection with the Loan, or any part thereof, or any Rents therefrom or any estate, right, title or interest therein, excluding any taxes paid by Tenants directly to a taxing authority, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Property or the leasing or use of all or any part thereof (other than obligations of Tenants under Leases and any taxes paid by Tenants directly to a taxing authority). Nothing contained in this Agreement shall be construed to require Borrower to pay any tax, assessment, levy or charge earlier than when due, or imposed on (i) any tenant occupying any portion of the Property, (ii) any third party manager of the Property, including the Manager, or (iii) Lender in the nature of a capital levy, estate, inheritance, succession, income or net revenue tax.
“Improvements” shall have the meaning set forth in the Mortgage.
“Indebtedness” shall mean (a) the Principal Amount of the Loan together with all interest accrued and unpaid thereon, the Prepayment Premium, if applicable, and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document and (b) all sums which may become due and payable by Borrower to the Counterparty pursuant to any Lender Interest Rate Protection Agreement, including, without limitation, any sums payable by Borrower to such Counterparty in connection with the termination thereof.
“Indemnified Parties” shall have the meaning set forth in Section 15.12(b).
“Independent” shall mean, when used with respect to any Person, a Person who: (a) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, (b) is not connected with Borrower or any Affiliate of

Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor (other than as a result of such Person providing services to Borrower or any Affiliate) director, supplier, customer or person performing similar functions, and (c) is not a member of the immediate family of a Person described in (a) or (b) above.
“Independent Accountant” shall mean a firm of recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to Lender, it being agreed by Lender that any of the so-called “Big Four” accounting firms (including any successor entities thereto) are each hereby approved by Lender as the Independent Accountant.
“Independent Architect” shall mean an architect, engineer or construction consultant selected by Borrower which is Independent, licensed to practice in the State and has at least five (5) years of architectural, engineering or construction experience and which is reasonably acceptable to Lender.
“Independent Manager” shall mean a natural person who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by a nationally recognized professional service company, and which individual is duly appointed as an Independent Manager and who shall not have been at the time of such individual’s appointment or at any time while serving as an Independent Manager be, and may not have been at any time during the preceding five (5) years:
(a) a stockholder, member, director (other than as an Independent Manager), officer, employee, partner, attorney or counsel of Borrower or any Affiliate of Borrower;
(b) a customer, supplier or other Person who derives any of its revenues from its activities with Borrower or any Affiliate of Borrower (other than as an Independent Manager);
(c) a Person or other entity controlling or under common control with any such stockholder, member, partner, customer, supplier or other Person;
(d) a member of the immediate family of any such stockholder, member, director, officer, employee, partner, customer, supplier or other Person; or
(e) or otherwise affiliated with Borrower or any stockholder, member, director, officer, employee, partner, attorney or counsel of Borrower or any guarantor.
For purposes of this definition of “Independent Manager”, (i) a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the provisions of Section 5.1.4 hereof, (ii) a “nationally recognized professional service company” means CT Corporation, Corporation Service Company, National Registered Lenders, Inc., Wilmington Trust Company, Stewart Management Company or Lord Securities Corporation or, if none of those companies is then providing professional Independent Managers, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower and that provides professional Independent Managers and other corporate services in the ordinary course of its business and (iii) the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise.
“Index” means Term SOFR, subject to Section 2.2.3(a) or (b), and in the event of a Benchmark Transition Event pursuant to Section 2.2.12, shall mean the Benchmark Replacement for a tenor comparable to the applicable Interest Period; provided that in no case shall the Index be less than the Floor.
“Initial ALX Competitors” shall have the meaning set forth in the definition of “ALX Competitor” above.
“Insurance Premiums” shall mean the premiums due under any Policy.
“Insurance Requirements” shall mean, collectively, (a) all material terms of any insurance policy required pursuant to this Agreement and (b) all material regulations and then current standards applicable to or affecting the Property or any part thereof or any use or condition thereof, which may, at any time, be recommended by the Board of Fire Underwriters, if any, having jurisdiction over the Property, or such other body exercising similar functions.
“Insurance Reserve Account” shall have the meaning set forth in Section 3.1.6(c).
“Insurance Reserve Amount” shall have the meaning set forth in Section 12.2.1.
“Interest Period” means the period commencing on the date following a given Payment Date and ending on the date that is one day prior to the numerically corresponding day in the calendar month that is one (1) month thereafter (in each case, subject to the availability thereof); provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last

Business Day of the last calendar month of such Interest Period, and (iii) no Interest Period shall extend beyond the Stated Maturity Date.
“Interest Rate Protection Agreement” shall mean one or more interest rate hedge products (together with the schedules relating thereto) entered into in connection with the Loan and satisfying the requirements of Section 5.1.25 and otherwise in form and substance reasonably satisfactory to Lender, with a confirmation from the Counterparty thereto, between Borrower or an Affiliate of Borrower, as applicable, and a Counterparty with a Minimum Counterparty Rating, and all amendments, restatements, replacements, supplements and modifications thereto. The term “Interest Rate Protection Agreement” shall include any Lender Interest Rate Protection Agreement.
“Kohl’s” shall mean Kohl’s Department Stores, Inc.
“Kohl’s Space” shall mean the portion of the Property that is leased to Kohl’s pursuant to that certain Agreement of Lease between Borrower and Kohl’s dated June 12, 2006, as the same may have been amended or modified from time to time.
“Late Payment Charge” shall have the meaning set forth in Section 2.2.8.
“Lease” shall mean, any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted by Borrower a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
“Lease Modification” shall have the meaning set forth in Section 8.7.1.
“Lease Termination Fee” shall have the meaning set forth in Section 12.5.1.
“Lease Termination Fee Reserve Account” shall have the meaning set forth in Section 12.5.1.
“Lease Termination Funds” shall have the meaning set forth in Section 12.5.1.
“Leasing Reserve Account” shall have the meaning set forth in Section 3.1.6(d).
“Legal Requirements” shall mean all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, and irrespective of the nature of the work to be done, of every Governmental Authority that has jurisdiction over the Borrower, the Guarantor (in connection with the Loan) or the Property including, without limitation, Environmental Laws and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Borrower or to the Property and the Improvements and the Equipment thereon, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Property and the Improvements and the Equipment thereon including, without limitation, building and zoning codes and ordinances and laws relating to handicapped accessibility.
“Lender” shall have the meaning set forth in the introductory paragraph of this Agreement.
“Lender Interest Rate Protection Agreement” shall mean any Interest Rate Protection Agreement entered into by Borrower with Lender or an Affiliate of Lender as Counterparty, and only for so long as such Counterparty remains Lender (or an Affiliate of Lender).
“Lender’s Notice” shall have the meaning set forth in Section 2.2.3(b).
“Lender’s Loss Payable” shall have the meaning set forth in Section 6.1.3.
“Letter of Credit” or “Letters of Credit” shall mean one or more irrevocable, unconditional, transferable, clean sight draft letters of credit, in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement executed by an officer or authorized signatory of Lender and issued by an Approved Bank. If at any time (a) the institution issuing any such Letter of Credit shall cease to be an Approved Bank or (b) the Letter of Credit is due to expire prior to the sixtieth (60th) day after the Maturity Date (without automatic renewal), Lender shall have the right immediately to draw down the same in full and hold the proceeds thereof in accordance with the provisions of this Agreement, unless Borrower shall deliver a replacement Letter of Credit from an Approved Bank within (i) as to (a) above, twenty (20) days after Lender delivers written notice to Borrower that the institution issuing the Letter of Credit has ceased to be an Approved Bank or (ii) as to (b) above, at least twenty (20) days prior to the expiration date of such Letter of Credit. Borrower shall not have or be permitted to have any liability or other obligations under any reimbursement agreement with respect to any Letter of Credit or otherwise in connection with reimbursement to the Approved Bank for draws on such Letter of Credit.
“Liabilities” shall have the meaning set forth in Section 11.9.2(b).
“License(s)” shall have the meaning set forth in Section 4.1.23.
“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting Borrower, the

Property, any portion thereof or any interest of Borrower therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and the filing of mechanic’s, materialmen’s and other similar liens and encumbrances.
“Liquidity Requirement” shall have the meaning given to it in the Guaranty.
“LLC Division” means the division or divisive merger of any limited liability company into multiple entities or multiple series of the same entity pursuant to applicable Law, including pursuant to Section 18-217 of the Delaware Limited Liability Company Act, as amended from time to time.
“Loan” shall mean the loan in the original principal amount of One Hundred Seventy Five Million and 00/100 Dollars ($175,000,000.00)] being made by Lender to Borrower with respect to the Property which is the subject of this Agreement.
“Loan Agreement” shall mean this Agreement.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Assignment of Contracts, the Environmental Indemnity Agreement, the Assignment of Management Agreement, the Guaranty, the Assignment of Interest Rate Protection Agreement, the Account Agreement, the Cash Management Agreement, as well as all other documents now or hereafter executed and/or delivered by Borrower or Guarantor with respect to the Loan.
“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England, or New York, New York, are not open for business.
“Losses” shall have the meaning set forth in Section 14.1.2.
“Major Lease” shall mean the Leases where the premises demised thereunder are 50,000 net rentable square feet of the Property or greater.
“Major Tenant Event Cure” shall mean the earlier of (A) entrance by Borrower into one or more Leases covering one hundred percent (100%) of the Kohl’s Space, which Leases each satisfy the Major Tenant Event Leasing Conditions and (B) the deposit into the Leasing Reserve Account pursuant to clause (vii) of Section 3.1.7 of an aggregate amount equal to the Major Tenant Trigger Cap. For purposes of determining whether one hundred percent (100%) of the Kohl’s Space has been leased, the loading dock area and any area in the Kohl’s Space in which new entrance lobbies, service corridors or similar service areas necessary to subdivide the Kohl’s Space to permit leasing to multiple tenants shall be excluded and need not be subject to any lease for a Major Tenant Event Cure to occur.
“Major Tenant Event Leasing Conditions” mean the satisfaction of the following:
(1)the execution and delivery of Leases for all or part of the Kohl’s Space which Lease(s) either (x) comply with the requirements of Section 8.7 and do not require Lender consent thereunder or (y) have been approved Lender pursuant to Section 8.7;
(2)Lender shall have received a certificate from Borrower (i) stating that all tenant improvements at the Property performed by Borrower have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, (ii) with respect to any tenant improvements performed by Borrower, stating that each Person that has supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement has been paid, or will be paid upon such disbursement, all amounts then owing to such Person, and (iii) enclosing copies of appropriate lien waivers, conditional lien waivers or other evidence of payment reasonably satisfactory to Lender; provided, however, that if Borrower is not performing any tenant improvements, then Borrower shall use commercially reasonable efforts to cause the Tenant to deliver the foregoing to the extent required under such Tenant’s Lease;
(3)delivery to Lender of a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender other than Permitted Encumbrances and other encumbrances permitted hereunder without Lender’s approval;
(4)leasing commissions then due by Borrower in connection with the Lease either have been paid or will be paid upon disbursement of the funds in the Leasing Reserve Account; and
(5)the Tenant under the Lease has accepted the premises demised thereunder, and all conditions to the commencement of rent thereunder have been satisfied other than the expiration of any free rent period.
“Major Tenant Event Trigger Period” means the period commencing on December December 5, 2028 if Borrower fails to enter into one or more Lease(s) for one hundred percent (100%) of the Kohl’s Space prior to December December 5, 2028 and ending upon the occurrence of a Major Tenant Event Cure. For purposes of determining whether one hundred percent (100%) of the Kohl’s Space has been leased, the loading dock area and any area in the Kohl’s Space in which new entrance lobbies, service corridors or similar service areas necessary to subdivide the Kohl’s Space to permit leasing to multiple tenants shall be excluded and need not be subject to any lease to avoid a Major Tenant Event Trigger Period.
“Major Tenant Trigger Cap” means an amount equal to the product of (A) $19,938,750 multiplied by (B) a fraction, the numerator of which is the gross leasable square footage of all Leases entered by Borrower with respect to the Kohl’s Space which Leases satisfy the Major Tenant Event Leasing Conditions on or prior to the occurrence of the Major Tenant Event Trigger Period and the denominator of which is the aggregate gross leasable square footage of the Kohl’s Space. For purposes of determining the fraction in the foregoing clause (B), the loading dock area and any area in the Kohl’s Space in which new entrance lobbies, service corridors or similar service areas necessary to subdivide the Kohl’s Space to permit leasing to multiple tenants shall be excluded from both the numerator and the denominator.
“Management Agreement” shall mean, collectively, (x) that certain Rego Park II Management Agreement, dated as of November 30, 2011, by and between Borrower and Manager, and (y) that certain Rego Park II Real Estate Retention Agreement, dated as of November 30, 2011, by and between Borrower and Manager, as amended by the First Amendment to Rego II Real Estate Retention Agreement, dated as of June 18, 2024, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Management Fees” shall mean an amount equal to the property management fees payable to the Manager pursuant to the terms of the Management Agreement for base management services.
“Manager” shall mean ALX.
“Manager Lease Fees” shall mean the fees for leasing space at the property payable to Manager pursuant to the terms of the Management Agreement.
“Material Action” shall mean, with respect to any Person, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property, or make any assignment for the benefit of creditors of such Person, or admit in writing such Person’s inability to pay its debts generally as they become due, or declare or effectuate a moratorium on the payment of any obligation, or take action in furtherance of any such action.
“Material Adverse Effect” shall mean any event or condition that has a material adverse effect, in each case, taken as a whole on (a) the Property, (b) the use, operation or value of the Property, (c) the business, profits, operations or financial condition of Borrower or Guarantor, (d) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s obligations under the Loan Documents, (e) the enforceability or validity of the Loan Documents or the perfection or priority of the Liens created under the Loan Documents or (f) the rights, interests and remedies of Lender under the Loan Documents.
“Material Alteration” shall mean any Alteration which, when aggregated with (a) all related Alterations (other than decorative work such as painting, wall papering and carpeting and the replacement of fixtures, furnishings and equipment to the extent being of a routine and recurring nature and performed in the ordinary course of business) constituting a single project and (b) all other then-ongoing Alterations commenced after the Closing Date, involves an estimated cost exceeding the Threshold Amount with respect to such Alteration or related Alterations (including the Alteration in question) then being undertaken at the Property.
“Material Business Terms” shall have the meaning set forth in Section 8.7.1.
“Maturity Date” shall mean December 5, 2030 or such earlier date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Microbial Matter” shall mean fungi or bacterial matter which reproduces through the release of spores or the splitting of cells, including, but not limited to, mold, mildew and viruses, whether or not such microbial matter is living.
“Minimum Counterparty Rating” shall mean a long-term unsecured debt rating of not less than “A-” from S&P or “A3” from Moody’s.
“Monetary Default” shall mean a Default (a) in an obligation to pay money hereunder or under any Loan Document or (b) arising pursuant to Section 13.1(a)(vi) or (vii).
“Monthly Capital Expenditures Reserve Amount” shall have the meaning set forth in Section 12.3.1.
“Monthly Insurance Reserve Amount” shall have the meaning set forth in Section 12.2.1.

“Monthly Tax Reserve Amount” shall have the meaning set forth in Section 12.1.1.
“Monthly Tenant Leasing Reserve Amount” shall have the meaning set forth in Section 12.4.1.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage” shall mean that certain first priority Third Amended and Restated Fee and Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of the date hereof, between Borrower and Lender, and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Multi-Asset Person” shall mean a Person in respect of which the net operating income from the Property (or such portion thereof allocable to such Person) represents less than fifty percent (50%) of such Person’s aggregate gross income.
“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Operating Income.
“Net Worth Requirement” shall have the meaning given to it in the Guaranty.
“New Lease” shall have the meaning set forth in Section 8.7.1.
“Non-Disturbance Agreement” shall have the meaning set forth in Section 8.7.9.
“Non-Excluded Taxes” shall have the meaning set forth in Section 2.2.10.
“Note” shall mean that certain Third Amended and Restated Promissory Note, dated the date hereof, between Borrower and Lender in the principal amount of One Hundred Seventy-Five Million and 00/100 Dollars ($175,000,000)., as same may be amended, supplemented, restated, increased, extended and consolidated, substituted or replaced from time to time.
“Obligations” shall have the meaning set forth in the Mortgage.
“OFAC” has the meaning set forth in Section 4.1.40.
“Operating Expenses” shall mean, for any Calculation Period, without duplication, all expenses actually paid or payable by Borrower during such Calculation Period in connection with the operation, management, maintenance, repair and use of the Property, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP. Operating Expenses specifically shall include (a) all operating expenses incurred during such Calculation Period based on quarterly financial statements delivered to Lender in accordance with Section 10.2.1, (b) property management fees in an amount equal to the greater of (i) two percent (2%) of Operating Income and (ii) the actual property management fees, (c) administrative, payroll, security and general expenses for the Property, (d) the cost of utilities, inventories and fixed asset supplies consumed in the operation of the Property, (e) a reasonable reserve for uncollectible accounts (to the extent that the income relating to such accounts has been included in the determination of Operating Income), (f) costs and fees of Independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (g) cost of attendance by employees at training and manpower development programs, (h) association dues, (i) computer processing charges, (j) operational equipment and other lease payments as permitted herein or reasonably approved by Lender and (k) taxes and other Impositions, other than income taxes or other Impositions in the nature of income taxes and insurance premiums. Notwithstanding the foregoing, Operating Expenses shall not include (a) depreciation or amortization, (b) income taxes or other Impositions in the nature of income taxes, (c) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of the Property or in connection with the recovery of Proceeds which are applied to prepay the Note, (d) any expenses which in accordance with GAAP should be capitalized, (e) Debt Service, (f) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but which is paid directly by any Tenant, (g) deposits required to be made to the Reserve Accounts, (h) leasing commissions, including all Manager Lease Fees, and (i) tenant improvements and allowances and other reletting costs.
“Operating Income” shall mean, for any Calculation Period, all revenues of Borrower during such Calculation Period from the use, ownership or operation of the Property as follows:
(a)    all amounts payable to Borrower by any Person as Rent and other amounts under Leases, license agreements, occupancy agreements, concession agreements or other agreements relating to the Property (provided that Rents shall not be straight-lined as may be required under GAAP) for the prospective 3-month period, annualized (taking into account on a pro forma basis Rent increases becoming effective within the ensuing 12-month period);
(b)    business interruption or rent insurance proceeds allocable to the applicable Calculation Period;
(c)    payments received for utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees and other pass-through reimbursements paid by Tenants under the Leases of any nature; and
(d)    all other amounts which in accordance with GAAP are included in Borrower’s annual financial statements as operating income attributable to the Property.
Notwithstanding the foregoing, Operating Income shall not include (i) any Proceeds (other than business interruption or rent insurance proceeds and only to the extent allocable to the applicable Calculation Period), (ii) any proceeds resulting from the Transfer of all or any portion of the Property, (iii) any Rent attributable to a Lease prior to the date on which either (A) the actual payment of rent is required to commence thereunder or (B) less than six (6) months of free rent remains, provided, however, that if a Lease meets the requirements set forth in either clause (A) or (B) at any time during the applicable Calculation Period, the Rents attributable to such Lease shall be included in the calculation of Operating Income for such Calculation Period, (iv)  any Leases that are (v) that are in default in the payment of base rent beyond any applicable notice and cure periods, (w) that are with month-to-month tenants or tenants that otherwise have a remaining term of less than three (3) months (whether by expiration of its then-current term, termination by Borrower or tenant or otherwise), (x) that are with Tenants that are in bankruptcy and have not affirmed their Lease, (y) where the Tenant is currently in litigation against Borrower, or (z) where a Tenant is “holding over” past the expiration date set forth in such Lease; (v) any item of income otherwise included in Operating Income but paid directly by any Tenant to a Person other than Borrower as an offset or deduction against Rent payable by such Tenant, provided such item of income is for payment of an item of expense (such as payments for utilities paid directly to a utility company) and such expense is otherwise excluded from the definition of Operating Expenses pursuant to clause (f) of the definition thereof, (vi) security deposits received from Tenants until forfeited or applied, (vii) any termination fees paid under any Lease in connection with the termination thereof (except to the extent applied on a pro-rata basis over the non-terminable portion of the Lease term prior to such termination) and (viii) interest income. Operating Income shall be calculated on the accrual basis of accounting and, except to the extent otherwise provided in this definition, in accordance with GAAP.
“Opinion of Counsel” shall mean an opinion of counsel of a law firm selected by Borrower and reasonably acceptable to Lender.
“Original Loan” shall have the meaning set forth in the recitals hereof.
“Original Loan Agreement” shall have the meaning set forth in the recitals hereof.
“Other Charges” shall mean maintenance charges, impositions other than Impositions, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof by any Governmental Authority, other than those required to be paid by a Tenant pursuant to its respective Lease.
“Otherwise Rated Insurer” shall have the meaning set forth in Section 6.1.2(a).
“Participant Register” shall have the meaning set forth in Section 11.2.2.
“Patriot Act” shall have the meaning set forth in the definition of Prescribed Laws.
“Patriot Act Offense” has the meaning set forth in Section 4.1.40.
“Payment Date” shall be the thirtieth (30th) calendar day of each calendar month and if such day is not a Business Day or such day does not exist in such month, then the Business Day immediately succeeding such day, commencing on December 30, 2025 and continuing to and including the Maturity Date.
“Payment Date” shall also include such earlier date, if any, on which the unpaid Principal Amount is paid in full.
“Permitted Debt” shall mean, collectively, (a) the Note and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by this Agreement, the Mortgage and the other Loan Documents, (b) trade payables incurred in the ordinary course of Borrower’s business, not secured by Liens on the Property (other than statutory liens under the UCC and liens being properly contested in accordance with the provisions of this Agreement or the Mortgage or Liens for amounts not yet due and payable), not to exceed $10,000,000.00 outstanding at any one time (but such calculation shall not include any amounts for which there are deposits held in the Reserve Accounts), payable by or on behalf of Borrower for or in respect of the operation of the Property in the ordinary course of operating Borrower’s business, provided that (but subject to the remaining terms of this definition) each such amount shall be paid within sixty (60) days following the date on which each such amount is incurred, except for accounting fees, which may be paid on an annual basis, and (c) amounts due under any equipment leases, provided that, at all times during the term of the Loan, the aggregate amount outstanding under the equipment leases shall not exceed $500,000. Nothing contained herein shall be deemed to require Borrower to pay any amount, so long as Borrower is in good faith, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (i) no Event of Default shall exist and be continuing hereunder, (ii) adequate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP, (iii) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount and such contest is maintained and prosecuted continuously and with diligence and (iv) the amount being contested shall not exceed $1,500,000. Notwithstanding anything set forth herein, in no event shall Borrower be permitted under this provision to enter into a note (other than the Note and the other Loan Documents) or other instrument for borrowed money.
“Permitted Encumbrances” shall mean, collectively, (a) any Lien and security interest created or permitted by the Loan Documents, (b) any Lien, encumbrances and other matters disclosed in the Title Policy (including without limitation, the Declaration and Condominium Tax Lot Drawings), (c) any Lien, if any, for Impositions, or for Other Charges, in either case which are not yet due or delinquent or are the subject of a permitted contest pursuant to Section 7.3, (d) statutory liens for labor or materials filed against the Property that are the subject of a permitted contest pursuant to Section 7.3, (e) any Lien arising after the date hereof in connection with the actions permitted to be taken by Borrower in accordance with the provisions of Section 7.3, (f) any Lien filed against equipment leased pursuant to equipment leases permitted hereunder, and (g) the Leases.
“Permitted Investments” shall mean any one or more of the following obligations or securities with maturities of not more than three hundred sixty-five (365) days acquired at a purchase price of not greater than par, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:
(a)    obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificate of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause (a) must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iii) such investments must not be subject to liquidation prior to their maturity;
(b)    Federal Housing Administration debentures;
(c)    obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit

System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Student Loan Marketing Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause (c) must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iii) such investments must not be subject to liquidation prior to their maturity;
(d)    federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than three hundred sixty-five (365) days of any bank, the short-term obligations of which at all times are rated in the highest short-term rating category by two (2) of the Rating Agencies (or, if not rated by all Rating Agencies, rated by at least one (1) Rating Agency in the highest short-term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities); provided, however, that the investments described in this clause (d) must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iii) such investments must not be subject to liquidation prior to their maturity;
(e)    fully Federal Deposit Insurance Corporation insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short-term obligations of which at all times are rated in the highest short-term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one (1) Rating Agency in the highest short-term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities); provided, however, that the investments described in this clause (e) must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iii) such investments must not be subject to liquidation prior to their maturity;

(f)    debt obligations with maturities of not more than three hundred sixty-five (365) days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one (1) Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investments would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities) in its highest long-term unsecured debt rating category; provided, however, that the investments described in this clause (f) must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iii) such investments must not be subject to liquidation prior to their maturity;
(g)    commercial paper (including both non-interest bearing discount obligations and interest bearing obligations payable on demand or on a specified date not more than one (1) year after the date of issuance thereof) with maturities of not more than three hundred sixty-five (365) days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one (1) Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause (g) must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iii) such investments must not be subject to liquidation prior to their maturity;
(h)    units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one (1) Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities) for money market funds;
(i)    deposits in Bank of China certificate of deposit or money market accounts; and
(i)    any other security, obligation or investment which has been approved as a Permitted Investment in writing by Lender.

“Permitted Transfers” means any of the following (each, an “ALX Transfer” and, collectively, “ALX Transfers”):
(a)    any pledge of direct or indirect equity interests in and/or right to distributions by ALX or any Multi-Asset Person to secure a loan to any such Persons that is secured by all or a substantial portion of any of such Person’s assets;
(b)    the Transfer or issuance of any securities or any direct or indirect interests in (i) any direct or indirect owner of Borrower, in either case, whose securities are publicly traded on a national exchange (including ALX) (regardless of whether such Transfer or issuance is of publicly traded securities or interests), (ii) any Person who directly or indirectly holds such publicly traded securities or interests or (iii) any Multi-Asset Person; provided, that after such Transfer, ALX shall continue to Control Borrower; or
(c)    the merger or consolidation of ALX with or into any other Person or sale of all or substantially all of the assets of ALX;
provided, however, (i) in the case of any ALX Transfer made pursuant to clause (c) above only, Borrower shall provide Lender with notice of such ALX Transfer within five (5) Business Days after the effective date thereof and (ii) if any ALX Transfer or series of ALX Transfers (other than the sale of publicly traded securities in ALX) shall result in a change of Control of ALX, then Lender’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) shall be required in connection with such ALX Transfer unless after giving effect to such ALX Transfer, ALX (or the successor entity thereto) shall be a Person that has and provides substantially at least the same experience and expertise as ALX prior to such Transfer, merger or consolidation in conducting business of the nature currently conducted by ALX in respect of the Property’s type.
“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Physical Condition Report” shall mean that certain Property Condition Report dated as of October 28, 2025, prepared by EBI Consulting as EBI Project No. 250052946PR.
“Plan” shall have the meaning set forth in Section 4.1.10(a).
“Plan of Division” means a plan of division adopted by a limited liability company, as required by any applicable Governmental Authority in order to legally effectuate an

LLC Division, including, without limitation, a plan of division, as described in Section 18-217 of the Delaware Limited Liability Company Act, as amended from time to time.
“Policy” or “Policies” shall have the meaning set forth in Section 6.1.1(f) hereof.
“Prepayment Date” shall have the meaning set forth in Section 2.3.1(c).
“Prepayment Premium” shall mean in respect of any prepayment of the Loan (other than any prepayment of the Loan in accordance with Section 2.2.3(h), Section 2.2.9 or Section 6.2, which shall not give rise to any Prepayment Premium or penalty) during the Prepayment Premium Period, an amount equal to the product of (i) the Applicable Margin, times (ii) the Principal Amount so prepaid, times (iii) a fraction, the numerator of which is the number of days from the date of such prepayment through the Prepayment Premium Period End Date and the denominator of which is 360.
“Prepayment Premium Period” shall mean the period commencing on the Closing Date and ending on the Prepayment Premium Period End Date.
“Prepayment Premium Period End Date” shall mean the date that is the first (1st) anniversary of the Closing Date.
“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act) (the “Patriot Act”), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et seq., and (d) all other Legal Requirements relating to money laundering or terrorism.
“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.
“Principal Amount” shall mean the outstanding principal amount of the Loan.
“Proceeds” shall have the meaning set forth in Section 6.2.2.
“Provided Information” shall have the meaning set forth in Section 11.6.1.

“Property” shall have the meaning set forth in the Mortgage.
“Qualified Appraiser” means an independent, nationally recognized, M.A.I. certified appraiser reasonably selected by Lender.
“Qualified Manager” shall mean (a) ALX, VRLP or any Affiliate of ALX or VRLP, (b) a reputable and experienced management company which manages at least 5,000,000 square feet of gross leasable area exclusive of the Property and which management company shall have at least five (5) years of experience managing properties similar in class and size to the Property which are located in New York City and/or other similar metropolitan areas, or (c) any Person with respect to which Borrower shall have obtained the prior written consent of Lender, which consent shall not be unreasonably withheld.
“Rating Agencies” shall mean (a) prior to a Securitization, each of S&P, Moody’s and Fitch and any other nationally recognized statistical rating agency which has been approved by Lender and are reasonably anticipated by Lender to rate the Securities in the Securitization, and (b) after a Securitization has occurred, each such Rating Agency which has rated the Securities in the Securitization.
“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion; provided that in the event that a Securitization has occurred, but a Rating Agency, within the period of time provided in the Securitization’s pooling and servicing agreement (or similar agreement), has not responded to the request for a Rating Agency Confirmation or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for a Rating Agency Confirmation, then the approval of Lender shall be required in lieu of such Rating Agency Confirmation, which such approval shall be based on Lender’s good faith determination of whether such Rating Agency would issue a Rating Agency Confirmation (unless Lender has an independent approval right in respect of the matter at issue pursuant to the terms of this Agreement, in which case the discretion afforded to Lender in connection with such independent approval right shall apply instead).
“REA” shall mean, collectively, as the same may be amended, restated, supplemented or otherwise modified from time to time, those certain Agreements more specifically described on Schedule 1.1(b) attached hereto and made a part hereof.
“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is Term SOFR, then two (2) U.S. Government Securities Business Days prior to (i) if the date of such setting is a U.S. Government Securities Business Day, such date or (ii) if the date of such setting is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such date and (b) if such Benchmark is not Term SOFR, then the time determined by the Administrative Agent in accordance with the Conforming Changes.
“Register” shall have the meaning set forth in Section 11.1.2.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Relevant Portions” shall have the meaning set forth in Section 11.9.2(a).
“Rent Roll” shall have the meaning set forth in Section 4.1.27(a).
“Rents” shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager (as agent of Borrower) or any of their agents or employees from any and all sources arising from or attributable to the Property, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and/or occupancy of the Property or rendering of services by Borrower, Manager (as agent of Borrower) or any of their agents or employees in connection with the Property and Proceeds, if any, from business interruption or other loss of income insurance required to be paid pursuant to a Lease.
“Replacement Lease” shall have the meaning set forth in Section 12.5.2.
“Reserve Accounts” shall mean, collectively, the Tax Reserve Account, the Insurance Reserve Account, the Debt Service Reserve Account, the Leasing Reserve Account, the Lease Termination Fee Reserve Account, the Capital Expenditures Reserve Account, the Excess Cash Flow Reserve Account and any other escrow fund established by the Loan Documents.
“Retail Unit” shall be the Condominium unit comprising a part of the Condominium and further described on Exhibit E attached hereto, together with the undivided interests in the common elements appurtenant to such unit as provided pursuant to the Declaration.

“Retainage Release Threshold” shall have the meaning set forth in Section 6.2.5(a).
“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies.
“Securities” shall have the meaning set forth in Section 11.6.
“Securities Act” shall have the meaning set forth in Section 11.9.1.
“Securitization” shall have the meaning set forth in Section 11.6.
“Single Purpose Entity” shall mean an entity meeting all of the requirements of Section 5.1.4 of this Agreement (but in the case of an entity other than Borrower, substituting the name of such entity for the term “Borrower” throughout Section 5.1.4 and otherwise revising such Section 5.1.4 to reflect the purpose and business of such entity, for purposes of determining whether such entity meets such requirements).
“SOFR” with respect to any day means the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.
“Special Member” shall mean a Springing Member in a given Delaware limited liability company who has become a member in such limited liability company to the extent so provided in such limited liability company’s operating agreement.
“Specified Litigation” shall mean ALX C21 LLC and REGO II BORROWER LLC v. WF BLUE LLC, GINDI C21 IP LLC, and RAYMOND GINDI, filed in NY County Supreme Court as Index No. 653993/2023, and any related litigation.
“Springing Member” shall mean a Person who has signed the limited liability company agreement of a given Delaware limited liability company, which agreement provides that, upon the withdrawal, dissolution or disassociation of the last remaining member of such limited liability company, such Person shall become a member of such limited liability company having no economic interest therein.
“Standard Form of Lease” shall have the meaning set forth in Section 8.7.2(a).
“State” shall mean the State of New York.

“Strike Price” shall mean four and one-half percent (4.5%).
“Sub-Account(s)” shall have the meaning set forth in Section 3.1.6.
“Sub-Retention Agreement” shall mean that certain Rego II Real Estate Sub-Retention Agreement between Manager and VRLP dated as of November 30, 2011, as amended by that certain First Amendment to Rego II Sub-Retention Agreement between Manager and VRLP dated as of December 22, 2014 and that certain Second Amendment to Rego II Sub-Retention Agreement between Manager and VRLP dated as of June 18, 2024.
“Survey” shall mean a survey of the Property prepared by Garden State Engineering, Surveying & Planning of New York, P.C., or a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Policy, and containing either a certification of such surveyor or a certification of visual update from such surveyor, in either case reasonably satisfactory to Lender.
“Taking” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
“Tax Reserve Account” shall have the meaning set forth in Section 3.1.6(b).
“Tax Reserve Amount” shall have the meaning set forth in Section 12.1.1.
“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property other than the Manager and its employees, agents and assigns.
“Tenant Leasing Funds” shall have the meaning set forth in Section 12.4.1.
“Term SOFR” means, for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).
“Term SOFR Loan” means the a Loan where the Index is Term SOFR.
“Term SOFR Reference Rate” means the forward looking term-rate based on SOFR.
“Termination Space” shall have the meaning set forth in Section 12.5.1.
“Terrorism Policy” shall have the meaning set forth in Section 6.1.1(b)(iv).
“Terrorism Premium Limit” shall mean, for each calendar year, an annual Insurance Premium that is equal to $0.05 per $100 of the “total insured value” of the Property, (where “total insured value” shall mean the 100% replacement cost of the Improvements and the personal property on the Property and the required business income value).
“Threshold Amount” shall mean an amount equal to Five Million and No/100 Dollars ($5,000,000.00).
“Title Company” shall mean Chicago Title Insurance Company.
“Title Policy” shall mean an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued by the Title Company on the date hereof with respect to the Property and insuring the lien of the Mortgage.
“Total Loss” shall mean (a) a casualty, damage or destruction of the Property which, in the reasonable judgment of Lender, (i) involves a loss of more than forty percent (40%) of the total floor area of the Improvements at the Property, or (ii) results in the cancellation of leases comprising more than forty percent (40%) of the rentable area of the Property, and in either case with respect to which Borrower is not required under the Leases to apply Proceeds to the restoration of the Property; or (b) a permanent Taking which, in the reasonable judgment of Lender, (i) involves an actual or constructive loss of more than forty percent (40%) of the land constituting the Property, or (ii) renders untenantable more than forty percent (40%) of the rentable area of the Property; or (c) a casualty, damage, destruction or Taking that affects so much of the Property such that it would be impracticable, in Lender’s reasonable discretion, even after restoration, to operate the Property as an economically viable whole.
“Transfer” shall mean to, directly or indirectly, sell, assign, convey, mortgage, transfer, pledge, hypothecate, encumber, grant a security interest in, exchange or otherwise dispose of any beneficial interest or grant any option or warrant with respect to, or where used as a noun, a direct or indirect sale, assignment, conveyance, transfer, pledge or other disposition of any beneficial interest by any means whatsoever whether voluntary, involuntary, by operation of law or otherwise.
“TRIPRA” shall mean Terrorism Risk Insurance Program Reauthorization Act of 2015 or another similar federal statute which provides that the federal government reinsures not less than 50% of any claims made under an insurance policy insuring against acts of terrorism (or such lower percentage of claims acceptable to Lender in its reasonable discretion).
“Trigger Period” means:
(1)a Debt Yield Trigger Period is continuing;
(2)the Major Tenant Event Trigger Period has occurred and is continuing; or
(3)any period during the continuance of an Event of Default;
provided that Trigger Period caused by one of the above conditions shall not be deemed to have been cured until there is no other ongoing condition that would cause a Trigger Period to continue.
“Trigger Period Cure Account” has the meaning set forth in Section 12.6.1.
“Trigger Period Threshold” means 9.0%.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.
“Underwriter Group” shall have the meaning set forth in Section 11.9.2(b).
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Obligations” shall mean obligations or securities not subject to prepayment, call or early redemption which are direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.6.1(b)(iii).
“VRLP” shall mean Vornado Realty L.P., a Delaware limited partnership.
“Work” shall have the meaning set forth in Section 6.2.4(a).
Section 1.2Principles of Construction. All references to Sections and schedules are to Sections and schedules in or to this Agreement unless otherwise specified. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto unless otherwise specified. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the definitions given them in this Agreement when used in any other Loan Document or in any certificate or other document made or delivered pursuant thereto. All uses of the word “including” shall mean including, without limitation unless the context shall indicate otherwise. Unless otherwise specified, the words hereof, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. Any reference in this Agreement or in any other Loan Document to any Loan Document shall be deemed to include references to such documents as the same may hereafter be amended, modified, supplemented, extended, consolidated, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). Notwithstanding the amendment and restatement of the Existing Loan Agreement, Borrower and Lender intend that any consents and approvals granted by the Lender prior to the date of this Agreement pursuant to or in connection with the Existing Loan Agreement with respect to Leases, Alterations or other matters which have not yet been implemented or fully implemented by Borrower shall continue to be effective consents and approvals for purposes of this Agreement, including, without limitation, those matters set forth on Schedule 1.2.
ARTICLE II

GENERAL TERMS
Section 2.1Loan.
2.1.1The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
2.1.2Single Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage, the Assignment of Leases, this Agreement and the other Loan Documents.
2.1.4Use of Proceeds. Borrower shall use the proceeds of the Loan to repay and discharge the Original Loan.
2.1.5Loan Term. The term of the Loan shall commence on the Closing Date and shall end on the Maturity Date.
Section 2.2Interest.
2.2.1Applicable Interest Rate. The Principal Amount shall bear interest, as provided below, at the Applicable Interest Rate from time to time in effect.
2.2.2Interest Calculation. Interest shall be computed on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from the date on which the immediately preceding payment was due. All interest hereunder shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable ABR or Term SOFR, shall be determined by the Lender, and such determination shall be conclusive absent manifest error. In connection with the use or administration of Term SOFR, Lender will have the right to make Conforming Changes from time to time, and notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Lender will promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
2.2.3Determination of Applicable Interest Rate. (a) Subject to Section 2.2.12, if Lender determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Period, Lender will promptly so notify Borrower. Upon notice thereof by Lender to Borrower, any obligation of Lender to make or continue SOFR Loans shall be suspended (to the extent of the affected SOFR Loans and, in the case of a Term SOFR Loan, the affected Interest Periods) until Lender revokes such notice. Upon receipt of such notice, the Index shall convert to ABR at the end of the Interest Period. Upon any such conversion, Borrower shall also pay any additional amounts required pursuant to Section 2.2.3(f).
(a)If Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by Lender to Borrower, any obligation of Lender to make or continue SOFR Loans shall be suspended. Upon receipt of such notice, the Benchmark shall convert to ABR immediately (or, if the Benchmark is Term SOFR, at the end of the applicable Interest Period, if Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if Lender may not lawfully continue to maintain such SOFR Loans) until it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, Borrower shall also pay any additional amounts required pursuant to Section 2.2.3(f).
(b)Each determination of the applicable Index shall be made by Lender, and shall be conclusive and binding upon Borrower and Lender absent manifest error.
(c) In the event of any conversion of the Index pursuant to either subsection (a) or (b) above, Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any reasonable third-party out-of-pocket costs incurred by Lender in making any conversion under such subsection in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by Lender in order to make or maintain the Term SOFR Loan hereunder, provided, however, that, in order for any such notice to be effective to impose on Borrower the obligation to pay any such amount, such notice must be delivered by Lender within thirty (30) days after Lender should reasonably have been aware of the event giving rise to its entitlement to compensation. Lender’s notice of such costs, as certified to Borrower, shall be set forth in reasonable detail and Lender’s calculation shall be conclusive absent manifest error. Lender acknowledges and agrees that, as of the date hereof, no condition exists that would permit the cancellation of Lender’s obligation to make a Term SOFR Loan under subsection (b). Notwithstanding the foregoing or anything to the contrary contained herein, Lender shall not be permitted to determine that an event described in subsections (a) or (b) has occurred unless, in either case, Lender is making a similar determination or designation with respect to other borrowers of Lender that are similarly situated to Borrower after consideration of such factors as Lender then reasonably determines to be relevant.
(d)In the event that any change subsequent to the date hereof in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:
(i)shall hereafter have the effect of reducing the rate of return on Lender’s capital (other than as a result of an increase in taxes) as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s consistently applied policies with respect to capital adequacy) by any amount reasonably deemed by Lender to be material;
(ii)shall hereafter impose, modify, increase or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the rate hereunder (other than as a result of an increase in taxes); or
(iii)shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender reasonably deems to be material as determined by Lender; provided, however, that Borrower shall not be required under this Section 2.2.3 to pay Lender additional amounts for additional costs or reduced amounts receivable that are attributable to an increase in taxes imposed on Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3, Borrower shall not be required to pay same unless they are the result of requirements imposed generally on lenders similar to Lender and not the result of some specific reserve or similar requirement imposed on Lender as a result of Lender’s special circumstances. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3, Lender shall provide Borrower with not less than thirty (30) days’ written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence, executed by an authorized signatory of Lender and submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents. Notwithstanding the foregoing, if reasonably feasible, Lender shall, as promptly as practicable, designate a different branch or lending office for the Loan if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable opinion of Lender, be materially disadvantageous to Lender.
(e)In the event of (a) the payment of any principal other than on a Payment Date (including as a result of an Event of Default) or, in the case of a Term SOFR Loan, the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the assignment of a Lender’s interest in the Loan other than on a Payment Date if the Loan is a Term SOFR Loan, or, in the case of a Term SOFR Loan, the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.2.11(b), or (c) in the event of any prepayment where Borrower fails to comply with the notice requirements under Section 2.3.1(c), then, in any such event, Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds (“Breakage Costs”). A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. The parties hereto acknowledge and agree that the damages that Lender would suffer as a result of the Loan being prepaid are difficult or impossible to ascertain and, therefore, agree that the aforesaid losses, costs or expenses are a reasonable approximation of such damages and do not constitute a penalty.
(f)The provisions of this Section 2.2.3 shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other

Loan Documents; provided, however, that if the additional costs set forth in this Section 2.2.3 are not claimed until after the payment or other satisfaction in full of the Indebtedness, the Lien of the Mortgage shall be released.
(g)Notwithstanding anything to the contrary contained herein, if the Loan has been converted to a Substitute Rate Loan pursuant to Section 2.2.3(b), or Section 2.2.3(d), or if pursuant to Section 2.2.3(e), increased costs are payable by Borrower, Borrower may, at its option and upon fifteen (15) days’ prior notice to Lender (or such shorter period of time as may be permitted by Lender in its sole discretion but subject to the timing requirements set forth in Section 2.3.1(c)), prepay the Indebtedness in whole, but not in part, without the payment of any Prepayment Premium or other penalty but with payment of any applicable Breakage Costs.
2.2.4Payments before Maturity. Borrower shall pay to Lender on each Payment Date, an amount equal to interest only computed at the Applicable Interest Rate on the Principal Amount for the applicable Interest Period. Further, Borrower shall pay to Lender all amounts required, if any, in respect of Reserve Accounts as set forth in Article XII hereof, if any.
2.2.5Payments Generally. For purposes of making payments hereunder, if the day on which such payment is due (other than the Maturity Date) is not a Business Day, then amounts due on such date shall be due on the immediately succeeding Business Day. The monthly Payment Date shall not be changed to a different calendar day unless expressly agreed to by Lender and Borrower. On the Maturity Date, interest on the Principal Amount shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense (other than prior payment) or any other deduction whatsoever.
2.2.6Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Principal Amount, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents, including, without limitation, all interest that would accrue on the Principal Amount through and including the day immediately preceding the Maturity Date.
2.2.7Payments after Default. Upon the occurrence and during the continuance of an Event of Default, interest on the Principal Amount and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan, shall accrue at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein, if any. Any and all payments and other sums received by Lender hereunder during the continuance of an Event of Default may be applied to the Indebtedness in such order and priority as Lender shall determine in its sole discretion, including without limitation, alternating applications thereof between interest and principal. Interest at the Default Rate shall be computed and due pursuant to this Section 2.2.7 until the actual receipt and collection of the Indebtedness (or that portion thereof that is then due). To the extent permitted by applicable law, and to the extent not paid, interest at the Default Rate shall be added to the Indebtedness, shall itself accrue interest at the same rate as the Loan and shall be secured by the Mortgage. This Section 2.2.7 shall not be construed as an agreement or privilege to extend the date of the payment of the Indebtedness, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.

2.2.8Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (other than the Principal Amount due and payable on the Maturity Date or upon an acceleration of the Loan) is not paid by Borrower within ten (10) days following the date on which it is due, Borrower shall pay to Lender, upon demand, an amount equal to the lesser of three percent (3%) of such unpaid sum or the Maximum Legal Rate (the “Late Payment Charge”) in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.
2.2.9Usury Savings. This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Principal Amount at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due under the Note at a rate in excess of the Maximum Legal Rate, then the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal, without incurring any prepayment or Prepayment Premium or penalty, or any Breakage Costs, and not on account of the interest due under the Note. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
2.2.10Gross-Up for Taxes. All payments made by Borrower under this Agreement and the Note shall be made free and clear of, and without deduction or withholding for or on account of, any United States future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, hereafter imposed, levied, collected, withheld or assessed by any United States Governmental Authority, excluding (i) income taxes, branch profits tax and franchise or other taxes (imposed in lieu of income taxes) imposed on Lender as a result of a present or former connection between Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or its Note), (ii) taxes attributable to Lender’s failure to comply with Section 2.6 and (iii) any withholding taxes imposed under FATCA. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to Lender hereunder or under its Note, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable with respect to the Loan at the rates or in the amounts specified in this Agreement and its Note; provided, however, notwithstanding anything to the contrary contained in this Agreement, that Borrower shall not be required to increase any such amounts payable to Lender (a) if Lender fails to comply with the requirements of Section 2.2.3 or (b) to the extent any increase in such amounts required to be withheld is not a result of a change in Law or treaty or (c) to the extent such claim is made for an amount more than thirty (30) days after Lender (or any assignee or participant of Lender) should reasonably have been aware of the event giving rise to such claim. With respect to (i) any participant or assignee of Lender under Section 2.2.3 and Section 2.2.11, “change in Law or treaty” shall be compared to the Law at the time such participant or assignee acquired an interest in the Loan, and not based on the Law as of the date hereof and (ii) any other participant or assignee of Lender under Article XI, “change in Law or treaty” shall be compared to the Law as of the date hereof. Whenever any Non-Excluded Taxes are payable by Borrower (for which Borrower is obligated to pay additional amounts), as promptly as possible after payment thereof Borrower shall send to Lender a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any such Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to Lender the required receipts or other required documentary evidence, Borrower shall indemnify Lender for any incremental taxes, interest or penalties that may become payable by Lender as a result of any such failure.
2.2.11Designation of a Different Lending Office. (a) If any Lender requires the Borrower to pay any Non-Excluded Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.2.10, then such Lender shall use commercially reasonable efforts to (at the request of the Borrower) if reasonably feasible and as promptly as reasonably practicable, designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.2.10 in the future, and (ii) would not, in the reasonable opinion of Lender, be materially disadvantageous to Lender.
(a)Replacement of Lender. If the Borrower is required to pay any Non-Excluded Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.2.10 and such Lender has declined or is unable to designate a different lending office in accordance with clause (a) of this Section 2.2.11, then Borrower shall be permitted to replace such Lender, provided that (i) such replacement does not conflict with any Legal Requirements, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, such Lender’s proportional interest and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to BOC, (v) the Borrower shall pay all increased costs (if any) required pursuant to Section 2.2.10 in respect of any period prior to the date on which such replacement shall be consummated and for which Borrower received timely notice hereof in accordance with said provisions, (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, BOC or any other Lender shall have against the replaced Lender, and (vii) in no event shall Borrower be permitted to replace BOC. Notwithstanding the foregoing, in the event Borrower is permitted to replace Lender pursuant to the terms of this Section 2.2.11, BOC shall have the first opportunity to acquire the interests of the Lender being replaced. If BOC does not agree to acquire the interests of the Lender being replaced within ten (10) Business Days of written notice from Borrower, Borrower may find an alternate replacement financial institution subject to the terms and conditions of this Section 2.2.11.
2.2.12Benchmark Replacement Setting.
(a)Benchmark Replacement.

(i)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event occurs, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document effective as of the first day, after such Benchmark Replacement Date, on which a setting of the then-current Benchmark would otherwise occur, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date of the statement or publication described in such clause without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii)Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Loan Agreement or any other Loan Document.
Section 2.3
(a)Conforming Changes. In connection with the implementation of a Benchmark Replacement, Lender will have the right to make Conforming Changes from time to time, and notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Loan Agreement or any other Loan Document.
(b)Notices; Standards for Decisions and Determinations. Lender will promptly notify Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes. Any determination, decision or election that may be made by Lender pursuant to this Section 2.2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.2.12.

(c)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Lender in its reasonable discretion or (B) the regulatory supervisor for the administrator of such

Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Lender may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Lender may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

2.3.1Disclaimer and Exculpation With Respect to any Rate. Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to ABR, Term SOFR Reference Rate, Term SOFR, Index, or any Benchmark or with respect to any alternative, successor or replacement rate thereof (including any Benchmark Replacement), or any calculation, component definition thereof or rate referenced in the definition thereof, including, without limitation, (i) any such alternative, successor or replacement rate (including any Benchmark Replacement) implemented pursuant to this Agreement, whether upon the occurrence of a Benchmark Transition Event, and (ii) the effect, implementation or composition of any Conforming Changes pursuant to Section 2.9, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, ABR, Term SOFR Reference Rate, Term SOFR, Index, or any Benchmark or have the same volume or liquidity as did ABR, Term SOFR Reference Rate, Term SOFR, Index, or any Benchmark prior to its discontinuance or unavailability. In addition, the discontinuation of ABR, Term SOFR Reference Rate, Term SOFR, Index, or any Benchmark and any alternative, successor or replacement reference rate may result in a mismatch between the reference rate referenced in this Agreement and Borrower’s other financial instruments, including potentially those that are intended as hedges. Lender and its Affiliates and/or other related entities may engage in transactions that affect the calculation of ABR, Term SOFR Reference Rate, Term SOFR, Index, any Benchmark or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, with all determinations of such ABR, Term SOFR Reference Rate, Term SOFR, Index, any Benchmark or such alternative, successor or replacement rate by Lender to be conclusive, absent manifest error. Lender may select information sources or services in its reasonable discretion to ascertain ABR, Term SOFR Reference Rate, Term SOFR, Index, any Benchmark or any such alternative, successor or replacement rate, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 2.4Prepayments.
2.4.1Voluntary Prepayments.
(a)Lender will accept a prepayment of the Loan made, in whole or in part, during the Prepayment Premium Period if, concurrently with, and as a condition to such prepayment, Borrower pays to Lender (i) the Prepayment Premium, (ii) all accrued interest and applicable Breakage Costs, (iii) all other amounts due to Lender under the Loan Documents, and (iv) any amounts due and payable by Borrower under any Lender Interest Rate Protection Agreement in connection with the termination thereof.
(b)Subsequent to the Prepayment Premium Period End Date, Borrower shall have the right to prepay the Loan, in whole or in part, at any time without any premium or penalty, if, concurrently with, and as a condition to such prepayment, Borrower pays to Lender (i) all accrued interest and applicable Breakage Costs, (ii) all other amounts due to Lender under the Loan Documents, and (iii) any amounts due and payable by Borrower under any Lender Interest Rate Protection Agreement in connection with the termination thereof.
(c)Prior to any prepayment of the Loan in accordance with this Section 2.3.1, Borrower shall provide prior written notice to Lender specifying the Business Day upon which the prepayment is to be made (the “Prepayment Date”), which notice shall be delivered to Lender not less than five (5) days prior to such Prepayment Date or such shorter period of time as may be permitted by Lender in its sole discretion as long as any such notice is delivered to Lender at least three (3) Business Days prior to such Prepayment Date; provided, that, if any such notice is provided by Borrower to Lender prior to 10 a.m. New York time, such notice shall deemed to be effective the next Business Day and if such notice is delivered on or after 10 a.m. NY time, such notice shall be deemed to be effective two (2) Business days after the date sent. Borrower may rescind its notice of prepayment and/or adjourn the prepayment on a day-to-day basis upon two (2) Business Days written notice to Lender if such notice is received by Lender prior to 10 a.m. NY time and upon three (3) Business Days written notice to Lender if such notice is received by Lender on or after 10 a.m. NY Time (subject to payment of any reasonable out-of-pocket costs and expenses resulting from such rescission).
(d)Borrower shall pay to Lender any and all Breakage Costs due in connection with such prepayment or rescission or adjournment thereof.
2.4.2Mandatory Prepayments. On any Payment Date immediately following the date on which Borrower actually receives any Proceeds, if Lender is not obligated to and does not, in fact, make such Proceeds available to Borrower for the restoration of the Property (and such determination shall have been made in accordance herewith), then Borrower shall prepay the Principal Amount (without the payment of any Prepayment Premium or other penalty) in an amount equal to one hundred percent (100%) of such Proceeds, using such Proceeds, together with interest accruing on such amount calculated through and including such Payment Date and any amounts due and payable by Borrower under any Lender Interest Rate Protection Agreement in connection with the termination thereof
2.4.3Prepayments After Default. If, after the occurrence and during the continuance of an Event of Default, payment of all or any part of the Indebtedness is tendered by Borrower or otherwise recovered by Lender, such tender or recovery shall be deemed a voluntary prepayment by Borrower and Borrower shall pay the Indebtedness, the Prepayment Premium, if the same occurs during the Prepayment Premium Period, all accrued and unpaid interest, plus Breakage Costs, all other amounts payable under the Loan Documents, and any amounts due and payable by Borrower under any Lender Interest Rate Protection Agreement in connection with the termination thereof.

2.4.4Additional Permitted Prepayments. After notice from Lender that (i) amounts are due and payable by Borrower pursuant to Section 2.2.3(e) or (ii) a Benchmark Replacement Date has occurred, Borrower shall have the right to prepay the Indebtedness in whole, but not in part, without the payment of any Prepayment Premium or other penalty but with payment of any applicable Breakage Costs.
Section 2.5Intentionally Omitted.
Section 2.6Release on Payment in Full. If Borrower shall pay or cause to be paid the Principal Amount of, and unpaid interest on, and all other sums due under, the Note, this Agreement and the other Loan Documents in accordance with the terms and provisions thereof, at the request of Borrower, Lender shall (a) assign the Note, the Mortgage and all of the other Loan Documents to any Person designated by Borrower, which assignment documents shall be in recordable form (but without representation or warranty by, or recourse to, Lender, except that Lender shall represent that such assignment(s) has been duly authorized, executed and delivered and that Lender has not assigned or encumbered the Mortgage or the other Loan Documents); provided, however, that the assignment documents shall be prepared by counsel to Borrower and delivered to Lender for its review and approval, which shall not be unreasonably withheld, conditioned or delayed, (b) deliver to or as directed by Borrower the originally executed Note and all originally executed other notes which may have been consolidated, amended and/or restated in connection with the execution of the Note or, with respect to any note where the original has been lost by Lender, destroyed or mutilated, a lost note affidavit with indemnity for the benefit of the assignee lender and the title insurance company insuring the Mortgage, as assigned, in form sufficient to permit such title insurance company to insure the lien of the Mortgage as assigned to and held by the assignee without exception for any matter relating to the lost, destroyed or mutilated note, (c) execute and deliver an allonge with respect to the Note and any other note(s) as described in the preceding clause (b) above without recourse, covenant or warranty of any nature, express or implied (except as to the Principal Amount and that Lender owns the Note and the Mortgage free of any liens and encumbrances and has the authority to execute and deliver the allonge), (d) deliver the original executed Mortgage or a certified copy of record, and (e) execute and/or deliver such other instruments of conveyance, assignment, termination, severance and release (including appropriate UCC-3 termination statements) in recordable form as may reasonably be requested by Borrower to evidence such assignment and/or severance. All reasonable out-of-pocket costs and expenses incurred by Lender, including, without limitation, reasonable attorney’s fees, in connection with the foregoing shall be paid by Borrower. Concurrently with the payment to Lender of the Principal Amount of, and unpaid interest on, and all other sums due under, the Note, this Agreement and the other Loan Documents, and whether or not Borrower shall request an assignment as set forth in this Section 2.5, Lender shall deliver to Borrower (i) a payoff letter in customary form, (ii) all original insurance policies relating to the Property which are being held by or on behalf of Lender, (iii) any amounts held in escrow or in any Reserve Account pursuant to the Loan Documents or otherwise, (iv) any other Collateral that may have been delivered to Lender in connection with the Loan, and (v) a termination of any guaranties delivered to Lender in connection with the Loan (except to the extent that any portion of such guaranties are expressly intended to survive pursuant to the terms thereof), duly executed by Lender.
Section 2.7Tax Status of Lender. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs 2.6.1(a), (b) and (c) of this Section) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
2.7.1Without limiting the generality of the foregoing,
(a)any Lender that is a U.S. Person shall deliver to Borrower on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower) executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(b)any Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:
(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)executed copies of IRS Form W-8ECI;
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(iv)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS

Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(c)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and
(d)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
2.7.2Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify Borrower in writing of its legal inability to do so.
2.7.3For purposes of this Section 2.6, the term “applicable law” includes FATCA.

ARTICLE III

CASH MANAGEMENT
Section 3.1Cash Management.
3.1.1Establishment of Collection Account. Borrower hereby confirms that it has established or caused to be established with Collection Bank, in the name of Borrower for the benefit of Lender, as secured party, the “Collection Account” (as such term is defined in the Account Agreement), which has been established as a non-interest-bearing deposit account. The Collection Account and the funds deposited therein shall serve as additional security for the Loan. The Collection Account shall be named as follows: “Rego II Borrower LLC f/b/o Bank of China, New York Branch, as secured party, Collection Account” (Account Number #

428107085 - ABA routing # 021000021). In recognition of Lender’s security interest in the funds deposited into the Collection Account, Borrower shall identify the Collection Account with the name of Lender, as secured party.
3.1.2Pledge of Account Collateral. (a)  To secure the full and punctual payment and performance of the Obligations, Borrower hereby collaterally assigns, grants a security interest in and pledges to Lender, to the extent not prohibited by applicable law, a first priority continuing security interest in and to the following property of Borrower, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Account Collateral”):
(i)the Collateral Accounts and all cash, checks, drafts, securities entitlements, certificates, instruments and other property, including, without limitation, all deposits and/or wire transfers from time to time deposited or held in, credited to or made to Collateral Accounts;
(ii)any and all amounts invested in Permitted Investments held in the Collateral Accounts;
(iii)all interest, dividends, cash, instruments, securities, entitlements and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing or purchased with funds from the Collateral Accounts; and
(iv)to the extent not covered by sub-paragraphs (i), (ii) or (iii) above, all proceeds (as defined under the UCC) of any or all of the foregoing.
(a)In addition to the rights and remedies herein set forth, Lender shall have all of the rights and remedies with respect to the Account Collateral available to a secured party at law or in equity, including, without limitation, the rights of a secured party under the UCC, as if such rights and remedies were fully set forth herein.
(b)This Agreement shall constitute a security agreement for purposes of the Uniform Commercial Code and other applicable law.
3.1.3Maintenance of Collateral Accounts. Borrower agrees that the Collection Account is and shall be maintained (a) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (b) in such a manner that Lender shall have control (within the meaning of Section 9-104(a)(2) of the UCC) over the Collection Account, and (c) such that neither Borrower nor Manager shall have any right of withdrawal from the Collection Account and, except as provided herein, no Account Collateral shall be released to Borrower or Manager from the Collection Account. Without limiting Borrower’s obligations under the immediately preceding sentence, Borrower shall only establish and maintain the Collection Account with a financial institution that has executed an agreement substantially in the form of the Account Agreement or in such other form acceptable to Lender in its reasonable discretion.
3.1.4Eligible Accounts. The Collateral Accounts shall be Eligible Accounts. The Collateral Accounts shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking or governmental authority, as may now or hereafter be in effect. Income and interest accruing on the Collateral Accounts or any investments held in such accounts shall be periodically added to the principal amount of such account and shall be held, disbursed and applied in the same manner as the other amounts on deposit therein in accordance with the provisions of this Agreement, the Account Agreement and the Cash Management Agreement. Borrower shall be the beneficial owner of the Collateral Accounts for federal income tax purposes and shall report all income on the Collateral Accounts.
3.1.5Interim Release of Funds. If no Event of Default or Trigger Period shall have occurred and is continuing, then, on the twentieth (20th) day of each calendar month during the term of the Loan (or, if such day is not a Business Day, on the next succeeding Business Day), any sums that are on deposit in the Collection Account shall be disbursed by Lender to the Borrower’s Account.
3.1.6Cash Management Account. Borrower shall, within thirty (30) days following Lender’s request therefor, establish or cause to be established an account under the control of Lender at the Deposit Bank (the “Cash Management Account”) pursuant to the Cash Management Agreement and (ii) maintain the Collection Account pursuant to the Account Agreement which provides for future shifting control of the security interest granted to Lender. From and after the occurrence of and during the continuance of an Event of Default or a Trigger Period, Lender may irrevocably instruct Collection Bank to disregard any and all orders for withdrawal from the Collection Account made by, or at the direction of, Borrower or Manager, and to transfer all amounts on deposit in the Collection Account on a daily basis to the Cash Management Account. Lender shall not commingle funds in the Cash Management Account with any other funds. Borrower agrees that, prior to the payment or other satisfaction in full of the Indebtedness, neither the terms and conditions of the Account Agreement or the Cash Management Agreement shall be amended or modified without the prior written consent of Lender. The Cash Management Agreement shall establish the following accounts and sub-accounts of the Cash Management Account (each, a “Sub-Account” and, collectively, the “Sub-Accounts” and, together with the Collection Account, the “Collateral Accounts”), which (a) may be ledger or book entry sub-accounts and need not be actual sub-accounts, and (b) shall each be an Eligible Account to which certain funds shall be allocated and from which disbursements shall be made pursuant to the terms of this Agreement and the Cash Management Agreement:
(a)a sub-account for the retention of Account Collateral in respect of Debt Service due under the Loan (the “Debt Service Reserve Account”);
(b)a sub-account for the retention of Account Collateral in respect of Impositions and Other Charges for the Property (the “Tax Reserve Account”);
(c)a sub-account for the retention of Account Collateral in respect of insurance premiums for the Property (the “Insurance Reserve Account”);
(d)a sub-account for the retention of Account Collateral in respect of leasing expenses for the Property (the “Leasing Reserve Account”);
(e)a sub-account for the retention of Account Collateral in respect of Capital Expenditures for the Property (the “Capital Expenditures Reserve Account”) and

(f)a sub-account for the retention of Account Collateral in respect of excess cash flow of the Property (the “Excess Cash Flow Reserve Account”).
3.1.7Payments to Sub-Accounts. From and after the occurrence of and during the continuance of an Event of Default or a Trigger Period, Lender shall, on each Payment Date, transfer, or shall cause the transfer of, amounts from the Cash Management Account, to the extent available therein in the following amounts and order of priority:
(i)First, subject to the provisions of Section 12.1.3 and Section 12.9, to the Tax Reserve Account, the amounts, if any, then required to be deposited pursuant to Section 12.1.1;
(ii)Second, subject to the provisions of Sections 12.2.2, 12.2.3, 12.2.4, and Section 12.9, to the Insurance Reserve Account, the amounts, if any, then required to be deposited pursuant to Section 12.2;
(iii)Third, to the Debt Service Reserve Account for payment to Lender, the amount of all delinquent interest and principal on the Loan, the scheduled monthly payment of Debt Service on the Loan due on the next Payment Date, and all other amounts then due and payable under the Loan Documents (with any amounts with respect to principal paid last);
(iv)Fourth, to the Deposit Bank funds sufficient to pay the fees and expenses of Deposit Bank as required pursuant to the Cash Management Agreement;
(v)Fifth, subject to Section 12.3.5, Section 12.3.6 and Section 12.9, to the Capital Expenditures Reserve Account, the amounts, if any, then required to be deposited pursuant to Section 12.3.1;
(vi)Sixth, subject to Section 12.4.3, Section 12.4.4 and Section 12.9, to the Leasing Reserve Account, the amounts, if any, then required to be deposited pursuant to Section 12.4.1; and
(vii)Seventh, all remaining amounts to (A) during the continuance of a Major Tenant Trigger Event, the Leasing Reserve Account until the aggregate amounts deposited in the Leasing Reserve Account pursuant to this clause (vii), taking into account all prior deposits to the Leasing Reserve Account pursuant to this clause (vii), equal the Major Tenant Trigger Cap and (B) otherwise, to the Excess Cash Flow Reserve Account.
3.1.8Collection Bank. (a)  Lender shall have the right at Borrower’s sole cost and expense to replace the Collection Bank with a financial institution selected by Borrower and reasonably satisfactory to Lender in the event that (i) the Collection Bank fails, in any material respect, to comply with the Account Agreement or (ii) the Collection Bank is no longer an Eligible Institution, and Lender shall cause such designated replacement Collection Bank promptly to assume the obligations of the Collection Bank under the Account Agreement and/or enter into a new account and control agreement substantially similar to the Account Agreement or in such other form acceptable to both Lender and Borrower, each in its reasonable discretion.

Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right at Borrower’s reasonable sole cost and expense to replace the Collection Bank at any time, without notice to Borrower. Borrower shall cooperate with Lender in connection with the appointment of any replacement Collection Bank and the execution and delivery of such account control agreement.
(a)So long as no Event of Default or Trigger Period shall have occurred and be continuing, Borrower shall have the right at its sole cost and expense to replace the Collection Bank with a financial institution that is an Eligible Institution; provided that such financial institution assumes the obligations of the Collection Bank under the Account Agreement or enters into a new account and control agreement substantially similar to the Account Agreement or in such other form acceptable to Lender in its reasonable discretion.
3.1.9Borrower’s Account Representations, Warranties and Covenants. (a)  Borrower represents, warrants and covenants that (i) Borrower has directed all Tenants under the Leases to mail all checks and wire all funds with respect to any payments due under such Leases directly to the Collection Account pursuant to the terms of the Original Loan Agreement or the Existing Loan Agreement, as the case may be, and (ii) Borrower shall deliver a letter substantially in the form attached hereto as Exhibit B to Tenants under all Leases entered into after the date hereof.
(a)Borrower further represents, warrants and covenants that (i) Borrower shall cause Manager to deposit all amounts payable to Borrower pursuant to the Management Agreement directly into the Collection Account, (ii) Borrower shall pay or cause to be paid all Rents, Cash or Cash Equivalents or other items of Operating Income not covered by the preceding paragraph (a) within two (2) Business Days after receipt thereof by Borrower or its Affiliates directly into the Collection Account and, until so deposited, any such amounts held by Borrower or Manager shall be deemed to be Account Collateral and shall be held in trust by it for the benefit of Lender and shall not be commingled with any other funds or property of Borrower or Manager, (iii) there are no accounts other than the Collateral Accounts and the Borrower’s Account or any other Person on behalf of Borrower with respect to the Property or the collection of Rents, (iv) so long as any portion of the Loan shall be outstanding, neither Borrower nor any other Person on behalf of Borrower shall open any other operating accounts with respect to the Property or the collection of Rents, except for the Collateral Accounts and Borrower’s Account (except to hold funds released from the Collection Account or Cash Management Account), and (v) in the event that any Rents, Cash or Cash Equivalents or other items of Operating Income are paid into an account other than the Collection Account, Borrower shall immediately, upon becoming aware of the same, cause such Rents, Cash or Cash Equivalents or other items of Operating Income to be paid into the Collection Account.
3.1.10Account Collateral and Remedies. (a)  Upon the occurrence and during the continuance of an Event of Default, without additional notice from Lender to Borrower, all funds transferred to Lender from the Collection Account may be applied by Lender in such order and priority as Lender shall determine in its sole and absolute discretion, including, but not limited to liquidating and transferring any amounts then invested in Permitted Investments to the Collateral Accounts to which they relate or reinvest such amounts in other Permitted Investments as Lender may determine in its sole discretion is necessary to perfect or protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce Lender’s rights and remedies hereunder with respect to any Account Collateral or to preserve the value of the Account Collateral.

(a)Borrower hereby irrevocably constitutes and appoints Lender as Borrower’s true and lawful attorney-in-fact, to act with full power of substitution, to, upon the occurrence and during the continuance of an Event of Default, execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower with respect to the Account Collateral, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower, which Borrower could do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for herein and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest. Upon the occurrence and during the continuance of an Event of Default, Lender may perform or cause performance of any such agreement, and any reasonable out-of-pocket expenses of Lender incurred in connection therewith shall be paid by Borrower as provided in Section 5.1.16.
(b)Borrower hereby expressly waives, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind in connection with the Account Collateral. Borrower acknowledges and agrees that ten (10) days’ prior written notice of the time and place of any public sale of the Account Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to Borrower within the meaning of the UCC.
3.1.11Transfers and Other Liens. Borrower agrees that it will not (a) sell or otherwise dispose of any of the Account Collateral or (b) create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to Lender under this Agreement and the other Loan Documents and Permitted Encumbrances.
3.1.12Reasonable Care. Beyond the exercise of reasonable care in the custody thereof, Lender shall have no duty as to any Account Collateral in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any Person or otherwise with respect thereto. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Account Collateral in its possession if the Account Collateral is accorded treatment substantially equal to that which Lender accords its own property, it being understood that Lender shall not be liable or responsible for any loss or damage to any of the Account Collateral, or for any diminution in value thereof, by reason of the act or omission of Lender, its Affiliates, agents, employees or bailees, except to the extent that such loss or damage results from Lender’s or such Affiliates’, agents’, employees’ or bailees’ gross negligence or willful misconduct. In no event shall Lender be liable either directly or indirectly for losses or delays resulting from any event which may be the basis of an Excusable Delay, computer malfunctions, interruption of communication facilities, labor difficulties or other causes beyond Lender’s reasonable control or for indirect, special or consequential damages except to the extent of Lender’s gross negligence or willful misconduct. Notwithstanding the foregoing, Borrower acknowledges and agrees that (a) Lender does not have custody of the Account Collateral held in the Collection Account, (b) Collection Bank has custody of the Account Collateral held in the Collection Account, (c) the initial Collection Bank was chosen by Borrower and (d) Lender has no obligation or duty to supervise Collection Bank or to see to the safe custody of the Account Collateral held in the Collection Account.
3.1.13Lender’s Liability. (a)  Lender shall be responsible for the performance only of such duties with respect to the Account Collateral as are specifically set forth in this Section 3.1 or elsewhere in the Loan Documents, and no other duty shall be implied from any provision hereof. Lender shall not be under any obligation or duty to perform any act with respect to the

Account Collateral which would cause it to incur any expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. Borrower shall indemnify and hold Lender and its employees and officers harmless from and against any loss, cost or damage (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Lender in connection with the transactions contemplated hereby with respect to the Account Collateral except as such may be caused by the gross negligence or willful misconduct of Lender and its employees, officers or agents.
(a)Lender shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by it in good faith to be genuine, and, in so acting, it may be assumed that any person purporting to give any of the foregoing in connection with the provisions hereof has been duly authorized to do so. Lender may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder and in good faith in accordance therewith.
3.1.14Continuing Security Interest. This Agreement shall create a continuing security interest in the Account Collateral and shall remain in full force and effect until payment or other satisfaction in full of the Indebtedness. Upon payment or other satisfaction in full of the Indebtedness, this security interest shall automatically terminate without further notice from any party and Borrower shall be entitled to the return, upon its request, of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and Lender shall execute (at Borrower’s expense) such instruments and documents as may be reasonably requested by Borrower to evidence such termination and the release of the Account Collateral.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Section 4.1Borrower Representations.
4.1.1Organization. Borrower represents and warrants as of the Closing Date that:
(a)Borrower is a Delaware limited liability company and has been duly formed and is validly existing and in good standing pursuant to the laws of the State of Delaware with requisite power and authority to own its properties and to transact the businesses in which it is now engaged.
(b)Borrower has duly qualified to do business and is in good standing in New York and in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations except where the failure to be so qualified would not cause a Material Adverse Effect. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own and/or lease its properties and to transact the businesses in which it is now engaged, except where the failure to possess such items would not cause a Material Adverse Effect, and the sole business of Borrower is the holding, leasing, financing, operation and management of the Property.

(c)The organizational structure of Borrower is accurately depicted by the schematic diagram attached hereto as Schedule 4.1.1 in all material respects.
(d)Borrower shall not change its name, identity, corporate structure or jurisdiction of formation unless it shall have given Lender fifteen (15) days’ prior written notice of any such change and shall have taken all steps reasonably requested by Lender to grant, perfect, protect and/or preserve the security interest granted hereunder or under any of the other Loan Documents to Lender.
4.1.2Proceedings. Borrower has full power to and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by, or on behalf of, Borrower and constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, moratorium and similar laws affecting rights of creditors generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
4.1.3No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject (unless consents from all applicable parties thereto have been obtained), nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority in each case which would reasonably be expected to have or does have a Material Adverse Effect, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents (and the failure of which to obtain would reasonably be expected to have or does have a Material Adverse Effect) has been obtained and is in full force and effect.
4.1.4Litigation. Except for matters fully covered by insurance, there are no arbitration proceedings, governmental investigations, actions, suits or proceedings, at law or in equity, or by or before any Governmental Authority which are now pending or, to the best of Borrower’s Knowledge, threatened against or affecting Borrower or the Property that if determined against Borrower or the Property, would reasonably be expected to have or does have a Material Adverse Effect.
4.1.5Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have, or does have, a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound which default would be reasonably expected to have or does have a Material Adverse Effect. Borrower has no material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which

Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property, (b) obligations under the Loan Documents and/or (c) Permitted Encumbrances.
4.1.6Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except for Permitted Encumbrances and other Liens otherwise permitted pursuant to the Loan Documents. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first mortgage lien on the Property and the Improvements, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. There are no claims for payment for work, labor or materials affecting the Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents other than Permitted Encumbrances. Borrower represents and warrants that none of the Permitted Encumbrances will materially adversely affect (a) the ability of Borrower to pay any of its obligations to any Person as and when due or (b) the use or operation of the Property as of the Closing Date and thereafter as currently contemplated. Borrower shall preserve its right, title and interest in and to the Property for so long as the Note remains outstanding and will warrant and defend same and the validity and priority of the Lien hereof from and against any and all claims whatsoever other than the Permitted Encumbrances.
4.1.7No Bankruptcy Filing. Borrower does not currently intend either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such entity’s assets or property, and Borrower has no knowledge of any Person having filed or intending to file any such petition against it.
4.1.8Full and Accurate Disclosure. There is no fact presently known to Borrower which has not been disclosed which would reasonably be expected to have, or does have a Material Adverse Effect.
4.1.9All Property. The Property constitutes all of the real property, personal property, equipment and fixtures currently (a) owned or leased by Borrower or (b) used by or on behalf of Borrower in the operation of the business located on the Property, other than items owned or leased by any Tenants, Manager or contractors providing services to the Property.
4.1.10ERISA. (a)  Borrower does not maintain an employee benefit plan as defined by Section 3(3) of ERISA (other than a “multiemployer plan” as defined by Section 3(37) of ERISA) which is subject to Title IV of ERISA. Borrower (i) has no knowledge of any material liability which has been incurred or is reasonably expected to be incurred by Borrower which is or remains unsatisfied for any taxes or penalties with respect to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, or any “plan,” within the meaning of Section 4975(e)(1) of the Code or any other benefit plan (other than a multiemployer plan) maintained, contributed to, or required to be contributed to by Borrower or by any entity that is under common control with Borrower within the meaning of ERISA Section 4001(a)(14) (a “Plan”) or any plan that would be a Plan but for the fact that it is a multiemployer plan within the meaning of ERISA Section 3(37); and (ii) has made and shall continue to make when due all required contributions to all such Plans, if any. Each such Plan has been administered in material compliance with its terms and the applicable provisions of ERISA, the Code, and any other applicable federal or state law.
(a)Borrower is not an employee benefit plan, as defined in Section 3(3) of ERISA, subject to Title I of ERISA. None of the assets of Borrower constitutes “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3 101 (as modified by Section 3(42) of ERISA) and Borrower is not a governmental plan within the meaning of Section 3(32) of ERISA. Transactions by or with Borrower (excluding transactions involving any governmental plan or the assets thereof) are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.
(b)With respect to any multiemployer plan to which Borrower or any entity that is under common control with Borrower within the meaning of ERISA Section 4001(a)(14) is or has been obligated to contribute, neither Borrower nor, to Borrower’s Knowledge, any such entity has incurred any material liability under ERISA Section 515 or ERISA Title IV which is or remains unsatisfied.
4.1.11Compliance. Borrower and the Property and the use thereof comply with all applicable Legal Requirements currently in effect, except as disclosed in the Physical Condition Report and except where failure to comply would not reasonably be expected to have and does not have a Material Adverse Effect, including, without limitation, building and zoning ordinances and codes. Borrower and the Property comply with all Prescribed Laws. Borrower is not in default or in violation of any order, writ, injunction, decree or demand of any Governmental Authority which would reasonably be expected to have, or does have a Material Adverse Effect. There has not been committed by Borrower any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
4.1.12Financial Information. The operating expense statements covering the year to date period ended September 30, 2025, that have been delivered by or on behalf of Borrower to Lender as of the Closing Date in respect of the Property are true, complete and correct in all material respects and have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. All other financial data including, without limitation, the statements of operations, that have been delivered by or on behalf of Borrower to Lender in respect of the Property: (a) are true, complete and correct in all material respects; (b) fairly represent the financial condition of the Property as of the date of such reports; and (c) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that in each case are known to Borrower and would reasonably be expected to have, or does have a Material Adverse Effect. Since the date of the financial statements of Borrower, there has been no material adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements. In addition, the Guarantor is in compliance with the Net Worth Requirement and Liquidity Requirement.

4.1.13Condemnation. No condemnation has been commenced or, to Borrower’s Knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
4.1.14Federal Reserve Regulations. None of the proceeds of the Loan will be used by Borrower for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U, Regulation X or Regulation T or for the purpose of reducing or retiring any Debt of Borrower which was originally incurred so that Borrower could purchase or carry “margin stock” or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X. As of the Closing Date, Borrower does not own any “margin stock.”
4.1.15Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate in all material respects to service the Property for its intended uses. All utilities necessary for the existing use of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Policy. All roads necessary for the use of the Property for its current purposes have been completed and, if necessary, dedicated to public use.
4.1.16Not a Foreign Person. Borrower is not a foreign person within the meaning of § 1445(f)(3) of the Code.
4.1.17Separate Lots. The Property is comprised of one or more contiguous parcels which constitute a separate tax lot or lots and does not constitute or include a portion of any other tax lot not a part of the Property.
4.1.18Assessments. To the best of Borrower’s Knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, except as specified in the Title Policy, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
4.1.19Enforceability. The Loan Documents are not subject to any existing right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
4.1.20No Prior Assignment. There are no prior sales, transfers, pledges, hypothecations or assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding following the funding of the Loan, other than those being terminated or assigned to Lender concurrently herewith.

4.1.21Insurance. Borrower has obtained and has delivered to Lender certificates of insurance, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Borrower has not, and to the best of Borrower’s Knowledge, no Person has, done by act or omission anything which would impair the coverage of any such policy in any material respect.
4.1.22Use of Property. The Property is used exclusively for retail purposes (which shall be construed broadly to include restaurant, entertainment and retail uses), other appurtenant and related uses (including parking) and the uses specified in the Leases, as a community center, as a paid parking facility and as Condominium common areas.
4.1.23Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the Property as it is presently used (collectively, the “Licenses”), have been obtained and are in full force and effect, except for those the failure of which to obtain and maintain in full force and effect would not reasonably be expected to have and does not have a Material Adverse Effect. Borrower shall keep and maintain all Licenses necessary for the operation of the Property as it is presently used, except where failure to maintain a License would not reasonably be expected to cause or does not cause a Material Adverse Effect. The use being made of the Property is in conformity with the temporary or permanent certificates of occupancy issued for the Property in all material respects.
4.1.24Flood Zone. None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.
4.1.25Physical Condition. To the best of Borrower’s Knowledge and except as expressly disclosed in the Physical Condition Report, the Property, including, without limitation, all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects (ordinary wear and tear excepted). To the best of Borrower’s Knowledge and except as disclosed in the Physical Condition Report, there exists no structural or other material defects or damages in or to the Property, whether latent or otherwise, and Borrower has not received any written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would materially adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
4.1.26Boundaries. To the best of Borrower’s Knowledge and in reliance on, and except as otherwise specifically disclosed in, the Survey, all of the Improvements lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, which would reasonably be expected to have, or does have, a Material Adverse Effect, except those which are insured against by the Title Policy.

4.1.27Leases. (a)  The Property is not subject to any Leases other than the Leases described in the rent roll delivered to Lender as of the Closing Date (the “Rent Roll”), or, to Borrower’s Knowledge, any subleases or licenses other than the sublease to Iron Age Rego Park LLC. The Rent Roll is true, complete and correct in all material respects as of the date set forth therein. Except as otherwise set forth on the Rent Roll, no Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases or any sublease or license granted by any Tenant (or subtenant) under a Lease. The current Leases are in full force and effect and, to Borrower’s Knowledge, there are no material defaults thereunder by either party (other than as expressly disclosed on the Rent Roll or the Tenant estoppel certificates delivered to Lender in connection with the closing of the Loan) and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder (other than as expressly disclosed on the Rent Roll or the Tenant estoppel certificates delivered to Lender in connection with the closing of the Loan). No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the property of which the leased premises are a part, other than as expressly disclosed on the Rent Roll or the Tenant estoppel certificates delivered to Lender in connection with the closing of the Loan.
(a)Borrower represents that it has heretofore delivered to Lender true and complete copies of all Leases and any and all amendments or modifications thereof. Except as otherwise expressly disclosed (i) on the Rent Roll, (ii) on the Tenant estoppel certificates delivered to Lender in connection with the closing of the Loan, (iii) to Lender in writing, to Borrower’s Knowledge, Borrower or its predecessors have complied with and performed all of its or their (i) material construction, improvement and alteration obligations with respect to the Property required as of the date hereof and (ii) other material obligations under the Leases required as of the date hereof to be performed.
4.1.28Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid and the granting and recording of the Mortgage and the UCC financing statements required to be filed in connection with the Loan. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid, and, under current Legal Requirements, the Mortgage is enforceable against Borrower in accordance with its terms by Lender (or any subsequent holder thereof) subject only to applicable bankruptcy, insolvency, moratorium and similar laws affecting rights of creditors generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
4.1.29Single Purpose Entity/Separateness. Borrower hereby represents and warrants that from the date of its formation until the date hereof, Borrower has complied in all material respects with all of the covenants set forth in Section 5.1.4, as qualified therein, except to the extent any such covenant in Section 5.1.4 states that it is made from and after the date hereof.
4.1.30Management Agreement. The Management Agreement is in full force and effect and there is no current material default thereunder by any party thereto and no event currently exists that, with the passage of time and/or the giving of notice, would constitute a material default thereunder which has not otherwise been waived. The Manager is an Affiliate of Borrower.
4.1.31Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.
4.1.32No Change in Facts or Circumstances; Disclosure. The Rent Roll and all other financial statements submitted by Borrower in connection with the Loan are accurate, complete and correct in all material respects. All other written information, reports, certificates and other documents submitted by Borrower to Lender in connection with the Loan are, to the best of Borrower’s Knowledge, accurate, complete and correct in all material respects. There has been no material adverse change known to Borrower in any condition, fact, circumstance or event (a) that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or (b) which would reasonably be expected to have or does have a Material Adverse Effect.
4.1.33Tax Filings. Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed, it being acknowledged that Borrower is a disregarded entity for federal income tax purposes and does not currently file its own tax returns, and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower.
4.1.34Solvency/Fraudulent Conveyance. Borrower (a) has not entered into the transaction contemplated by this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. The fair saleable value of Borrower’s assets exceed and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its respective businesses as conducted or as proposed to be conducted and Borrower does not intend to, and does not believe that it will, incur Debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of its obligations).
4.1.35Investment Company Act. Borrower is not (a) an investment company or a company Controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
4.1.36Labor. Borrower (a) is not involved in or, to the best of Borrower’s Knowledge, threatened with any (i) labor dispute, work stoppage or labor strike or (ii) any grievance or litigation relating to labor matters involving any employees or other laborers at the Property, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints which, if determined adversely to Borrower, would result in a Material Adverse Effect, (b) has not engaged, nor, to the best of Borrower’s Knowledge, has there been any allegations in any proceeding that Borrower has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act, and (c) except for the collective bargaining agreement between the Special and Superior Officers Benevolent Association and Alexander’s, Inc., is not a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and other laborers at the Property and no such agreement or contract is currently being negotiated by Borrower or any of its Affiliates with respect to the Property.
4.1.37Brokers. Borrower has not dealt with any broker or finder with respect to the transactions contemplated by the Loan Documents and neither party has done any acts, had any negotiations or conversations, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by the other party of any brokerage fee, charge, commission or other compensation to any Person with respect to the transactions contemplated by the Loan Documents. Borrower shall indemnify and hold harmless Lender from and against any loss, liability, cost or expense, including any judgments, attorneys’ fees, or costs of appeal, incurred by Lender and arising out of or relating to any breach or default by the indemnifying party of its representations, warranties and/or agreements set forth in this Section 4.1.37. The provisions of this Section 4.1.37 shall survive the expiration and termination of this Agreement and the payment of the Indebtedness.
4.1.38No Other Debt. Borrower has not borrowed or received debt financing that has not been heretofore repaid in full, other than the Permitted Debt.
4.1.39Taxpayer Identification Number. Borrower’s Federal taxpayer identification number is 45-2661556.
4.1.40Patriot Act Compliance. (a)  Neither of Borrower nor ALX (i) is listed on any Government Lists (as defined below), (ii) is a Person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, or (iii) has been previously indicted for or convicted of any Patriot Act Offense (as defined below). For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism, (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or (e) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (a) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (b) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in “Governmental Lists”, or (c) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in “Governmental Lists”.
(a)Borrower will use its good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Borrower and the Property, which relate to money laundering and terrorism. If, at any time, Lender has a reasonable belief that Borrower is not in compliance with the Patriot Act or any applicable requirement of governmental authorities having jurisdiction over Borrower and the Property which relates to money laundering and/or terrorism, upon ten (10) days' notice to Borrower, Lender shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Borrower and the Property, which relate to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of governmental authorities relating to money laundering and terrorism, then Lender may, at its option, cause Borrower to comply therewith and any and all reasonable costs and expenses incurred by Lender in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable.
4.1.41Anti-Terrorism Compliance. No portion of the proceeds of the Loan will be used, are needed, or will be invested by the Borrower, any Affiliates of Borrower and/or ALX, in order to support international terrorism or activities that may contravene U.S. federal or state anti-money laundering laws and regulations. Borrower understands and hereby acknowledges that Lender has certain anti-money laundering responsibilities under various laws and regulations of the United States of America and shall deliver to Lender, in each case, as reasonably requested by Lender or, to the extent Borrower has the right to obtain such information, as requested by governmental entities administering such laws and regulations, information regarding Borrower’s direct and indirect beneficial owners’ identities or sources of funds or other similar information and may seek to ensure that representatives or direct or indirect beneficial owners of Borrower are not named on one of the Government Lists. Borrower agrees, upon the reasonable request of Lender, to provide Lender additional information as may be necessary or advisable in order to satisfy their anti-money laundering responsibilities under various laws and regulations of the United States of America.
4.1.42No Default. No Default or Event of Default under the Loan Documents has occurred or is continuing or will result from the entry into of, or the performance of any transaction contemplated by, any Loan Document.
4.1.43No Registration. Except for recordation of the Mortgage and the Assignment of Leases and the filing of any Uniform Commercial Code financing statements required by Lender in connection with the Loan, it is not necessary to file, register or record any Loan Documents in any public place or elsewhere, except as may be required by applicable securities laws and regulations, including applicable stock exchange rules.
4.1.44No Subsidiaries. As of the Closing Date, Borrower does not have any subsidiaries.
4.1.45REA. Each of the REAs is in full force and effect and neither Borrower nor, to Borrower’s Knowledge, any other party to any such REA, is in default thereunder, that would have a Material Adverse Effect, and to the best of Borrower’s Knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder that would have a Material Adverse Effect.
4.1.46Condominium.

(a)The Condominium Documents comply in all material respects with all federal, state and local laws, rules and regulations which affect the establishment and maintenance of condominiums in the State. The Condominium Documents are in full force and effect. The Condominium has been validly formed and is validly existing under the Condominium Act.
(b)Borrower is not in material default under the Condominium Documents and, to the best of Borrower’s knowledge, (i) no other party under the Condominium Documents is in material default thereunder and (ii) to the best of Borrower’s Knowledge, without performing any independent investigation, there is no existing condition which, but for the passage of time or the giving of notice or both, would result in a material default under the Condominium Documents.
(c)All assessed Condominium Common Charges attributable to the Property have been paid to the extent they are payable on or prior to the date hereof. Borrower has delivered to Lender a true, correct and complete copy of the “no action” letter from the New York State Department of Law with regard to the formation of the Condominium.
4.1.47Bearer Interests. There are no bearer shares or other ownership interests issued with respect to Borrower.
Section 4.2Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall be deemed given and made as of the date hereof and survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower or Guarantor unless a longer survival period is expressly stated in a Loan Document with respect to a specific representation or warranty, in which case, for such longer period.
Section 4.3Lender’s Representations.
4.3.1Brokers. Lender has not dealt with any broker or finder with respect to the transactions contemplated by the Loan Documents and Lender has not done any acts, had any negotiations or conversations, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by Borrower or any Affiliate of Borrower of any brokerage fee, charge, commission or other compensation to any Person with respect to the transactions contemplated by the Loan Documents. Lender shall indemnify and hold harmless Borrower and its Affiliates from and against any loss, liability, cost or expense, including any judgments, attorneys’ fees, or costs of appeal, incurred by Borrower or its Affiliates and arising out of or relating to any breach or default by the indemnifying party of its representations, warranties and/or agreements set forth in this Section 4.3.1. The provisions of this Section 4.3.1 shall survive the expiration and termination of this Agreement and the payment of the Indebtedness.

ARTICLE V

BORROWER COVENANTS
Section 5.1Affirmative Covenants. From the Closing Date and until payment and performance in full of all obligations of Borrower under the Loan Documents, Borrower hereby covenants and agrees with Lender that:
5.1.1Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and, except as provided herein or in any other Loan Document, shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower, as applicable, without the prior written consent of Lender or as permitted by the Loan Documents.
5.1.2Existence; Compliance with Legal Requirements; Insurance. Subject to Borrower’s right of contest pursuant to Section 7.3, Borrower shall at all times comply and cause the Property to be in compliance with all Legal Requirements applicable to Borrower and the Property and the uses permitted upon the Property where the failure to so comply would reasonably be expected to have, or does have, a Material Adverse Effect. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises necessary to comply with all Legal Requirements applicable to it and the Property except where the failure to so comply would not reasonably be expected to have and does not have a Material Adverse Effect. Borrower shall at all times comply with Prescribed Laws. There shall never be committed by Borrower, and Borrower shall not knowingly permit any other Person in occupancy of or involved with the operation or use of the Property to commit, any act or omission affording the federal government or any state or local government the right of forfeiture as against any material part of the Property or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, knowingly permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully set forth in the Mortgage, in each case where the failure to do so would not reasonably be expected to result in, and does not result in a Material Adverse Effect. Borrower shall keep the Property insured at all times to such extent and against such risks, and maintain liability and such other insurance, as is more fully set forth in this Agreement. Borrower shall obtain a temporary certificate of occupancy for the Property within ninety (90) days after the date of this Agreement.
5.1.3Notice of Litigation and Certain Occurrences. Borrower shall give prompt written notice to Lender of any litigation or proceeding asserted against Borrower or the Property or any part thereof which would reasonably be expected to have a Material Adverse Effect.
5.1.4Single Purpose Entity. Borrower hereby represents and warrants to, and covenants with, Lender that since the date of its formation (except with respect to any representation or warranty below that is qualified by reference to “from and after the date hereof”) and at all times on and after the date thereof and until such time as the Obligations shall be paid and performed or otherwise satisfied in full:
(a)Borrower has not conducted any business or owned, does not own and shall not own any asset or property other than (i) the Property and (ii) incidental personal property necessary or appropriate for the operation of the Property;
(b)Borrower’s purpose is solely to own, hold, lease, operate, finance and manage the Property, enter into and perform its obligations under the Loan Documents with Lender, to sell, exchange, Transfer, refinance or otherwise dispose of the Property to the extent permitted under the Loan Documents and transacting any and all lawful act or activity, and to exercise any power permitted to limited liability companies organized under the laws of the State of Delaware, that are related or incidental to and necessary, convenient or advisable to the accomplishment of the foregoing;
(c)Borrower has not engaged nor shall it engage in any business other than as set forth in clauses (a) and (b);
(d)Except for (i) capital contributions and capital distributions, (ii) the Guaranty, (iii) any Letter of Credit issued in connection with the Loan, (iv) the Environmental Indemnity Agreement, and (v) certain cash management arrangements as set forth in sub-paragraph (f) below, as applicable, Borrower has not entered nor shall it enter into any transactions with any Affiliate, any constituent party, any guarantor or indemnitor under any of the Loan Documents or any Affiliate of any such constituent party or guarantor or indemnitor, except upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties; provided, that it is hereby acknowledged by Lender that the Management Agreement is on terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s -length basis with third parties;
(e)Borrower has remained at all times, and shall remain, solvent and has paid and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due and shall not pay its debts and liabilities from the assets and funds of any other entity, except for payments made pursuant to the Guaranty, any Letter of Credit issued with respect to the Loan or the Environmental Indemnity Agreement, as applicable;
(f)Borrower has maintained and shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person; provided, however, that Borrower’s financial position, assets, results of operations and cash flows may be included in consolidated financial statements of an Affiliate of Borrower in accordance with GAAP, so long as (i) any such consolidated financial statement contains a note indicating that Borrower and its Affiliates are each separate legal entities (or a similar statement is contained in such Affiliate’s Securities and Exchange Commission Form 10-K filings and it is such Affiliate’s practice to deliver its financial statements together with such filings) and (ii) such assets shall also be listed on Borrower’s own separate balance sheet, except that all amounts paid to Borrower (including, without limitation, all amounts transferred from the Collection Account) may be deposited into a centralized cash management account, including, without limitation, the Borrower’s Account (controlled by an Affiliate of Borrower) on behalf of

Borrower and various other entities that are Affiliates of Borrower, as and when received, provided that all amounts deposited into such centralized account for the benefit of Borrower are clearly segregated, for accounting purposes, from the revenues and expenses of all other Persons.
(g)Borrower has held and shall hold itself out to the public as a legal entity separate and distinct from any other entity (including any Affiliate of Borrower, any guarantor or indemnitor under any of the Loan Documents or any constituent party of Borrower), has corrected and shall correct any known misunderstanding regarding its status as a separate entity, has conducted and shall conduct business in its own name (except with respect to actions taken by agents, including Manager, on behalf of Borrower pursuant to agreements that are on commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party and so long as the agents under such agreements hold themselves out as an agent of Borrower and conduct such actions in a manner that Borrower continues to be a Single Purpose Entity), and has not identified and shall not identify itself or any of its Affiliates as a division or part of the other;
(h)Borrower has maintained and intends to maintain, provided revenues from the operation of the Property are sufficient to enable it to do so, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing requirements shall not require any member of Borrower to make any capital contribution to Borrower;
(i)Borrower has not commingled nor shall it commingle its funds and other assets, as applicable with those of any of its Affiliates or constituent parties, any guarantor or indemnitor under any of the Loan Documents or any other Person, except as contemplated in sub-paragraph (f) above;
(j)Borrower has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or constituent parties, any guarantor or indemnitor under any of the Loan Documents or any other Person;
(k)except for Manager pursuant to the Management Agreement, Borrower has not permitted nor shall Borrower permit any of its Affiliates or constituent parties independent access to its bank accounts, except as contemplated in sub-paragraph (f) above;
(l)Borrower shall maintain a sufficient number of employees, if any, in light of its contemplated business purpose and have paid and shall pay the salaries of its own employees (if any) from its own funds;
(m)Borrower has compensated and shall compensate its respective consultants and agents from its own funds except as contemplated in sub-paragraph (f) above;
(n)Borrower has allocated and shall allocate fairly and reasonably shared expenses, including for shared office space and for services performed by an employee of an Affiliate;
(o)Borrower has not pledged and shall not pledge any of its assets to secure the obligations of any other Person;

(p)Borrower has no, and shall not have any, obligation to indemnify its officers, directors, managers or members, as the case may be, except to the extent that such obligation is fully subordinated to the Loan and shall not constitute a claim against Borrower if cash flow (as distinct from funds from other sources, such as insurance) in excess of the amount required to pay the Obligations is insufficient to pay such obligation;
(q)Borrower has filed and shall file its own tax returns (if Borrower has not elected to be treated as a disregarded entity for tax purposes), as has been or may be required under applicable law and pay any taxes required to be paid under applicable law; and has maintained and shall maintain its books, records, resolutions and agreements as official records;
(r)Borrower has not made and shall not make any loans or advances to any third party (including any Affiliate or constituent party or Borrower, any guarantor or indemnitor under any of the Loan Documents or any Affiliate of any such constituent party or guarantor or indemnitor), other than in connection with any tenant improvement costs provided for under the Leases, nor has Borrower acquired nor shall it acquire obligations or securities of its Affiliates or of any of its members;
(s)Borrower has not assumed, guaranteed or become obligated for or held itself out to be responsible for, and Borrower shall not assume, guarantee, become obligated for or hold itself or its credit or assets out to be responsible for the debts or obligations of any other Person;
(t)except as provided in (i) the Guaranty or (ii) the Environmental Indemnity Agreement, has not and shall not have any of its obligations guaranteed by any Affiliate;
(u)Borrower has not and shall not incur, create or assume any Debt other than Permitted Debt;
(v)Borrower does not own and shall not own or acquire any stock or securities of any Person except that Borrower may invest in those investments permitted under the Loan Documents and permit the same to remain outstanding in accordance with the applicable provisions thereof;
(w)Borrower has not formed, acquired or held, and shall not form, acquire or hold, any subsidiary (whether corporate, partnership, limited liability company or other);
(x)Borrower shall not, to the fullest extent permitted by law, engage in, seek, or consent to its dissolution, winding up, liquidation, consolidation or merger, except as provided in sub-paragraph (ff) below;
(y)from and after the date hereof, except as otherwise permitted in this Agreement, Borrower shall not engage in, seek or consent to any asset sale or permit any transfer of beneficial interests in itself;
(z)except with respect to actions taken by agents, including the Manager on behalf of Borrower in which such agent identifies itself as an agent of Borrower, Borrower has used and shall use separate stationary, invoices and checks bearing its own name;

(aa)Borrower has not and shall not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities or Permitted Investments or to the extent otherwise permitted pursuant to sub-paragraph (v) above);
(ab)Borrower has complied and shall comply with all organizational formalities necessary to maintain its separate existence, and Borrower shall not terminate or fail to comply with the provisions of Section 9 of its operating agreement;
(ac)Borrower has, and shall have, no material contingent or actual obligations not related to the Property;
(ad)Borrower shall not create or adopt a Plan of Division or file a Certificate of Division, or otherwise effectuate an LLC Division;
(ae)Borrower shall not be liquidated, terminated, dissolved, or merged or consolidated into another entity pursuant to an LLC Division;
(af) Borrower shall not be divided into two or more Persons, including, without limitation, becoming a Divided LLC (whether or not the original Person survives such division); not be created or reorganized into one or more series pursuant to an LLC Division or otherwise;
(ag)from and after the date hereof, Borrower’s organizational documents shall provide that there shall be (and Borrower shall at all times cause there to be) at least two (2) duly appointed Independent Managers;
(ah)from and after the date hereof, Borrower’s organizational documents shall provide that as long as any portion of the Obligations remains outstanding:
(i)Borrower will not cause or allow managers of the Borrower to take any action which, under the Borrower’s certificate of formation or operating agreement, requires the unanimous affirmative vote of one hundred percent (100%) of the Borrower’s managers unless at the time of such action there are at least two (2) Independent Managers then serving in such capacity and each Independent Manager has participated in such vote;
(ii)no resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor shall have executed a counterpart to the Borrower’s operating agreement; provided, however, that no Independent Manager shall resign or be removed, and no successor Independent Manager shall be appointed, without in each case at least five (5) day’s prior written notice to the Lender;
(iii)in the event of a vacancy in the position of Independent Manager, the members of Borrower shall, subject to the preceding clause (ii), appoint a successor Independent Manager as soon as practicable;
(iv)to the fullest extent permitted by law, the Independent Managers shall consider only the interests of Borrower, including the Lender and its other creditors, and not the interests of any member of Borrower or any other direct or indirect beneficial owner of Borrower, in acting or otherwise voting on the matters referred to in clauses (hh)(v)(C) or (hh)(v)(D) below of this Section 5.1.4;
(v)Borrower will not:
(A)dissolve, merge, liquidate or consolidate, except as provided in clause (hh)(vi) below;
(B)except in connection with a sale or other transfer permitted under the Loan Documents, sell all or substantially all of its assets;
(C)amend its organizational documents with respect to the matters set forth in this Section 5.1.4 (i) without the affirmative vote of its two (2) Independent Managers and (ii) unless Lender has consented (it being understood that following a Securitization of the Loan, such consent may be conditioned on the applicable Rating Agencies having issued a Rating Agency Confirmation in connection therewith);
(D)without the affirmative vote of its two (2) Independent Manager and of all other managers of the Borrower, take any Material Action with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;
(vi)Borrower shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of Borrower in Borrower unless the business of Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act;
(vii)upon the occurrence of any event that causes the last remaining member of Borrower or the sole member of Borrower (in each case, the “Final Member”) to cease to be a member of Borrower (other than (A) upon an assignment by Final Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (B) the resignation of Final Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Borrower, agree in writing (I) to continue the existence of Borrower and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in Borrower;

(viii)the bankruptcy of Final Member or a Special Member of Borrower shall not cause Final Member or such Special Member, respectively, to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution;
(ix)in the event of the dissolution of Borrower, Borrower shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Borrower in an orderly manner), and the assets of Borrower shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and
(x)to the fullest extent permitted by law, each of Final Member and the Special Members of Borrower shall irrevocably waive any right or power that they might have to cause Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Borrower, to compel any sale of all or any portion of the assets of Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of Borrower.
5.1.5Consents. An affirmative vote of one hundred (100%) of the members of Borrower (and of the Independent Managers) shall be required to (a) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings or authorize Borrower to do so or (b) file an involuntary bankruptcy petition against any Affiliate. Furthermore, Borrower’s formation documents shall expressly state that for so long as the Loan is outstanding and Borrower is the obligor under the Note, Borrower shall not be permitted (i) to the extent permitted by law, dissolve, liquidate, consolidate, merge or sell all or substantially all of its assets other than in connection with the repayment of the Loan or except as otherwise permitted hereunder or (ii) to engage in any other business activity, and such restrictions shall not be modified or violated for so long as the Loan is outstanding.
5.1.6Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof during normal business hours on Business Days upon reasonable advance notice (which may be given telephonically or by e-mail), subject to the rights of Tenants under their Leases and Borrower’s usual and customary safety requirements and accompanied by a representative of Borrower.
5.1.7Notice of Default. Borrower shall promptly advise Lender (a) of any event or condition that has or is reasonably likely to have a Material Adverse Effect of which Borrower has knowledge and (b) of the occurrence of any Default or Event of Default of which Borrower has knowledge.
5.1.8Cooperate in Legal Proceedings. Borrower shall reasonably cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to have, or does have, a Material Adverse Effect and, in connection therewith, permit Lender, at its election, to participate in any such proceedings, other than those proceedings where Borrower and Lender are adverse parties.

5.1.9Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required, under the Loan Documents executed and delivered by, or applicable to, Borrower.
5.1.10Insurance. (a)  Borrower shall cooperate with Lender in obtaining for Lender (to the extent that this Agreement provides that such Proceeds are to be paid to Lender) the benefits of any Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements) out of such Proceeds.
(a)Borrower shall comply with all Insurance Requirements and shall not bring or keep or permit to be brought or kept any article upon any of the Property or cause or permit any condition to exist thereon which would be prohibited by any Insurance Requirement, or would invalidate insurance coverage required hereunder to be maintained by Borrower on or with respect to any part of the Property pursuant to Section 6.1.
5.1.11Further Assurances; Separate Notes. (a)  Borrower shall execute and acknowledge (or cause to be executed and acknowledged), and deliver to Lender, all documents, and take all actions, reasonably required by Lender from time to time in order to confirm the rights created or intended to be created under this Agreement and the other Loan Documents and any security interest created or purported to be created thereunder, to protect the validity, priority and enforceability of this Agreement and the other Loan Documents, to subject to the Loan Documents any property of Borrower intended by the terms of any one or more of the Loan Documents to be encumbered by the Loan Documents, or otherwise carry out the purposes of the Loan Documents and the transactions contemplated thereunder, provided that the foregoing shall not impose any additional material liability or obligations on, nor materially reduce the rights or remedies of, Borrower. Borrower shall reasonably promptly after written request, reasonably cooperate with Lender in connection with any request by Lender to sever the Note into two (2) or more separate substitute notes in accordance with Sections 11.4.2 and 11.5 of this Agreement, and to reapportion the Loan among such separate substitute notes, including, without limitation, by executing and delivering to Lender new substitute notes to replace the Note, amendments to or replacements of existing Loan Documents to reflect such severance and/or Opinions of Counsel with respect to such substitute notes, amendments and/or replacements, provided that Borrower shall bear no costs or expenses in connection therewith (other than internal administrative costs and internal expenses of Borrower).
(a)In addition, Borrower shall, at Borrower’s sole cost and expense (except as provided in Section 5.1.11(a)), and without making any so-called “bring down representations”:
(i)execute and deliver, from time to time, such further instruments (including, without limitation, delivery of any financing statements under the UCC) as may be reasonably requested by Lender to confirm the Lien of the Mortgage on any Equipment, Fixtures or any intangible assets;
(ii)execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts as shall be reasonably necessary to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and
(iii)do and execute all and such further lawful and reasonable acts, conveyances and assurances for the carrying out of the terms and conditions of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.
5.1.12Mortgage Taxes. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing-business taxes imposed on Lender and other than any Impositions that are not Borrower’s responsibility pursuant to Article II hereof or any Impositions described in Article II but applicable on or prior to the date hereof.
5.1.13Operation. Borrower shall: (a)  promptly perform and/or observe in all material respects and shall use commercially reasonable efforts to cause Manager to perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by it under the Management Agreement (and use commercially reasonable efforts to cause VRLP to perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by it under the Sub-Retention Agreement), and do all things necessary to preserve and to keep unimpaired Borrower’s material rights thereunder; (b) promptly notify Lender of any “event of default” under the Management Agreement (including the Sub-Retention Agreement) of which it is aware; (c) promptly deliver, and shall use commercially reasonable efforts to cause Manager to deliver, to Lender, if Manager is not an Affiliate of Borrower, a copy of each financial statement, capital expenditures plan, property improvement plan and any other notice, report and estimate received by it under the Management Agreement (except to the extent the same is substantially equivalent to what Borrower otherwise delivers to Lender hereunder); and (d) enforce in a commercially reasonable manner the performance and observance of the material covenants and agreements required to be performed and/or observed by the Manager under the Management Agreement (and cause Manager to enforce in a commercially reasonable manner the performance and observance of the material covenants and agreements required to be performed and/or observed by VRLP under the Sub-Retention Agreement).
5.1.14Business and Operations. Borrower shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower shall qualify to do business and shall remain in good standing under the laws of the State in which the Property is located and as and to the extent required for the ownership, maintenance, management and operation of the Property.
5.1.15Title to the Property. Borrower shall warrant and defend (a) its fee title to the Property and the Improvements and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Mortgage, the Assignment of Leases and this Agreement on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.
5.1.16Costs of Enforcement. In the event (a) that this Agreement or the Mortgage is foreclosed upon in whole or in part or that this Agreement or the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure following an Event of Default, (b) of the foreclosure of any security agreement prior to or subordinate to this Agreement in which proceeding Lender is made a party, or a mortgage prior to or subordinate to the Mortgage in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and disbursements, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.
5.1.17Estoppel Statements.
(a)Borrower shall, from time to time, upon thirty (30) days’ prior written request from Lender, execute, acknowledge and deliver to Lender, a Borrower’s Certificate, stating that this Agreement and the other Loan Documents are unmodified and, to the best of Borrower’s Knowledge, in full force and effect (or, if there have been modifications, that this Agreement and the other Loan Documents are in full force and effect as modified and setting forth a list of the documents by which such modifications were effected), stating, to the best of Borrower’s Knowledge, the amount of accrued and unpaid interest and the Principal Amount of the Note and containing such other information with respect to Borrower, the Property and the Loan as Lender shall reasonably request. The estoppel certificate shall also state either that, to Borrower’s Knowledge, no Default or Event of Default exists hereunder or, if any Default or Event of Default shall exist hereunder, shall specify such Default or Event of Default and the steps being taken to cure such Default or Event of Default.
(b)Borrower shall use its commercially reasonable efforts to deliver or cause to be delivered to Lender, upon request, estoppel certificates from each party under any REA; provided, that such certificates may be in the form required under such REA; and, provided, further, that Lender shall not request such certificates more than four (4) times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).
5.1.18Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.
5.1.19No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property or (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.1.20No Further Encumbrances. Borrower shall do, or cause to be done, all things necessary to keep and protect the Property and all portions thereof unencumbered from any Liens, easements or agreements granting rights in or restricting the use or development of the Property, except for (a) Permitted Encumbrances, (b) Liens permitted pursuant to the Loan Documents, (c) Liens for Impositions prior to the imposition of any interest, charges or expenses for the non-payment thereof and (d) any Liens permitted pursuant to Leases.
5.1.21Required Repairs. Borrower shall make commercially reasonable efforts to close out the open fire code violations referenced in the Physical Condition Report within one hundred eighty (180) days following the date hereof.
5.1.22Leases. Borrower shall promptly after receipt thereof deliver to Lender a copy of any notice received with respect to the Leases claiming that Borrower is in default in the performance or observance of any of the material terms, covenants or conditions of any of the Leases.
5.1.23Notice Regarding ERISA Violation. Borrower shall give prompt written notice to Lender of any written allegation by a Governmental Authority that Borrower is in violation of any material requirements of ERISA.
5.1.24Further Assurance of Title. Borrower shall further assure title if at any time Lender has reason to believe in its reasonable opinion that the Loan is not secured or will or may not be secured by the Mortgage as a first priority lien or security interest on the Improvements (subject only to the Permitted Encumbrances), and then Borrower shall do all things and matters reasonably necessary (including execution and delivery to Lender of all further documents and performance of all other acts which Lender reasonably deems necessary or appropriate) to assure to the satisfaction of Lender that the Loan is secured by the Mortgage as a first priority lien or security interest on the Improvements (subject only to the Permitted Encumbrances).
5.1.25Interest Rate Protection Agreement.
(a)Borrower shall at all times maintain an Interest Rate Protection Agreement in the form of a rate cap for a notional amount equal to the Principal Amount with a Counterparty having a Minimum Counterparty Rating and which is otherwise acceptable to Lender in its reasonable discretion, which shall effectively cap Term SOFR for a period not less than twelve (12) months (or such shorter term if less than twelve (12) months remain prior to the Maturity Date) at the Strike Price. Prior to the expiration of each such Interest Rate Protection Agreement, Borrower shall enter into a replacement Interest Rate Protection Agreement in compliance with the terms of this Section 5.1.25. Promptly upon obtaining any Interest Rate Protection Agreement, Borrower shall deliver the same to Lender.
(b)Any Interest Rate Protection Agreement entered into in accordance with the provisions of this Agreement shall not be secured by or encumber any of the Collateral securing Borrower’s obligations under the Loan Documents unless the same is a Lender Interest Rate Protection Agreement. If Borrower enters into a Lender Interest Rate Protection Agreement, Borrower’s obligations thereunder shall be secured by the Mortgage, and Borrower shall execute any modification to the Mortgage necessary to confirm or effectuate such security interest.

(c)Borrower shall comply with all of its obligations under the terms and provisions of any Interest Rate Protection Agreement. Borrower shall take all action reasonably requested by Lender to enforce Lender’s rights under an Interest Rate Protection Agreement in the event of a default by a Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder. Borrower shall not (i) without the prior written consent of Lender, modify, amend or supplement the terms of any Interest Rate Protection Agreement, (ii) without the prior written consent of Lender, cause the termination of any Interest Rate Protection Agreement prior to its stated maturity date; (iii) without the prior written consent of Lender waive or release any obligation of a Counterparty (or any successor or substitute party to an Interest Rate Protection Agreement) under an Interest Rate Protection Agreement, (iv) without the prior written consent of Lender consent or agree to any act or omission to act on the part of a Counterparty (or any successor or substitute party to an Interest Rate Protection Agreement) which, without such consent or agreement, would constitute a default under an Interest Rate Protection Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under an Interest Rate Protection Agreement, (vi) take or omit to take any action or suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under an Interest Rate Protection Agreement or any defense by a Counterparty (or any successor or substitute party to an Interest Rate Protection Agreement) to payment or (vii) fail to give prompt notice to Lender of any notice of default given by or to Borrower under or with respect to an Interest Rate Protection Agreement, together with a complete copy of such notice.
(d)Borrower shall collaterally assign to Lender, pursuant to an Assignment of Interest Rate Protection Agreement, all of its right, title and interest to receive any and all payments under any Interest Rate Protection Agreement required hereunder and shall deliver to Lender an executed counterpart of such Interest Rate Protection Agreement, notify the Counterparty of such collateral assignment and obtain the agreement (either in such Interest Rate Protection Agreement or by separate instrument) of such Counterparty to make any payments to become payable under or pursuant to the Interest Rate Protection Agreement directly to Lender until such time as the Assignment of Interest Rate Protection Agreement is terminated or otherwise canceled. At such time as the Loan is repaid in full or a new Interest Rate Protection Agreement is required pursuant to Section 5.1.25(e) below or an Interest Rate Protection Agreement is no longer required, all of Lender’s right, title and interest in the existing Interest Rate Protection Agreement shall terminate and Lender shall execute and deliver, at Borrower’s sole cost and expense, such documents as may be required to evidence Lender’s release of such Interest Rate Protection Agreement and to notify the Counterparty of such release. If Lender receives any payments under such Interest Rate Protection Agreement (other than a payment by reason of a termination event or any other payment upon the occurrence and during the continuance of an Event of Default), Lender shall deliver the same to Borrower by depositing the same into the Collection Account or as otherwise instructed by Borrower. At any time an Interest Rate Protection Agreement is required hereunder, if Lender receives any payments under an Interest Rate Protection Agreement during the continuance of an Event of Default or by reason of a termination event under an Interest Rate Protection Agreement, Lender shall have the right to hold the same, to deposit the same in a cash collateral account as additional security for the Loan or to apply same to any portion of the Indebtedness in any order it desires or, if an Interest Rate Protection Agreement has been partially or wholly terminated, Lender shall disburse any termination payments to Borrower to be applied to the costs of acquiring another Interest Rate Protection Agreement (if then required hereunder) in form and substance reasonably acceptable to Lender, and from a counterparty having a Minimum Counterparty Rating.
(e)If for any reason the Counterparty’s rating with respect to any Interest Rate Protection Agreement provided by a Counterparty other than Lender shall fall below the Minimum Counterparty Rating, Borrower shall within thirty (30) days following receipt of notice thereof from Lender or any other Person, procure a new Interest Rate Protection Agreement from a Counterparty satisfying the Minimum Counterparty Rating requirement in compliance with this Section 5.1.25, shall pledge same to Lender pursuant to an assignment of interest rate protection agreement in the form of the Assignment of Interest Rate Protection Agreement or other reasonable assignment form, and shall deliver to Lender a Counterparty Opinion with respect thereto.
(f)In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Protection Agreement as and when required hereunder, Lender may purchase the Interest Rate Protection Agreement from a Counterparty having a Minimum Counterparty Rating required and the cost and expense including reasonable attorney’s fees and disbursements incurred by Lender in purchasing the Interest Rate Protection Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is paid to Lender.
(g)In connection with any Interest Rate Protection Agreement obtained by Borrower pursuant to the requirements of this Section 5.1.25, if such Interest Rate Protection Agreement is an “Interest Rate Cap”, Borrower shall obtain and deliver to Lender an opinion of counsel from counsel for the Counterparty thereunder (upon which Lender and its successors and assigns may rely) (the “Counterparty Opinion”), under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, substantially in compliance with the requirements set forth below:
(i)The Counterparty Opinion shall be addressed to Lender, for itself and its successors and assigns, and shall state that it may be relied upon by (A)  any assignee of Lender’s interest in the Loan, and (B) any servicer of the Loan,
(ii)The Counterparty Opinion shall be in form and substance reasonably acceptable to Lender and shall contain the following opinions:
(A)the Counterparty under the Interest Rate Protection Agreement is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Protection Agreement;
(B)the execution and delivery of the Interest Rate Protection Agreement by the Counterparty thereunder, and any other agreement (including, without limitation, the Assignment of Interest Rate Protection Agreement) which such Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or bylaws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;
(C)all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Protection Agreement, and any other agreement (including, without limitation, the Assignment of Interest Rate Protection Agreement) which such Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and
(D)the Interest Rate Protection Agreement, and any other agreement (including, without limitation, the Assignment of Interest Rate Protection Agreement) which the Counterparty thereunder has executed and delivered pursuant thereto, has been duly executed and delivered by such Counterparty and constitutes the legal, valid and binding obligation of such Counterparty, enforceable against such Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(iii)Depending on the nature of the transaction, the Counterparty Opinion shall contain such additional opinions on such other matters relating to the Interest Rate Protection Agreement and/or and any other agreement (including, without limitation, the Assignment of Interest Rate Protection Agreement) which the Counterparty thereunder has executed and delivered pursuant thereto, as Lender shall reasonably require, and are customarily required in similar transactions, including, without limitation, the following additional opinions if the Counterparty is a foreign entity:
(A)The jurisdiction where the Counterparty is located will respect and give effect to the choice of law provisions of the Interest Rate Protection Agreement and any other agreement (including, without limitation, the Assignment of Interest Rate Protection Agreement) which the Counterparty thereunder has executed and delivered pursuant thereto; and
(B)A judgment obtained in the courts of the State of New York is enforceable in the jurisdiction where the Counterparty is located.
(h)In connection with any Interest Rate Protection Agreement obtained by Borrower pursuant to the requirements of this Section 5.1.25, Borrower shall obtain and deliver to Lender an opinion of counsel (upon which Lender and its successors and assigns may rely) in connection with the Assignment of Interest Rate Protection Agreement (the “Assignment Opinion”), under New York law substantially in compliance with the requirements set forth below and otherwise consistent with the opinions given by Borrower’s counsel at closing:

(i)The Assignment Opinion shall be addressed to Lender, for itself and its successors and assigns, and shall state that it may be relied upon by (A)  any assignee of Lender’s interest in the Loan, and (B) any servicer of the Loan,
(ii)The Assignment Opinion shall be in form and substance reasonably acceptable to Lender and shall contain the following opinions:
(A)the Borrower is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Assignment of Interest Rate Protection Agreement;
(B)the execution and delivery of the Assignment of Interest Rate Protection Agreement by Borrower, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or bylaws (or equivalent organizational documents) or any law or regulation binding on or affecting it or its property;
(C)all consents, authorizations and approvals required for the execution and delivery by Borrower of the Assignment of Interest Rate Protection Agreement, and the performance of its obligations thereunder have been obtained and remain in full force and effect, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and
(D)the Assignment of Interest Rate Protection Agreement has been duly executed and delivered by Borrower and constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
5.1.26Building Violations. Borrower hereby covenants that Borrower shall take all commercially reasonable efforts to cause the violations described on Schedule 5.1.26 to be removed from the Property.
5.1.27Condominium.
(a)Borrower shall comply with all of the terms, covenants and conditions of the Condominium Documents and any rules and regulations that may be adopted by the Condominium Board, as the same shall be in force and effect from time to time, except to the extent such non-compliance would not reasonably be expected to have a Material Adverse Effect; and

(b)Borrower shall pay, or cause to be paid, all assessed Condominium Common Charges, made against the Retail Unit pursuant to the Condominium Documents before the same becomes delinquent; provided that Borrower may delay such payment to the extent Borrower is continuously and diligently contesting any such charges and expenses in good faith; and
(c)Borrower shall use commercially reasonable efforts to deliver to Lender, within thirty (30) days after Lender’s request, an estoppel certificate from the Condominium Board in form and substance reasonably satisfactory to Lender and setting forth, inter alia, that (i) to the knowledge of such Condominium Board, Borrower is not in default under the Condominium Documents, and (ii) all Condominium Common Charges then due and payable have been paid in full; provided that such estoppel certificate may be in the form required under the Condominium Documents and that, so long as no Event of Default shall have occurred and be continuing, Lender may request such estoppel certificate no more than twice during any 12-month period.
Section 5.2Negative Covenants. From the Closing Date until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of this Agreement or the Mortgage in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:
5.2.1Incur Debt; Transfers. Incur, create or assume any Debt other than Permitted Debt or Transfer or lease all or any part of the Property or any interest therein, except as permitted in the Loan Documents;
5.2.2Encumbrances. Incur, create or assume or permit the incurrence, creation or assumption of any Debt secured by the Property or a direct or indirect interest in Borrower and shall not Transfer or permit the Transfer of any direct or indirect interest in Borrower except, in each case, as permitted pursuant to the Loan Documents;
5.2.3Engage in Different Business. Engage, directly or indirectly, in any business other than that of entering into this Agreement and the other Loan Documents to which Borrower is a party and the use, ownership, management, leasing, renovation, financing, sale, exchange, transfer or refinancing, development, operation and maintenance of the Property and activities related thereto (all subject to the terms and conditions hereof and the other Loan Documents);
5.2.4Make Advances. Make advances or make loans to any Person other than Tenants in connection with tenant improvements required pursuant to a Lease that has been approved by Lender, or for which no approval is required by Lender, in accordance with the terms of this Agreement, or hold any investments, except as expressly permitted pursuant to the terms of this Agreement or any other Loan Document;
5.2.5Partition. Permit or petition for the partition of the Property;
5.2.6Commingle. Subject to the provisions of Section 5.1.4(i), commingle its assets with the assets of any of its Affiliates;
5.2.7Guaranty Obligations. Guaranty any obligations of any Person;

5.2.8Transfer Assets. Transfer any asset other than in the ordinary course of business or Transfer any interest in the Property except as may be permitted hereby or in the other Loan Documents;
5.2.9Amend Organizational Documents. Amend or modify any of its organizational documents without Lender’s reasonable consent, other than in connection with any Transfer permitted pursuant to Article VIII, or to reflect any change in capital accounts, contributions, distributions, allocations or to otherwise amend any provisions in any respect that would not reasonably be expected to have and does not have, a Material Adverse Effect, and provided that Borrower remains in each case a Single Purpose Entity;
5.2.10Dissolve. Dissolve, wind up, terminate, liquidate, merge with or consolidate into another Person, except as expressly permitted pursuant to this Agreement;
5.2.11Bankruptcy. (a) File a bankruptcy or insolvency petition or otherwise institute insolvency proceedings, or (b) file or solicit the filing of an involuntary bankruptcy petition against Borrower, Manager or any Affiliate of Borrower or Manager, without obtaining the prior consent of all of the members and managers of Borrower, including, without limitation, the Independent Managers;
5.2.12ERISA. Engage in any activity that would qualify it as an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) to which ERISA applies or would cause Borrower’s assets to constitute plan assets within the meaning of 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA;
5.2.13Distributions. During the continuance of an Event of Default, make any distributions to or for the benefit of any of its members or its or their Affiliates;
5.2.14Manager. (a)  Without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, materially modify, change, supplement, alter or amend the Management Agreement in any material respect or waive or release any of its material rights and remedies under the Management Agreement. Without the prior written consent of Lender, which consent shall be in Lender’s sole and absolute discretion, replace the Manager or cause or permit Manager to supplement or replace VRLP under the Sub-Retention Agreement with a Person other than a Qualified Manager; provided, however, that Borrower shall have the unilateral right to replace the Manager as Borrower sees fit from time-to-time with ALX, VRLP, or an Affiliate of ALX or VRLP;
(a)Borrower shall notify Lender in writing (and deliver a copy of the proposed management agreement) of (1) any entity proposed to be designated as a replacement manager of the Property to replace Manager or (2) any entity proposed to be designated as a designated as a sub-agent under the Sub-Retention Agreement not less than thirty (30) days before such replacement manager begins to manage the Property;
(b)Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager or a replacement manager otherwise reasonably acceptable to Lender, if (and only if) (i) an Event of Default has occurred and is continuing and the Loan has been accelerated, (ii) Manager or any replacement manager or replacement Qualified Manager shall become bankrupt or insolvent, or (iii) upon the gross negligence or willful misconduct of the Manager (other than isolated incidents which Manager remedies and for which Manager has compensated Borrower and Lender for any losses incurred as a result thereof); provided, however, that prior to Borrower’s becoming so obligated under (ii) above, Borrower shall have ten (10) Business Days, from and after the date of such request, within which to provide evidence reasonably satisfactory to Lender that Manager, replacement manager or replacement Qualified Manager is no longer insolvent or such proceeding has been dismissed, as applicable, in which case Borrower shall not become so obligated; provided, further, that in the case of (i) above, such replacement Manager shall not be an Affiliate of Borrower and, in the case of (ii) and (iii) above, if the terminated Manager is an Affiliate of Borrower, then the replacement Manager shall not be an Affiliate of Manager;
(c)Upon the retention of a replacement manager or a replacement Qualified Manager or sub-agent under any new sub-retention agreement, Lender shall have the right to approve any new management agreement with such replacement manager, a replacement Qualified Manager (which approval by Lender shall not be unreasonably withheld, conditioned or delayed), or sub-agent or replacement sub-agent (which approval by Lender in the case of either shall not be unreasonably withheld, conditioned or delayed if the sub-agent would qualify as a Qualified Manager); provided however, that if such replacement manager or replacement Qualified Manager is ALX, VRLP, or an Affiliate of ALX or VRLP, then as long as such new management agreement is on substantially the same terms and conditions as the Management Agreement or the Sub-Retention Agreement, as the case may be, Lender’s consent to such new management agreement shall not be required; and
(d)Upon the termination of the Manager and replacement with a Qualified Manager or a replacement manager approved by Lender, such Qualified Manager or replacement manager shall constitute the Manager hereunder and Borrower and Qualified Manager shall enter into an Assignment of Management Agreement in favor of Lender in form and substance substantially similar to the Assignment of Management Agreement entered into as of the date hereof;
5.2.15Modify Account Agreement. Except as provided in Section 3.1.8(b), without the prior consent of Lender, which shall not be unreasonably withheld, conditioned or delayed, Borrower shall not execute any modification to the Account Agreement;
5.2.16Zoning Reclassification. Without the prior written consent of Lender, (a) initiate or consent to any zoning reclassification (other than to expand the permitted uses to include uses which are consistent with the current use of the Property or the Condominium) of any portion of the Property, (b) seek any variance under any existing zoning ordinance that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, or (c) to the extent within Borrower’s reasonable control, allow any portion of the Property to be used in any manner that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation;
5.2.17Government Regulation. (a) Be a Person in respect of which any law, regulation, or list of any Governmental Authority (including, without limitation, the U.S. Office of Foreign Asset Control list) Lender is prohibited from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide within a reasonable time documentary and other evidence of Borrower’s identity as may be reasonably requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act;
5.2.18Debt Cancellation. Cancel or otherwise forgive or release any material claim or debt owed to it by any Person, except for adequate consideration or in the ordinary course of its business or except (a) in connection with the settlement of claims, subject to the terms and provisions of Section 8.7, against Tenants or service providers to the Property in connection with such parties’ Lease or other contract defaults, provided such settlements would not reasonably be expected to have, and do not have, a Material Adverse Effect and (b) for termination of a Lease as permitted by Section 8.7;
5.2.19Misapplication of Funds. Distribute any revenue from the Property or any Proceeds in violation of the provisions of this Agreement, fail to remit amounts to the Collection Account or to Lender, as applicable, as required by Section 3.1, misappropriate any security deposit or portion thereof or apply the proceeds of the Loan in violation of Section 2.1.4; or
5.2.20Single Purpose Entity. Fail to be a Single Purpose Entity or take or suffer any action or inaction the result of which would be to cause it to cease to be a Single Purpose Entity.
5.2.21REA. Borrower agrees that without the prior consent of Lender, Borrower will not execute modifications to any REA if such modifications are reasonably likely to have a Material Adverse Effect.
5.2.22Condominium Documents.
(a)Borrower shall not (without Lender’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed) make or consent to any modification, amendment, or supplementation of any of the Condominium Documents which adversely affects, in any material respect, the rights of Lender hereunder and under the other Loan Documents or under the Condominium Documents.
(b)Borrower shall not take any action to terminate the Condominium, withdraw the Condominium from any state, local or federal laws, rules and regulations which affect the establishment and maintenance of condominiums in the State, or cause a partition of the Condominium, without Lender’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)Borrower shall not assign (other than to Lender) or encumber (other than in favor of Lender as security for the Obligations) any of its rights, as the unit owner of the Retail Unit, under the Condominium Documents, without the consent of Lender, which consent shall not unreasonably conditioned, withheld or delayed.
(d)Borrower shall not, without Lender’s prior consent (such consent shall not be unreasonably conditioned, withheld or delayed), exercise any right it may have to vote for (i) any additions or improvements to the common elements of the Condominium, except as such additions or improvements are permitted in accordance with Section 6.2 and/or Article IX of this Agreement, (ii) any borrowing on behalf of the Condominium or (iii) the expenditure of any insurance proceeds or condemnation awards for the repair or restoration of the Improvements other than in accordance with Section 6.2 of this Agreement.

ARTICLE VI

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION
Section 6.1Insurance Coverage.
6.1.1Insurance Coverage Requirements. Borrower shall, at its sole cost and expense, keep in full force and effect insurance coverage of the types and minimum limits as follows during the term of this Agreement:
(a)Borrower, subject to the requirements of the Condominium Documents and applicable Legal Requirements, shall (or Borrower shall cause the Condominium Board), at its sole cost and expense, to obtain and maintain at all times during the term of the Loan, or cause to be obtained and maintained, with Borrower included as a Named Insured/Additional Insured, insurance policies covering the Condominium building core and shell providing at least the following liability insurance coverages:
(i)Commercial General Liability insurance, including coverage for terrorism applicable to claims for personal injury and/or bodily injury including death or property damage occurring upon, in or about the Condominium; occurring as a result of the construction and use and occupancy of facilities located at or on the Condominium building; or as a result of construction thereof. Coverage shall be provided on an occurrence basis pursuant to the ISO Commercial General Liability coverage form (CG 00 01) or its equivalent, and for personal and/or bodily injury or property damage as now are or hereafter incorporated into such form and its endorsements. Such coverage shall be in amounts of not less than (A) $1,000,000 per occurrence for Bodily Injury and Property Damage Combined, (B) $1,000,000 per occurrence for Personal & Advertising Injury, (C) $2,000,000 aggregate for Products and Completed Operations Liability, (D) $100,000 for Fire Legal Liability and (E) $2,000,000 for General Aggregate limit per location. The policy shall be written on an occurrence basis with no deductible unless otherwise approved by Lender. Such coverage shall name the Borrower and the Condominium Board as additional named insureds (or, if the Condominium Board is providing liability insurance for the interior of the unit in addition to the common elements, as a named insured), and Lender and its successors and/or assigns as additional insureds and provide such additional insured coverage on a primary and non-contributory basis.
(ii)Intentionally Omitted.
(iii)Commercial Umbrella/Excess Liability coverage with including coverage for terrorism (if such coverage is commercially available) in an amount consistent with the terms of the Condominium Documents. Commercial Umbrella/Excess Liability Insurance shall provide additional coverage over all limits and coverages noted in paragraph (i), (ii) and Employers Liability per paragraph (iv). This limit shall be increased from time to time to reflect an amount which is customarily maintained and is generally required by institutional lenders on loans of amounts and secured by properties comparable to and in the general vicinity of the Condominium. This policy shall be written on an “occurrence” form basis and provide follow-form coverage or coverage as broad as the primary.
(iv)Intentionally Omitted.
(v)At any time during which any construction work, structural alterations or repairs are being performed upon, in or about the Condominium building core and shell: Condominium Board shall cause the general contractor performing work for or related to the Condominium to obtain and maintain Commercial General Liability coverage, including, without limitation, products and completed operations and containing no “X”, “C”, “U”(blasting, collapse or underground, respectively) exclusion, and Automobile Liability insurance for owned, hired and non-owned automobiles and Umbrella/Excess insurance with no less than $100,000,000 in limits per occurrence and in the aggregate per project (except for automobile) through primary and umbrella liability coverages. Such insurance shall name the Condominium Board and the holder of the Retail Unit as additional insureds, and Lender and its successors and/or assigns as additional insureds and provide such additional insured coverage on a primary and non-contributory basis. Condominium Board shall also require that all Trade Contractors performing work for or related to the Condominium to maintain similar coverage with limits of no less than $3,000,000 per occurrence and in the aggregate per project. Trade Contractors’ liability insurance shall include a Waiver of Subrogation in favor of Borrower and Lender and shall include Borrower and Lender as additional insureds and provide such additional insured coverage on a primary and non-contributory basis. All Persons engaged in work on the Improvements at the Condominium shall maintain statutory Workers Compensation and Disability insurance in force for all workers performing work for or related to the Condominium.
(vi)The policies described in paragraphs (a)(i), (ii) and (iii) shall cover, without limitation: elevators, escalators, Contractual Liability, Products and Completed Operations Liability coverage.
(vii)In lieu of providing the Commercial General Liability, Umbrella/Excess insurance and/or Workers Compensation and Disability insurance required under paragraph (a)(v) above, Borrower may provide or cause to be provided such insurance through an owner or contractor controlled insurance program. Such program shall provide coverage consistent with the requirements contained herein for all Persons, contractors and subcontractors of every level engaged in construction operations at the Property.
(viii)Such other types and amounts of insurance with respect to the Condominium and the operation thereof which are customarily maintained in the case of other property and buildings similar to the Condominium in nature, use, location, height and type of construction as may from time to time be reasonably required by Lender.
(b)Borrower, subject to the requirements of the Condominium Documents and applicable Legal Requirements (or Borrower, shall cause the Condominium Board), at its sole cost and expense, to obtain and maintain at all times during the term of the Loan, or cause to be obtained and maintained, insurance policies covering the Condominium building core and shell providing at least the following property insurance coverages:
(i)Insurance against loss customarily included under standard “All Risk” or “Causes of Loss Special Form” policies including but not limited to: fire, hail, wind/hail/named windstorm, vandalism, and malicious mischief, and such other insurable hazards which are customarily maintained and are generally required by institutional lenders on loans of similar amounts and secured by properties comparable to, and in the general vicinity of, the Condominium. The amount of such insurance shall be not less than one hundred percent (100%) of the insurable replacement cost value of the Condominium building core and shell. Each such insurance policy shall either contain an Agreed Amount endorsement or confirmation that coinsurance does not apply and shall cover, without limitation, all tenant improvements and betterments (except to the extent that the Tenant is required to insure the same pursuant to the applicable Lease or a unit purchase agreement) on a replacement cost basis. Lender shall be named Mortgagee on a Standard Mortgagee Endorsement and Lender Loss Payable. If the Condominium is now or at any time during the Loan deemed to be located in a Special Hazard Flood Area, and/or area of high seismic/earthquake activity then flood and/or earthquake insurance will be required in amounts and with deductibles approved by Lender, which approval shall not be unreasonably withheld or delayed. If the “All Risk” or “Causes of Loss Special Form” policy excludes coverage for windstorm/named windstorm perils then windstorm/named windstorm coverage shall be provided on a separate policy in amounts approved by Lender, which approval shall not be unreasonably withheld or delayed. Windstorm/Named Windstorm deductibles in high hazard counties shall not be greater than five percent (5%), subject to commercial availability, of the total insured value of the Condominium building core and shell. Such insurance policy shall also include coverage for:
(A)Loss suffered with respect to materials, equipment, heating and air conditioning machinery, machinery, and supplies, in each case owned by Borrower or required to be insured by Borrower, whether on site, in transit, or stored offsite and with respect to temporary structures, hoists, sidewalks, retaining walls, and underground property in each case owned by Borrower or required to by insured by Borrower.
(B)Law & Ordinance coverage including coverage for Value of the Undamaged Portion, Demolition Cost, Debris Removal and Increased Cost of Construction.
(I)Demolition Cost means the cost incurred to demolish all or part of the covered real property, including the cost to clear the site, if any law or ordinance that exists at the time of loss required such demolition. Coverage is provided in such amount as is reasonably required by Lender;

(II)Value of the Undamaged Portion means the cost Borrower incurs to rebuild any undamaged part of the Condominium building core and shell, which is required by law to be demolished after a covered loss; and
(III)Increased Cost of Construction includes the increased cost Borrower incurs for materials and labor required to rebuild the damaged portion of the Condominium building core and shell and in a manner that satisfies the minimum requirement of the applicable law or ordinance at the time of the loss.
(C)At any time during which any construction work, structural alterations or repairs are being performed upon, in or about the Condominium, and if such work is excluded from the “All Risk” or “Causes of Loss Special Form” policy, Builders Risk insurance, on a non-reporting basis shall be provided naming Borrower as the insured. The policy shall also name Lender as Mortgagee under a non-contributing New York standard mortgagee clause or an equivalent endorsement reasonably satisfactory to Lender for real property and improvements and as Lender Loss Payable for Business Personal Property and Business Income/Revenue/Rental income. If the insurance required under clause (b)(i) is not obtained under an insurance policy containing blanket limits, then the insurance policy shall be endorsed to also provide guaranteed building Replacement Cost to the Condominium building core and shell, the other portions of the Improvements and such tenant improvements and betterments in an amount to be subject to the consent of Lender, which consent shall not be unreasonably withheld.
(ii)Intentionally Omitted.
(iii)If applicable, Borrower shall provide (or Borrower shall cause the Condominium Board to provide) Boiler and Machinery/Equipment Breakdown coverage with limits with respect to any one accident as may be reasonably requested by Lender, but in no event less than the full insurable value Replacement Cost of the Condominium building core and shell or as otherwise approved by Lender. Such coverage shall insure against direct and indirect loss or damage to all building improvements that the Condominium Board is required to insure pursuant to the Declaration by explosion or breakdown of mechanical and electrical equipment, including steam boiler, air conditioning equipment, pressure vessels or similar apparatus, with exclusions for testing removed, now or hereafter installed on the Condominium building. Borrower shall be a named insured/additional named insured on indirect loss/rental interruption insurance for a period of at least eighteen (18) months from the date of loss as is reasonably required by Lender.
(iv)If the “All Risk” or “Causes of Loss Special Form” commercial property insurance required under subsection (b)(i) above and the “All Risk Builders Risk” commercial property insurance and the rent loss and/or business interruption insurance and liability policies required under subsection (b)(i)(C)

and 6.1.1 (a)(i) and (iii) above do not cover perils of terrorism or acts of terrorism, the Condominium Board shall maintain commercial property insurance for loss resulting from perils and acts of terrorism (a “Terrorism Policy”) on terms (including amounts) consistent with those required under subsections (b)(i) and (b)(i)(C) above if such coverage is commercially available. For the purposes of this Agreement, “terrorism” shall mean the use or threatened use of force or violence against person or property, or commission of an act dangerous to human life or property, undertaken by any person or group, whether or not acting on behalf of or in connection with any organization, government, power, authority or military force, when the effect is to intimidate, harm or coerce a government, the civilian population or any segment therefore, or to disrupt any segment of the economy. Terrorism shall also include any act which is verified or recognized by the United States Government as an act of terrorism.
(v)If applicable, insurance covering the decrease or diminution in value of the Condominium resulting from the enforcement of any law, building code, zoning regulation or other Legal Requirement or act of any Governmental Authority to the extent that the Condominium building core and shell cannot legally be restored to a condition that existed prior to the Casualty (which insurance shall be in an amount acceptable to Lender in its sole discretion), provided that such insurance is available to the Condominium Board on commercially reasonable terms.
(vi)Such other types and amounts of insurance with respect to the Condominium and the operation thereof which are customarily maintained in the case of other property and buildings similar to the Condominium in nature, use, location, height and type of construction as may from time to time be reasonably required by Lender.
(c)All insurance provided for in Sections 6.1.1(a) and (b) hereof shall be obtained under valid and enforceable policies (collectively, the “Condominium Policies”). Prior to the expiration dates of the Condominium Policies theretofore furnished to Lender, certificates of insurance evidencing renewal of the Condominium Policies accompanied by evidence satisfactory to Lender of payment of the Insurance Premiums due thereunder shall be delivered or caused to be delivered by Borrower to Lender.
(d)Borrower, at its sole cost and expense, if required by Lender and if such insurance is not provided by the Condominium Policies and endorsed to include the interests of Borrower (as a named insured) and Lender (as an additional insured), shall obtain and maintain at all times during the term of the Loan, or cause to be obtained and maintained, insurance policies for the Property providing at least the following liability insurance coverages:
(i)Commercial General Liability insurance including coverage for terrorism applicable to claims for personal injury and/or bodily injury including death or property damage occurring upon, in or about the Property; occurring as a result of the construction and use and occupancy of facilities located at or on the Property; or as a result of construction thereof. Coverage shall be provided on an occurrence basis pursuant to the ISO Commercial General Liability coverage form (CG 00 01) or its equivalent, and for personal and/or bodily injury or property damage as now are or hereafter incorporated into such form and its endorsements. Such coverage shall be in amounts of not less than (A) $1,000,000 per occurrence for Bodily Injury and Property Damage Combined, (B) $1,000,000 per occurrence for Personal & Advertising Injury, (C) $2,000,000 aggregate for Products and Completed Operations Liability, (D) $100,000 for Fire Legal Liability and (E) $2,000,000 for General Aggregate limit per location. The policy shall be written on an occurrence basis with no deductible or self-insured retention unless otherwise approved by Lender. Such coverage shall name Lender as an additional insured and provide such additional insured coverage on a primary and non-contributory basis.
(ii)Commercial Automobile Liability insurance providing Bodily Injury and Property Damage coverage of no less than $1,000,000 for Combined Single Limit covering all Owned, Non-Owned and Hired vehicles. Such coverage shall name Lender as an additional insured and provide such additional insured coverage on a primary and non-contributory basis.
(iii)Commercial Umbrella/Excess Liability coverage including coverage for terrorism in combination no less than $100,000,000 per occurrence and in the annual aggregate on per location basis. Commercial Umbrella/Excess Liability Insurance shall provide additional coverage over all limits and coverages noted in paragraph (i), (ii) and Employers Liability per paragraph (iv). This limit shall be increased from time to time to reflect an amount which is customarily maintained and is generally required by institutional lenders on loans of amounts and secured by properties comparable to buildings similar to the Property in nature, use, location, height and type of construction as may from time to time be reasonably required by lender. This policy shall be written on an “occurrence” form basis and provide follow-form coverage or coverage as broad as the primary.
(iv)If Borrower ever has any direct employees, Statutory Workers Compensation and Disability insurance to the full extent as required by applicable law and Employer’s Liability coverage subject to a limit of no less than (A) $1,000,000 per Accident, (B) $1,000,000 Disease per Employee and (C) $1,000,000 Disease Policy Limit. Such Workers Compensation and Disability and Employer’s Liability Insurance shall cover Borrower’s employees engaged in any work for or related to the Property.
(v)At any time during which any construction work, structural alterations or repairs are being performed at the Property: Borrower shall cause the general contractor performing work for or related to the Property to obtain and maintain Commercial General Liability coverage, including, without limitation, products and completed operations and containing no “X”, “C”, “U” (blasting, collapse or underground, respectively) exclusion, and Automobile Liability insurance for owned, hired and non-owned automobiles with no less than $100,000,000 in limits per occurrence and in the aggregate per project through primary and umbrella liability coverages. Such insurance shall name Borrower and Lender as additional insureds and provide such additional insured coverage on a primary and non-contributory basis. Borrower shall also require that all Trade Contractors performing work for or related to the Property to maintain similar coverage with limits of no less than $3,000,000 per occurrence and in the aggregate per project. Trade Contractors’ liability insurance shall include a Waiver of Subrogation in favor of Borrower and Lender and shall include Borrower and Lender as additional insureds and provide such additional insured coverage on a primary and non-contributory basis. All Persons engaged in work on the Improvements at the Property shall maintain statutory Workers Compensation and Disability insurance in force for all workers performing work for or related to the Property.
(vi)The policies described in paragraphs (d)(i), (ii) and (iii) shall cover, without limitation: elevators, escalators, Contractual Liability (covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify Lender as required under this Agreement), Products and Completed Operations Liability coverage.
(vii)At any time during which any construction work, structural alternations or repairs are being performed at the Property: In lieu of providing the Commercial General and Umbrella liability and Workers Compensation insurance required in paragraphs (a)(ii), (iii), (iv) and (v) above, Borrower may provide such insurance through the purchase of a Wrap up or Owner Controlled Insurance Program or Contractor Controlled Insurance Program. This program shall provide coverage for all Persons, contractors and subcontractors of every level engaged in construction operations at the Property.
(viii)Such other types and amounts of insurance with respect to the Property and the operation thereof which are customarily maintained in the case of other property and buildings similar to the Property in nature, use, location, height and type of construction as may from time to time be reasonably required by Lender.
(e)Borrower, at its sole cost and expense, if reasonably required by Lender and if such insurance is not provided by the Condominium Policies and endorsed to include the interests of Borrower (as a named insured) and Lender (as mortgagee and lender loss payee), shall obtain and maintain at all times during the term of the Loan, or cause to be obtained and maintained, insurance policies for the Property providing at least the following property insurance coverages:
(i)Insurance against loss customarily included under standard “All Risk” or “Causes of Loss Special Form” policies including but not limited to: fire, hail, windstorm/named windstorm, vandalism, and malicious mischief, and such other insurable hazards which are customarily maintained and are generally required by institutional lenders on loans of similar amounts and secured by properties comparable to, and in the general vicinity of, the Property. The amount of such insurance shall be not less than one hundred percent (100%) of the insurable replacement cost value of the Property, including Improvements. Each such insurance policy shall either contain an Agreed Amount endorsement or confirmation that coinsurance does not apply and shall cover, without limitation, all tenant improvements and betterments (except to the extent that the Tenant is required to insure the same pursuant to the applicable Lease or a unit purchase agreement) on a replacement cost basis. Lender shall be named Mortgagee on a Standard Mortgagee Endorsement and Lender Loss Payee. If the Property is now or at any time during the Loan deemed to be located in a Special Hazard Flood Area, and/or area of high seismic/earthquake activity then flood and/or earthquake insurance will be required in amounts and with deductibles reasonably acceptable to Lender. If the “All Risk” or “Causes of Loss Special Form” policy excludes coverage for windstorm/named windstorm perils then windstorm/named windstorm coverage shall be provided on a separate policy in amounts reasonably acceptable to Lender. Windstorm/Named Windstorm deductibles in high hazard counties shall not be greater than five percent (5%), subject to commercial availability, of the total insured value of the Property. Such insurance policy shall also include coverage for:
(A)Loss suffered with respect to materials, equipment, heating and air conditioning machinery, machinery, and supplies, in each case owned by Borrower or required to be insured by Borrower, whether on site, in transit, or stored offsite and with respect to temporary structures, hoists, sidewalks, retaining walls, and underground property in each case owned by Borrower or required to by insured by Borrower.
(B)Law & Ordinance coverage including coverage for Value of the Undamaged Portion, Demolition Cost, Debris Removal and Increased Cost of Construction.
(I)Demolition Cost means the cost incurred to demolish all or part of the covered real property, including the cost to clear the site, if any law or ordinance that exists at the time of loss required such demolition. Coverage is provided in such amount as is reasonably required by Lender;
(II)Value of the Undamaged Portion means the cost Borrower incurs to rebuild any undamaged part of the Property, which is required by law to be demolished after a covered loss;
(III)Increased Cost of Construction includes the increased cost Borrower incurs for materials and labor required to rebuild the damaged portion of the Property and in a manner that satisfies the minimum requirement of the applicable law or ordinance at the time of the loss.
(C)At any time during which any construction work, structural alterations or repairs are being performed at the Property, and if such work is excluded from the “All Risk” or “Causes of Loss Special Form” policy, Builders Risk insurance, on a non-reporting basis shall be provided naming Borrower as the insured. The policy shall also name Lender as Mortgagee under a non-contributing New York standard mortgagee clause or an equivalent endorsement reasonably satisfactory to Lender for real property and improvements and as Lender Loss Payee for Business Income/Revenue/Rental income. If the insurance required under clause

(e)(i) is not obtained under an insurance policy containing blanket limits, then the insurance policy shall be endorsed to also provide guaranteed building Replacement Cost to the Improvements, the other portions of the Improvements and such tenant improvements and betterments in an amount to be subject to the consent of Lender, which consent shall not be unreasonably withheld.
(ii)Time Element coverages, including Extra Expense coverage, for indirect loss or damage by all risks covered by the insurance provided for in (i) above. Such coverage shall be equal to an amount not less than 100% of the projected gross income in an eighteen (18) month period commencing at the time of loss and shall provide an Extended Period of Indemnity Endorsement for at least six (6) months. Borrower shall be a named insured and Lender shall be named as First Lender Loss Payable as respects this coverage. All coinsurance provisions shall be waived. The amount of such Time Element coverage shall be determined prior to the Closing Date and at least once each year thereafter based on Borrower’s reasonable estimate of the annual amount of estimated gross income for the succeeding eighteen (18) month period. In the event that all or any portion of the Property shall be damaged or destroyed, Borrower shall assign to Lender all claims under the policies of such insurance and all amounts payable and all net amounts, when collected by Borrower under such policies.
(iii)If applicable, Boiler and Machinery/Equipment Breakdown coverage, including coverage for indirect loss/rental interruption insurance for a period of at least eighteen (18) months from the date of loss as is reasonably required by Lender. Such coverage shall insure against direct and indirect loss or damage to all building and tenant improvements and betterments that Borrower is required to insure pursuant to this agreement by explosion or breakdown of mechanical and electrical equipment, including steam boiler, air conditioning equipment, pressure vessels or similar apparatus, with exclusions for testing removed, now or hereafter installed on the Property.
(iv)If the “All Risk” or “Causes of Loss Special Form” commercial property insurance required under subsection (e)(i) above and the “All Risk Builders Risk” commercial property insurance and the rent loss and/or business interruption insurance policies required under subsection (e)(i)(C) above do not cover perils of terrorism or acts of terrorism, Borrower shall maintain a Terrorism Policy on terms (including amounts) consistent with those required under subsections (e)(i) and (e)(i)(C) above if such coverage is commercially available. For the purposes of this Agreement, “terrorism” shall mean the use or threatened use of force or violence against person or property, or commission of an act dangerous to human life or property, undertaken by any person or group, whether or not acting on behalf of or in connection with any organization, government, power, authority or military force, when the effect is to intimidate, harm or coerce a government, the civilian population or any segment therefore, or to disrupt any segment of the economy. Terrorism shall also include any act which is verified or recognized by the United States Government as an act of terrorism.

(v)If applicable, insurance covering the decrease or diminution in value of the Property resulting from the enforcement of any law, building code, zoning regulation or other Legal Requirement or act of any Governmental Authority to the extent that the Property cannot legally be restored to a condition that existed prior to the Casualty (which insurance shall be in an amount acceptable to Lender in its sole discretion), provided that such insurance is available to Borrower on commercially reasonable terms.
(vi)Such other types and amounts of insurance with respect to the Property and the operation thereof which are customarily maintained in the case of other property and buildings similar to the Property in nature, use, location, height and type of construction as may from time to time be reasonably required by Lender.
(f)All insurance provided for in Section 6.1.1(d) and (e) hereof shall be obtained under valid and enforceable policies (such policies, collectively, the “Borrower Policies” or in the singular the “Borrower Policy” and together with the Condominium Policies, collectively the “Policies”). Prior to the expiration dates of the Borrower Policies theretofore furnished to Lender, certificates of insurance, acceptable to Lender, evidencing renewal of the Borrower Policies and accompanied by evidence satisfactory to Lender of payment of the Insurance Premiums due thereunder shall be delivered or caused to be delivered by Borrower to Lender. Copies of the Borrower Policies shall be provided to Lender upon request.
6.1.2Ratings of Insurers. All insurance policies required pursuant to Section 6.1.1 shall:
(a)be issued by companies authorized to do business in the State where the Property is located, which companies shall each have a financial strength and claims paying ability rating of at least “A:X” from A.M. Best, provided that if such insurance is provided by a syndicate of five or more insurers, then only 60% of the members of the syndicate (or 75% if four or fewer insurers comprise the syndicate) must have the above rating with the remaining insurers having a rating not less than “BBB” from S&P or A-/VIII by A.M. Best. Notwithstanding the foregoing, Borrower shall be permitted to maintain the insurance policies required hereunder with insurance companies which do not meet the foregoing requirements (an “Otherwise Rated Insurer”), provided Borrower obtains a “cut through” endorsement (that is, an endorsement which permits recovery against the provider of such endorsement) reasonably approved by Lender, which approval shall not be unreasonably withheld or delayed, with respect to any Otherwise Rated Insurer from an insurance company which meets the claims paying ability ratings required above;
(b)with respect to all property insurance policies, name Lender and its successors and/or assigns as their interest may appear as mortgagee;
(c)with respect to all property insurance policies and rental loss and/or business interruption insurance policies, contain a “Standard Mortgagee Clause” and a “Lender’s Loss Payable” provision, or their equivalents, naming Lender as the person to whom payments will be made as its interest shall appear;

(d)with respect to all liability policies, name Lender and its successors and/or assigns as an additional insured;
(e)contain a waiver of subrogation in favor of Lender; and
(f)contain such provisions as Lender deems reasonably necessary or desirable to protect its interest, including endorsements if not already contained in the policy language providing that neither Borrower, Lender nor any other party shall be a co-insurer under said insurance policies.
Borrower shall pay the insurance premiums as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the insurance policies with receipts for the payment of the insurance premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower shall not be required to pay such insurance premiums nor furnish such evidence of payment to Lender in the event that the amounts required to pay such insurance premiums have been deposited into the Insurance Reserve Account pursuant to Section 12.2).
6.1.3Form of Insurance Policies; Endorsements. All insurance policies shall be in such form and with such endorsements as are reasonably satisfactory to Lender. Certificates of insurance with respect to all of the above mentioned insurance policies have been delivered to and approved by Lender and copies of all such policies shall be delivered to Lender within ten (10) days of request by Lender, provided that if Borrower is not yet in receipt of such policies Borrower shall not be obligated to deliver such policies until five (5) days after its receipt thereof. All policies (except for worker’s compensation) shall name Lender as an additional insured, shall provide that all Proceeds (except Proceeds of general liability, motor vehicle liability and workers’ compensation insurance) be payable to Lender as its interests may appear. All property policies shall contain: (a) a standard “non-contributory mortgagee” provision or its equivalent relating, inter alia, to recovery by Lender notwithstanding the acts or omissions of Borrower; (b) a provision providing that no policy shall be impaired or invalidated by virtue of any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by Borrower, Lender or any other named insured, additional insured or loss payee, except for the willful misconduct of Lender knowingly in violation of the conditions of such policy (a “Lender’s Loss Payable” provision shall be deemed to satisfy the requirements of this clause (b)); and (c) a provision that such policies shall not be canceled without at least thirty (30) days’ prior written notice to Lender, in each instance (or ten (10) days’ notice, in case of cancellation for nonpayment of premiums). Each insurance policy shall contain a provision whereby the insurer: (i) waives any right to claim any premiums and commissions against Lender, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured; and (ii) provides that Lender at its option, shall be permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums. In the event any insurance policy (except for general public and other liability and workers’ compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Lender, such insurance policy shall not be invalidated by and shall insure Lender regardless of (a) any act, unintentional failure to act, declarations or conditions contained in such policy by any named insured except for the willful misconduct of Lender committed knowingly in violation of the conditions of such policy, (b) the occupancy or use of the Property for purposes more hazardous than permitted by the terms thereof, or (c) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of this Agreement.
6.1.4Policies; Certificates. Borrower shall deliver to Lender copies of the insurance policies required to be maintained pursuant this Section 6.1, provided, however, Lender shall not be deemed by reason of the custody of such insurance policies to have knowledge of the contents thereof. Borrower also shall deliver to Lender, within ten (10) days of Lender’s request, a certificate of insurance evidencing the coverages set forth herein together with evidence that all insurance premiums due thereon have been paid and that such coverages are in full force and effect. Not later than three (3) Business Days prior to the expiration date of each of the insurance policies, Borrower shall deliver to Lender a certificate of insurance, evidencing renewal of coverage as required herein of all such renewal insurance policies and if Borrower fails to provide such documentation to Lender at least three (3) Business Days prior to the expiration date of such insurance policies, Lender has the right, in its sole discretion, to force place such insurance policies provided that Lender shall use commercially reasonable efforts to provide in such forced placed insurance that the applicable insurance policies will be terminable and the premiums thereunder refundable for any period of time in which such policies are not in effect. If Lender receives such certificates of insurance and insurance company issued binders subsequent to such three (3) Business Day period but prior to the expiration of the applicable insurance policies, then Lender shall not force place such insurance policies if it has not already done so. Borrower hereby agrees that Borrower shall be responsible for all costs and expenses incurred by Lender in connection with force placing insurance in accordance with this Section 6.1.4 hereof and the subsequent termination or cancellation of any such forced placed insurance policies. Prior to thirty (30) days after renewal, Borrower shall provide evidence satisfactory to Lender that the insurance policies for such renewal shall have been paid.
6.1.5Loss Valuation; Deductibles; Co-Insurance; Insurable Interests other than Lender’s; Separate Insurance. Borrower shall not take out separate insurance contributing in the event of loss with that required to be maintained pursuant to this Section 6.1. In addition, all policies shall contain coverage for tenant improvements and betterments that Borrower is required to insure pursuant to the applicable Leases. All Property insurance also shall include coverage on a Replacement Cost basis with a co-insurance waiver or Agreed Amount Endorsement. The amount of any deductible under any policy must be reasonably acceptable to Lender. Without Lender’s prior written consent, Borrower shall not name any Person other than Lender, as Mortgagee, Lender Loss Payee or Loss Payee, as it pertains to the Property-related first party insurance coverages; provided, that, if blanket policies are obtained, this sentence shall not apply to property covered by such blanket policies other than the Improvements and such tenant improvements and betterments that Borrower is required to insure pursuant to applicable Leases.
6.1.6Blanket Policies. Any blanket insurance policy shall provide the same protection as would a separate insurance policy insuring only the Property in compliance with the provisions of this Section 6.1. Lender, in its reasonable discretion, shall determine whether such blanket policies provide sufficient limits of insurance
6.1.7Limitation on Terrorism Coverages. The Terrorism Policy shall be on terms consistent with those required under Section 6.1.1(b)(iv) and Section 6.1.1(e)(iv) above at all times during the term of the Loan, subject to the annual limit on insurance premiums therefore equal to the Terrorism Premium Limit.

6.1.8Foreclosure. Upon written notice to and written approval from insurance carriers, in the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Indebtedness, all right, title and interest of Borrower in and to the policies that are not blanket policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
6.1.9Captive Insurance Company.
(a)Notwithstanding anything to the contrary set forth in Section 6.1.1, the Terrorism Policy required pursuant to either Section 6.1.1(b)(iv) or Section 6.1.1(e)(iv) may be issued by a captive insurance company wholly-owned and Controlled by an Affiliate of Borrower (a “Captive Insurance Company”); provided that:
(i)unless Lender agrees otherwise in writing, TRIPRA shall be in full force and effect;
(ii)except with respect to the deductible permitted hereunder, those covered losses which are not reinsured by the federal government under TRIPRA and payable directly to the insured shall be reinsured by an insurance company which satisfies the requirements of Section 6.1.2;
(iii)all re-insurance agreements between such Captive Insurance Company and all such re-insurance companies providing the referenced re-insurance shall be approved by Lender, which approval shall not be unreasonably withheld or delayed, and Borrower shall use commercially reasonable efforts to cause such re-insurance agreements to provide for direct access to such re-insurers by all named insureds, loss payees and mortgagees which such insurance benefits;
(iv)such Captive Insurance Company shall not be the subject of bankruptcy or similar insolvency proceeding;
(v)such Captive Insurance Company shall be prohibited from conducting any business other than the issuance of terrorism insurance policies and any other contemplated insurance coverage approved by Lender, which approval shall not be unreasonably withheld or delayed, for properties in which Affiliates of Guarantor have an ownership interest equal to or greater than 50%.
(vi)such Captive Insurance Company shall be licensed in the State of Vermont and qualified to issue the Terrorism Policy in accordance with all Legal Requirements;
(vii)such Captive Insurance Company shall qualify for the reinsurance and other benefits afforded insurance companies under TRIPRA and shall maintain minimum reinsurance of not less than fifteen percent (15%) of the insured risk to the extent commercially available;
(viii)no Governmental Authority shall have issued any statement, opinion, finding or decree that any insurance company which is similar to such

Captive Insurance Company (i.e., an insurance owned and/or Controlled by a Person insured under an applicable insurance policy) does not qualify for such benefits;
(ix)Lender shall have received each of the following, each of which shall be acceptable to Lender:
(A)the organizational documents of such Captive Insurance Company;
(B)any regulatory agreements of such Captive Insurance Company;
(C)the application for licensing in the State of Vermont for such Captive Insurance Company;
(D)the form of the Policy to be used by such Captive Insurance Company to provide the insurance coverage described herein; and
(E)a description of the structure and amount of reserves and capitalization of such Captive Insurance Company.
(x)the Insurance Premiums payable to such Captive Insurance Company shall be based on market conditions based on the premiums that would have been charged had the coverage been included in the All Risk policy and such premiums shall be approved by the Vermont Insurance Department.
(xi)the organizational documents of such Captive Insurance Company shall not be materially amended without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; and
(xii)except as otherwise expressly set forth in this Section 6.1.9, all such insurance provided by such Captive Insurance Company shall otherwise comply with all other terms and conditions of Section 6.1.1 and Section 6.1.2.
(b)Notwithstanding anything to the contrary set forth in Section 6.1.2 or in this Section 6.1.9, any insurance required under Section 6.1.1 may be provided by a Captive Insurance Company with the prior written consent of Lender and subject to Lender’s review and approval of Policies and other documentation reasonably requested by Lender and the satisfaction of such other conditions as Lender may reasonably require.
Section 6.2Condemnation and Insurance Proceeds.
6.2.1Notification. Borrower shall promptly notify Lender in writing upon obtaining knowledge of (a) the institution of any proceedings relating to any Taking (whether material or immaterial) of, or (b) the occurrence of any casualty, damage or injury to, the Property or any portion thereof, the restoration of which is estimated by Borrower in good faith to cost more than the Casualty Amount. In addition, each such notice shall set forth such good faith estimate of the cost of repairing or restoring such casualty, damage, injury or Taking in reasonable detail if the same is then available and, if not, as soon thereafter as it can reasonably be provided.
6.2.2Proceeds. In the event of any Taking of or any casualty or other damage or injury to the Property, Borrower’s right, title and interest in and to all compensation, awards, proceeds, damages, claims, insurance recoveries, causes and rights of action (whether accrued prior to or after the date hereof) and payments which Borrower may receive or to which Borrower may become entitled with respect to the Property or any part thereof other than payments received in connection with any liability or loss of rental value or business interruption insurance (collectively, “Proceeds”), in connection with any such Taking of, or casualty or other damage or injury to, the Property or any part thereof are, except as otherwise herein provided, hereby assigned by Borrower to Lender and shall, except as otherwise herein provided, be paid to Lender. Borrower shall, in good faith and in a commercially reasonable manner, file and prosecute the adjustment, compromise or settlement of any claim for Proceeds and, subject to Borrower’s right to receive the direct payment of any Proceeds as herein provided, will cause the same to be paid directly to Lender to be held and applied in accordance with the provisions of this Agreement. Except upon the occurrence and during the continuance of an Event of Default, Borrower may settle any insurance claim with respect to Proceeds which does not exceed the Casualty Amount. Whether or not a Monetary Default or an Event of Default shall have occurred and be continuing, Lender shall have the right to approve, such approval not to be unreasonably withheld, conditioned or delayed, any settlement which would in Lender’s reasonable judgment result in any Proceeds in excess of the Casualty Amount and Borrower shall deliver or cause to be delivered to Lender all instruments reasonably requested by Lender to permit such approval. Borrower shall pay all reasonable out-of-pocket costs, fees and expenses reasonably incurred by Lender (including all reasonable attorneys’ fees and expenses, the reasonable fees of insurance experts and adjusters and reasonable costs incurred in any litigation or arbitration), and interest thereon at the Default Rate to the extent not paid within fifteen (15) Business Days after delivery of a request for reimbursement by Lender, accompanied by reasonable back-up documentation, in connection with the settlement of any claim for Proceeds and the seeking and obtaining of any payment on account thereof in accordance with the foregoing provisions. If any Proceeds are received by Borrower and may be retained by Borrower pursuant to this Section 6.2, such Proceeds shall, until the completion of the related Work, be held in trust for Lender and shall be segregated from other funds of Borrower to be used to pay for the cost of the Work in accordance with the terms hereof, and to the extent such Proceeds exceed the Casualty Amount, such Proceeds shall be forthwith paid directly to and held by Lender in trust for Borrower, in each case to be applied or disbursed in accordance with this Section 6.2. If an Event of Default shall have occurred and be continuing, or if Borrower fails to file any insurance claim for a period of fifteen (15) Business Days, or to prosecute same with commercially reasonable diligence following Borrower’s receipt of written notice to do so from Lender, Borrower hereby irrevocably empowers Lender, in the name of Borrower as its true and lawful attorney-in-fact, to file and prosecute such claim (including settlement thereof) with counsel reasonably satisfactory to Lender and to collect and to make receipt for any such payment, all at Borrower’s expense (including payment of interest at the Default Rate for any amounts advanced by Lender pursuant to this sentence and reasonable attorneys’ fees and disbursements). Notwithstanding anything to the contrary set forth in this Agreement, but excluding all situations requiring prepayment of the Note, to the extent any Proceeds (either singly or when aggregated with all other then-unapplied Proceeds with respect to the Property) do not exceed the Casualty Amount, provided no Event of Default has occurred and is continuing, such Proceeds are to be paid directly to Borrower to be applied to restoration of the

Property in accordance with the terms hereof (except that Proceeds paid in respect of the insurance described in Section 6.1.1(e)(vi) shall be deposited directly to the Collection Account as revenue of the Property).
6.2.3Lender to Take Proceeds. If (a) no Event of Default shall have occurred and be continuing, (b) no Total Loss with respect to the Property shall have occurred, (c) with respect to a Condemnation, appropriate access and egress remain, (d) the Work is capable of being completed before the date which is the earlier of (x) six (6) months prior to the Maturity Date, and (y) the expiration of Borrower’s Time Element coverage referred to in Section 6.1.1(e)(ii) above, (e) the Property is capable of being restored substantially to its condition prior to such Taking or casualty and (f) Lender shall have received evidence reasonably satisfactory to Lender that upon the completion of the restoration and expiration of any extended period of indemnity pursuant to any business interruption insurance, no Trigger Period shall have occurred and be continuing (provided that Borrower shall have the right to prepay a portion of the Principal Amount or deliver Cash or a Letter of Credit to Lender to achieve a Debt Yield that equals or exceeds the Trigger Period Threshold); then in any such case, all Proceeds shall be applied to Borrower’s cost of restoration in accordance with Section 6.2.4, and any Proceeds remaining after such application (including reimbursement of Lender’s reasonable out-of-pocket costs and expenses actually incurred in connection with recovery of such Proceeds and their application hereunder (including, without limitation, reasonable out-of-pocket administrative costs and inspection fees and reasonable attorneys’ fees and disbursements)) shall be remitted to Borrower. In the event that Lender shall not be required to apply any Proceeds to Borrower’s cost of restoration, then such Proceeds may be applied by Lender to prepay the Note, in accordance with the provisions thereof, without any prepayment or Prepayment Premium or penalty or similar payment, and the balance, if any shall be paid to Borrower. If the Proceeds so applied shall be insufficient to repay the Loan in full, Borrower may repay all (but not less than all) of such balance of the Loan in full without any Prepayment Premium or penalty.
6.2.4Borrower to Restore. (a)  Promptly after the occurrence of any damage or destruction to all or any portion of the Property or a Taking of a portion of the Property, Borrower shall commence and diligently prosecute, or cause to be commenced and diligently prosecuted, to completion, subject to Excusable Delay, and delays directly caused by Lender’s failure to respond within a commercially reasonable prompt time to requests for approval of plans or other requests for approvals pursuant to this Section 6.2.4 for which, in either case, a specific period of time is not specified, the repair, restoration and rebuilding of the Property (in the case of a partial Taking, to the extent it is capable of being restored) so damaged, destroyed or remaining after such Taking in full compliance with all material Legal Requirements and free and clear of any and all Liens except Permitted Encumbrances (such repair, restoration and rebuilding are sometimes collectively referred to as the “Work”). The plans and specifications shall require that the Work be done in a good and workmanlike manner at least substantially equivalent to the quality and character of the Property and reasonably equivalent to the value of the Property prior to the damage or destruction, so that upon completion thereof, the Property shall be at least equal in general utility and condition to the Property prior to the damage or destruction, subject to any restrictions on Borrower’s ability to do so which may be imposed by any applicable Legal Requirements (provided, however, that in the case of a partial Taking, the Property restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Taking); it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to any partial Taking of, or casualty or other damage or injury to, the Property, if the Work actually performed, if any, or failed to be performed, would not reasonably be expected to have, and does not have a Material Adverse Effect on the value of the Property from the value that the Property would have had if the same had been restored to its precise condition immediately prior to such Taking, casualty or other damage or injury. Borrower shall be obligated to restore the Property suffering a casualty or which has been subject to a partial Taking in accordance with the provisions of this Section 6.2 at Borrower’s sole cost and expense whether or not the Proceeds shall be sufficient, provided that, if required pursuant to this Agreement, the Proceeds shall be made available to Borrower by Lender in accordance with this Agreement;
(a)If Proceeds are not applied toward payment of the Indebtedness pursuant to the terms hereof and Borrower has satisfied all of the conditions of Section 6.2.3, then Lender shall make the Proceeds which it is holding pursuant to the terms hereof (after payment of any reasonable out-of-pocket expenses (including reasonable attorneys’ fees and disbursements) actually incurred by Lender in connection with the collection thereof plus interest thereon at the Default Rate (from the date advanced through the date of reimbursement) to the extent the same are not paid within fifteen (15) Business Days after request for reimbursement by Lender, accompanied by reasonable back-up documentation) available to Borrower for payment of or reimbursement of Borrower’s expenses incurred with respect to the Work, upon the terms and subject to the conditions set forth in sub-paragraphs (i), (ii), (iii) and (iv) below and in Section 6.2.5:
(i)at the time of the requested disbursement, there shall be no continuing Event of Default;
(ii)if, at any time, the estimated cost of the Work (as estimated by the Independent Architect referred to in sub-paragraph (iv) below) shall exceed the sum of the Proceeds by more than the Threshold Amount (the amount of such excess over the Threshold Amount being a “Deficiency”) and for so long as a Deficiency shall exist, Lender shall not be required to make any Proceeds disbursement to Borrower unless Borrower (within a reasonable period of time after receipt of such estimate), at its election, either deposits with or delivers to Lender (a) Cash or Cash Equivalents, a Letter or Letters of Credit in an amount equal to the Deficiency or (b) such other evidence of Borrower’s ability to meet such excess costs as shall be reasonably satisfactory to Lender;
(iii)If the Work shall constitute an Alteration that would require Lender’s consent pursuant to Section 9.2, then each of Lender and the Independent Architect shall have reasonably approved the plans and specifications for the Work and any material change orders in connection with such plans and specifications; and
(iv)Lender shall, within a reasonable period of time prior to Borrower’s request for initial disbursement, be furnished with an estimate of the cost of the Work accompanied by an Independent Architect’s certification as to such costs. Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable Legal Requirements including zoning, environmental and building laws, codes, ordinances and regulations.

6.2.5Disbursement of Proceeds. (a)  Disbursements of the Proceeds to Borrower hereunder shall be made from time to time (but not more frequently than once in any month) by Lender but only for so long as no Monetary Default or Event of Default shall have occurred and be continuing, as the Work progresses upon receipt by Lender of (i) a Borrower’s Certificate dated not more than ten (10) Business Days prior to the application for such payment, requesting such payment or reimbursement and describing the Work performed that is the subject of such request, the parties that performed such Work and the actual cost thereof, and also certifying that such Work and materials are or, upon disbursement of the payment requested to the parties entitled thereto, will be free and clear of Liens other than Permitted Encumbrances, (ii) evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed in connection with such Work have been or, upon disbursement of the payment requested to the parties entitled thereto, will be paid for in full, and (B) there exists no notices of pendency, stop orders, mechanic’s liens or notices of intention to file same (unless the same is required by State law as a condition to the payment of a contractor) or any liens or encumbrances of any nature whatsoever on the Property arising out of the Work which have not been either fully bonded to the reasonable satisfaction of Lender or discharged of record or in the alternative, fully insured to the reasonable satisfaction of Lender by the Title Company that issued the Title Policy, and (iii) an Independent Architect’s certificate certifying performance of the Work together with an estimate of the cost to complete the Work. No payment made prior to the final completion of the Work, as certified by the Independent Architect, except for payment made to contractors whose Work shall have been fully completed and from which final lien waivers have been received, shall exceed ninety percent (90%) (the “Retainage Release Threshold”) of the value of the Work performed and materials furnished and incorporated into the Improvements from time to time until such time as fifty percent (50%) of such Work has been satisfactorily completed (as certified by the Independent Architect), at which time the Retainage Release Threshold with respect to such Work shall be increased to ninety-five percent (95%), and at all times the undisbursed balance of said Proceeds together with all amounts deposited, bonded, guaranteed or otherwise provided for pursuant to Section 6.2.4(b)(ii) above, shall be at least sufficient to pay for the estimated cost of completion of the Work; final payment of all Proceeds remaining with Lender shall be made upon receipt by Lender of a certification by an Independent Architect, as to the completion of the Work substantially in accordance with the submitted plans and specifications and final lien releases, as certified pursuant to a Borrower’s Certificate, and delivery of a certificate of occupancy or temporary certificate of occupancy with respect to the Work, or, if not applicable, a Borrower’s Certificate to the effect that neither a certificate of occupancy or temporary certificate of occupancy is required. If Lender shall fail to disburse the Proceeds to Borrower in accordance with this Section 6.2.5(a), Borrower shall be entitled to prepay the Loan without any prepayment or Prepayment Premium or penalty or similar payment.
(a)If, after the Work is completed in accordance with the provisions hereof and Lender receives evidence that all costs of completion have been paid, there are excess Proceeds, Lender shall, provided, no Event of Default has occurred and is continuing, (i) in the event such Proceeds relate to a Taking, apply such excess Proceeds with respect to such Taking of the Property to the payment or prepayment of all or any portion of the Indebtedness secured hereby without any Prepayment Premium or penalty, and any balance thereof, shall be paid to Borrower, and (ii) in the event such Proceeds relate to a casualty to the Property, remit to Borrower such excess Proceeds with respect to such casualty to the Property.
In the event of a conflict between the terms this Section 6.2 concerning the use of Proceeds in the event of any Taking of or any casualty or other damage or injury to the Property and the terms of the Declaration or the by-laws of the Condominium which were recorded with the Declaration, as such by-laws may be amended, restated, supplemented or otherwise modified from time to time (the “Condominium By-Laws”) or applicable law regarding the same, the terms and provisions of the Declaration or Condominium By-Laws or applicable law shall prevail. However, if pursuant to the terms of the Declaration or Condominium By-Laws or applicable law any Proceeds are paid to Borrower, then the terms of this Section 6.2 will govern the disposition of such Proceeds. In the event of any Taking of or any casualty or other damage or injury to the Property which requires a vote of the unit owners of the Condominium to repair and restore the Improvements or the building in which the Improvements are located, Borrower shall not exercise any right it may have to vote against restoration of the Improvements without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.
ARTICLE VII

IMPOSITIONS, OTHER CHARGES, LIENS AND OTHER ITEMS
Section 7.1Borrower to Pay Impositions and Other Charges. Borrower shall pay all Impositions now or hereafter levied or assessed or imposed against the Property or any part thereof and all Other Charges prior to the imposition of any interest, charges or expenses for the non-payment thereof, except to the extent provision is made for payment thereof from the Tax Reserve Account by Lender in this Section 7.1 and Section 12.1. Borrower shall deliver to Lender annually, no later than fifteen (15) Business Days after each of the same are received, all bills for Impositions and Other Charges attributable to or affecting the Property or Borrower. Subject to Borrower’s right of contest set forth in Section 7.3, and to the extent of funds available in the Tax Reserve Account, Lender, on behalf of Borrower, shall pay all Impositions and Other Charges which are attributable to or affect the Property or Borrower, prior to the date such Impositions or Other Charges shall become delinquent or late charges may be imposed thereon, directly to the applicable taxing authority with respect thereto. Lender shall pay to the taxing authority such amounts to the extent funds in the Tax Reserve Account are sufficient to pay such Impositions. Nothing contained in this Agreement or the Mortgage shall be construed to require Borrower to pay any tax, assessment, levy or charge imposed on Lender in the nature of a franchise, capital levy, estate, inheritance, succession, income or net revenue tax.
Section 7.2No Liens. Subject to its right of contest set forth in Section 7.3, Borrower shall at all times keep, or cause to be kept, the Property free from all Liens (other than Permitted Encumbrances) and shall pay when due and payable (or bond over) all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, would result in or permit the creation of a Lien on the Property or any portion thereof and shall in any event cause the prompt, full and unconditional discharge of all Liens imposed on or against the Property or any portion thereof within sixty (60) days after receiving written notice of the filing (whether from Lender, the lienor or any other Person) thereof. Upon the occurrence and during the continuance of an Event of Default with respect to Borrower’s Obligations as set forth in this Article VII, Lender may (but shall not be obligated to) make such payment or discharge such Lien, and Borrower shall reimburse Lender within ten (10) Business Days after demand, accompanied by reasonable back-up documentation, for all such advances pursuant to Section 15.12 (together with interest thereon at the Default Rate).

Section 7.3Contest. Nothing contained herein shall be deemed to require Borrower to pay, or cause to be paid, any Imposition or Other Charges, or to satisfy any Lien, or to comply with any Legal Requirement or Insurance Requirement, so long as Borrower is in good faith, and by proper legal proceedings, where appropriate, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (a) no Event of Default shall exist and be continuing hereunder, (b) Borrower shall keep Lender informed of the status of such contest at reasonable intervals, (c) if Borrower is not providing security as provided in clause (f) below, adequate reserves with respect thereto are maintained on Borrower’s books in accordance with GAAP or in the Tax Reserve Account or Insurance Reserve Account, as applicable, (d) such contest operates to suspend collection or enforcement, as the case may be, of the contested Imposition, Lien or Legal Requirement, and such contest is maintained and prosecuted continuously and with diligence, (e) in the case of any Insurance Requirement, the failure of Borrower to comply therewith shall not impair the validity of any insurance required to be maintained by Borrower under Section 6.1 or the right to full payment of any claims thereunder, and (f) in the case of Impositions and Liens which are not bonded in excess of $1,500,000.00 (the “Contest Threshold”) individually or in the aggregate, during such contest, Borrower shall deposit with or deliver to Lender either Cash or Cash Equivalents or a Letter or Letters of Credit in an amount equal to the excess of one hundred ten percent (110%) of (i) the amount of Borrower’s obligations being contested plus (ii) any additional interest, charge, or penalty arising from such contest, over the Contest Threshold, or provision reasonably satisfactory to Lender for the protection of Lender’s interest in the Property is otherwise made. Notwithstanding the foregoing, the creation of any such reserves or the furnishing of other security, Borrower promptly shall comply with any contested Legal Requirement or Insurance Requirement or shall pay any contested Imposition or Lien, and compliance therewith or payment thereof shall not be deferred, if, at any time the Property or any portion thereof shall be, in Lender’s reasonable judgment, in imminent danger of being forfeited or lost or Lender is likely to be subject to civil or criminal damages as a result thereof. If such action or proceeding is terminated or discontinued adversely to Borrower, Borrower shall deliver to Lender reasonable evidence of Borrower’s compliance with such contested Imposition, Lien, Legal Requirements or Insurance Requirements, as the case may be.
ARTICLE VIII

TRANSFERS, INDEBTEDNESS , SUBORDINATE LIENS AND CONDOMINIUM
Section 8.1Restrictions on Transfers. Unless such action is permitted by the provisions of this Article VIII or elsewhere in the Loan Documents, Borrower shall not permit or effect any Transfer of all or any portion of the Property or direct or indirect interest therein or any direct or indirect interest in Borrower other than (a) Permitted Transfers and (c) Permitted Encumbrances, provided that, in connection with any of the foregoing Transfers, the Property shall continue to be managed by the Manager, a Qualified Manager or a replacement manager acceptable to Lender in its sole discretion.
Section 8.2Sale of Equipment. Borrower may Transfer or dispose of Equipment which is being replaced or which is no longer necessary in connection with the operation of the Property free from the Lien of the Mortgage, provided that such Transfer or disposal would not reasonably be expected to have, and does not have, a Material Adverse Effect and provided, further, that any new Equipment acquired by Borrower (and not so disposed of) shall be subject to the Lien of the Mortgage. Lender shall, from time to time, upon receipt of a Borrower’s Certificate requesting the same and confirming satisfaction of the conditions set forth above, execute a written instrument in form reasonably satisfactory to Lender to confirm that such Equipment which is to be, or has been, sold or disposed of is free from the Lien of the Mortgage.
Section 8.3Immaterial Transfers and Easements, etc. Borrower may, without the consent of Lender, (a) make immaterial Transfers of portions of the Property to Governmental Authorities for dedication or public use or portions of the Property to third parties for the purpose of erecting and operating additional structures whose use is integrated with the use of the Property, and (b) grant easements, restrictions, covenants, reservations and rights-of-way in the ordinary course of business for access, water and sewer lines, telephone or other fiber optic or other data transmission lines, electric lines or other utilities or for other similar purposes, provided that no such Transfer, conveyance or encumbrance set forth in the foregoing clauses (a) or (b) shall materially impair the utility and operation of the Property or be reasonably expected to have a Material Adverse Effect. In connection with any Transfer permitted pursuant to this Section 8.3, Lender shall execute and deliver any instrument reasonably necessary or appropriate, in the case of the Transfers referred to in clause (a) above, to release the portion of the Property affected by such Taking or such Transfer from the Lien of the Mortgage or, in the case of clause (b) above, to subordinate the Lien of the Mortgage to such easements, restrictions, covenants, reservations and rights-of-way or other similar grants upon receipt by Lender of:
(i)fifteen (15) days’ prior written notice thereof;
(ii)a copy of the instrument or instruments of Transfer;
(iii)a Borrower’s Certificate stating (A) with respect to any Transfer, the consideration, if any, being paid for the Transfer, and (B) that such Transfer does not materially impair the utility and operation of the Property or would reasonably be expected to have or does have a Material Adverse Effect; and
(iv)reimbursement of all of Lender’s reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with such Transfer.
Section 8.4Debt. Except for Permitted Debt, Borrower shall not incur, create or assume any Debt or incur any liabilities without the consent of Lender. If Borrower, with the approval of Lender in its sole and absolute discretion, incurs Debt payable to an Affiliate of Borrower, such Debt shall be subordinate in all respects to the Indebtedness.
Section 8.5Interest Transfers; Property Transfers.
8.5.1Interest Transfers. Transfers of (but not a mortgage, pledge, hypothecation, encumbrance or grant of a security interest in) up to seventy five percent (75%) of direct or indirect beneficial interests in Borrower shall be permitted without Lender’s consent provided: (a) Lender receives not less than thirty (30) days prior written notice thereof, (b) immediately prior to such Transfer or as a result of such Transfer, no Event of Default shall have occurred and be continuing or shall occur, (c) subsequent to such Transfer, Borrower will continue to be a Single Purpose Entity, and its organizational documents and structure insofar as the same relate to its Single Purpose Entity status shall be reasonably acceptable to Lender, (d) after giving effect to any such Transfer, (x) ALX shall directly or indirectly own a minimum of twenty-five percent (25%) of the direct or indirect equity interests in Borrower and shall Control Borrower, (y) Vornado Realty Trust and/or Interstate Properties (or other entity Controlled by Steven Roth) shall continue to collectively own not less than twenty-five percent (25%) of the direct or indirect equity interests in ALX, and (z) if any Person (or group of related Persons) shall own a direct or indirect interest in Borrower of ten percent (10%) or greater, Lender shall, to the extent not previously obtained by Lender in respect of such Person, obtain and be satisfied with the results of background and credit searches in respect of such Person (provided, however, in the event the background searches on such Person fail to disclose any prior history of (1) bankruptcies or other insolvencies, (2) felony convictions, or (3) any violations of the rules and regulations of Patriot Act or OFAC, then such searches shall be deemed to be approved by Lender), (e) such Transfer does not result in a violation of any Legal Requirements, including, without limitation, ERISA and Prescribed Laws, and (f) with respect to Transfers (other than a ALX Transfer) of in excess of twenty-five percent (25%) of the direct or indirect interests in Borrower with respect to Borrower, the same shall not cause the proposed transferee to exceed exposure limits of Lender (provided, however, that if Lender shall determine that a Transfer to such proposed transferee would exceed the exposure limits of Lender, then Lender shall so notify Borrower within ten (10) Business Days after the proposed transferee has been identified to Lender with a request for approval set forth in a written notice that states clearly (in 14-point type or larger): “THIS IS A REQUEST FOR APPROVAL OF A TRANSFEREE. LENDER SHALL HAVE NO RIGHT TO OBJECT TO THE TRANSFEREE BASED ON THE TRANSFEREE EXCEEDING THE EXPOSURE LIMITS OF LENDER IF LENDER DOES NOT RESPOND TO THIS REQUEST WITHIN TEN (10) BUSINESS DAYS”, and in the event Lender fails to so notify Borrower within such ten (10) Business Day period, Lender shall have no right to object to the proposed transferee on such basis).
Section 8.6Deliveries to Lender. Not less than fifteen (15) days prior to the closing of any transaction which, subject to the provisions of this Article VIII, requires prior notice to Lender, Borrower shall deliver to Lender Borrower’s Certificate describing the proposed transaction and stating that such transaction is permitted by this Article VIII, together with any appraisal or other documents upon which such Borrower’s Certificate is based. In addition, Borrower shall provide Lender with copies of executed deeds, assignments and/or other similar closing documents within ten (10) Business Days after such closing.
Section 8.7Leases.
8.7.1New Leases and Lease Modifications. Except as otherwise provided in Section 8.7.2 or Section 8.7.4, Borrower shall not (a) enter into any Lease or renew or extend an existing Lease (unless required to do so by the terms of such Lease) (a “New Lease”), (b) consent to the assignment of any Lease (unless required to do so by the terms of such Lease) that releases the original Tenant from its obligations under the Lease, (c) modify any Lease (including, without limitation, accept a surrender of any portion of the Property subject to a Lease (unless otherwise required by law or such Lease)), allow a reduction in the term of any Lease or a reduction in the Rent payable under any Lease, change any renewal provisions of any Lease in a manner materially adverse to Borrower or Lender, materially increase the obligations of the landlord or materially decrease the obligations of any Tenant, or (d) terminate any Lease (any such action referred to in clauses (b), (c) or (d) being referred to herein as a “Lease Modification”), in each instance without the prior written consent of Lender (unless such Lease Modification is made pursuant to an express right of Tenant pursuant to the terms of the related

Lease), which consent shall not be unreasonably withheld, conditioned or delayed. In addition, Borrower may request Lender’s approval of any material change to the Standard Form of Lease, which approval shall not be unreasonably withheld. Each request for approval and consent of a New Lease or Lease Modification or modification to the Standard Form of Lease shall contain a legend in capitalized bold letters on the top of the cover page stating: “THIS IS A REQUEST FOR CONSENT TO A [NEW LEASE] [LEASE MODIFICATION] [MODIFICATION OF STANDARD FORM OF LEASE]. LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED” and Borrower shall include the following documentation with such request: (a) the New Lease, Lease Modification or modified Standard Form of Lease, as applicable, and (b) all other materials reasonably necessary in order for Lender to evaluate such New Lease, Lease Modification or modified Standard Form of Lease. In the event that Lender fails to grant or withhold its approval and consent to such New Lease, Lease Modification, or modification to the Standard Form of Lease within such ten (10) Business Day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), then Lender’s approval and consent shall be deemed to have been granted. In addition, Borrower may, at Borrower’s option, prior to delivering to Lender a draft of any such New Lease or Lease Modification for Lender’s approval, first deliver to Lender for Lender’s approval a term sheet setting forth the major economic and other business terms (the “Material Business Terms”) of such proposed New Lease or Lease Modification, together with all other materials reasonably requested by Lender in order to evaluate such Material Business Terms. Each such request for approval and consent shall contain a legend in capitalized bold letters on the top of the cover page stating: “THIS IS A REQUEST FOR CONSENT TO THE MATERIAL BUSINESS TERMS FOR A [NEW LEASE] [LEASE MODIFICATION]. LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED.” In the event that Lender fails to grant or withhold its approval and consent to such Material Business Terms within such ten (10) Business Day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), then Lender’s approval and consent shall be deemed to have been granted. Subject to the approval time periods set forth above with respect to New Leases and Lease Modifications, so long as any New Lease or Lease Modification submitted to Lender for approval and consent (a) does not contain Material Business Terms which differ in any material adverse respect from the Material Business Terms approved by Lender and (b) otherwise does not contain any lease terms which deviate materially from the terms of the Standard Form of Lease, Lender’s consent to such New Lease or Lease Modification shall not be required.
8.7.2Leasing Conditions. Subject to the terms of this Section 8.7, provided no Event of Default shall have occurred and be continuing, Borrower may enter into a New Lease or Lease Modification, without Lender’s prior written consent, that satisfies each of the following conditions (as evidenced by Borrower’s Certificate delivered to Lender within ten (10) Business Days after Borrower’s entry into such New Lease or Lease Modification):
(a)such New Lease or Lease Modification other than a termination or surrender (to the extent it relates to a provision in the Standard Form Lease), as applicable, is written on either (i) Borrower’s standard form of lease, which shall be delivered to Lender promptly following its availability to Borrower and in form and substance reasonably acceptable to Lender (the “Standard Form of Lease”), or substantially conforms in all material respects to the terms thereof, with only such changes as are commercially reasonable given the then current market conditions, none of which changes shall vary (in a manner materially adverse to Lender) the subordination, attornment and non-disturbance provisions contained in the Standard Form of Lease, (ii) the standard form of lease of a national or regional retailer, (iii) the standard form of branch lease for a national or regional bank, (iv) the form of Lease which Borrower or a Borrower Related Party has entered into previously with a Tenant, or (v) a short-term specialty lease or license form having a term of one (1) year or less, which form of lease shall, with respect to the forms of lease set forth in clauses (ii), (iii) and (iv) of this Section 8.7.2(a) substantially conform in all material respects to the terms of such form, with only such changes as are commercially reasonable given the then current market conditions, none of which changes shall vary (in a manner materially adverse to Lender) the subordination, attornment and non-disturbance provisions contained in the Standard Form of Lease;
(b)with respect to a New Lease or Lease Modification, the premises demised thereunder are less than 50,000 net rentable square feet of the Property; provided, however, that for purposes of determining the net rentable square footage of the premises demised, (i) a “New Lease” with a Tenant shall include and aggregate the square footage demised pursuant to such New Lease and (A) any existing Lease with such Tenant or any Affiliate of such Tenant and (B) any Lease Modification with such Tenant or any Affiliate of such Tenant, and (ii) a “Lease Modification” with a Tenant shall include and aggregate the square footage demised pursuant to (A) the Lease being modified and any other existing Lease with such Tenant or an Affiliate of such Tenant and (B) such Lease Modification and any other Lease Modification with such Tenant or any Lease Modification with an Affiliate of such Tenant;
(c)such New Lease or, if the Lease Modification impacts the Rents payable under the modified Lease, such Lease Modification is on then prevailing market-rate rent, terms and conditions for similar leases in similar buildings in the vicinity of the Property;
(d)“fixed” or “base” rent under such New Lease or Lease Modification (to the extent rent is addressed in such Lease Modification), as applicable, is at a substantially consistent or rising level throughout the term of the lease, other than for (i) market rate “free rent” periods or (ii) tenant improvement and tenant inducements that exceed current market conditions but are amortized over a shorter time period than the entire initial term of such New Lease or Lease Modification, as applicable;
(e)such New Lease or Lease Modification to the extent “use” is addressed in such Lease Modification, as applicable, provides that the premises demised thereby cannot be used for any of the following uses: any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling or sexual conduct or any other use that has or could reasonably be expected to violate applicable Legal Requirements;
(f)such New Lease or Lease Modification, as applicable, other than Lease Modifications relating to Leases in existence on the date hereof, is on an arm’s -length basis with a Tenant who is not an Affiliate of Borrower;
(g)the New Lease or Lease Modification, as applicable, shall not entitle any Tenant to receive and retain Proceeds except (i) moving and relocation expenses, (ii) those that may be awarded in condemnation proceedings because of the Taking of its trade fixtures, trade equipment and its leasehold improvements which have not become part of the Property and (iii) such business loss as Tenant may specifically and separately establish;
(h)the New Lease or Lease Modification, as applicable, shall not cause Borrower to be in default of any “co-tenancy”, or other restriction contained in any other Lease at the Property that permits any Tenant to terminate its Lease or reduce the amount of rent payable under its Lease;
(i)the New Lease or Lease Modification, as applicable, shall not contain an option in favor of Tenant to acquire all or any portion of the Property; and
(j)the New Lease or Lease Modification, as applicable, satisfies the requirements of Sections 8.7.7 and 8.7.8.
8.7.3Delivery of New Lease or Lease Modification. Within ten (10) Business Days following the execution of any New Lease or Lease Modification, as applicable, Borrower shall deliver to Lender a copy of the executed New Lease or Lease Modification and an additional copy marked to show all changes from the Standard Form of Lease if the Standard Form of Lease was used for such New Lease or Lease Modification.
8.7.4Lease Amendments and Terminations. (a) Borrower agrees that it shall not have the right or power, as against Lender without its consent, to cancel, abridge, amend or otherwise modify any Lease unless such modification complies with this Section 8.7. Notwithstanding anything herein to the contrary, no consent of Lender shall be required for any amendment reflecting the Tenant’s unilateral exercise of a renewal or expansion or termination option set forth in its Lease as of the date hereof or a Lease or Lease Modification subsequently approved or otherwise entered into in accordance with the terms hereof and any such amendment shall not be deemed a Lease Modification for any purpose hereof.
(a)Notwithstanding anything contained herein to the contrary, Borrower shall have the right to terminate any Lease and no consent of Lender shall be required in respect of such termination, provided that (i) Borrower is simultaneously replacing such terminated Lease with a new Lease (for all or substantially all of the space which was covered by the Lease being terminated) that either (x) has been approved or deemed approved by Lender if required in accordance with this Section 8.7 or (y) otherwise meets the requirements of this Section 8.7, or (ii) the applicable Tenant is in default thereunder beyond any applicable notice and grace periods. Borrower shall deliver to Lender written notice of any termination of a Lease pursuant to the preceding sentence within five (5) Business Days following the effective date of such termination.
8.7.5Security Deposits. All security or other deposits of Tenants of the Property shall be held in accordance with applicable Legal Requirements. Within ten (10) Business Days after written request by Lender, such request not to occur more than twice a year in the absence of an existing Event of Default, Borrower shall furnish to Lender a statement of all lease securities deposited with Borrower by the Tenants and the location and account number of the account in which such security deposits are held. Schedule 8.7.5 contains a true, correct and complete list of all security deposits and the amounts thereof, currently in Borrower’s possession and the location thereof.

8.7.6No Default Under Leases. Borrower shall (a) promptly perform and observe all of the material terms, covenants and conditions required to be performed and observed by Borrower under the Leases, (b) exercise, within fifteen (15) Business Days after a written request by Lender made not more than one (1) time in any eighteen (18) month period (provided that Lender shall not make such request any more frequently than as permitted by the applicable underlying Lease), any right to request from the Tenant under any Lease a certificate with respect to the status thereof, and (c) not collect any of the Rents more than one (1) month in advance (except that Borrower may collect such security deposits and last month’s Rents as are permitted by Legal Requirements and are commercially reasonable in the prevailing market and collect other charges in accordance with the terms of each Lease).
8.7.7Subordination. Subject to Section 8.7.9, all Lease Modifications and New Leases entered into by Borrower after the date hereof shall be subject and subordinate to this Agreement and the Mortgage (through a subordination provision contained in such Lease or otherwise) and shall provide that the Person holding any rights thereunder shall attorn to Lender or any other Person succeeding to the interests of Lender upon the exercise of its remedies hereunder or any transfer in lieu thereof on the terms set forth in this Section 8.7.
8.7.8Attornment. Subject to Section 8.7.9, each Lease modified by a Lease Modification and each New Lease entered into by Borrower from and after the date hereof shall provide that in the event of the enforcement by Lender of any remedy under this Agreement or the Mortgage, the Tenant under such Lease shall, at the option of Lender or of any other Person succeeding to the interest of Lender as a result of such enforcement, attorn to Lender or to such Person and shall recognize Lender or such successor-in-interest as lessor under such Lease. Each such New Lease shall also provide that, upon the reasonable request by Lender or such successor-in-interest, the Tenant shall execute and deliver an instrument or instruments confirming such attornment.
8.7.9Non-Disturbance Agreements. Lender shall enter into, and, if required by applicable law in order to provide constructive notice or if requested by any Tenant, record in the county where the Property is located, a subordination, non-disturbance and attornment agreement, in form and substance substantially similar to the form attached hereto as Exhibit D (a “Non-Disturbance Agreement”), with any Tenant entering into a New Lease, or a Lease Modification and whose space is not irregular in its configuration (i.e., the balance of any floor is reasonably regular in shape, suitable for normal rental purposes and configured in a commercially reasonable manner to enable the demising of such space in a manner which shall not unreasonably inhibit the marketability of the leasing of such space) for which Lender’s prior written consent has been obtained or deemed obtained, or for which Lender’s prior written consent was not required, within ten (10) Business Days after written request therefor by Borrower. All reasonable third-party costs and expenses incurred by Lender in connection with the negotiation, preparation, execution, delivery and recordation of any Non-Disturbance Agreement, including, without limitation, reasonable attorneys’ fees and disbursements, shall be paid by Borrower.
8.7.10Certain Leasing Matters. Notwithstanding anything contrary herein and without limiting any greater rights Borrower otherwise has under this Agreement, without Lender’s consent (which shall not be unreasonably withheld, delayed or conditioned), Borrower shall be permitted to (i) waive all or a portion of any Tenant’s rental obligation with respect to the period (and any continuous or minimum operation or similar covenant) through and including the end of the month preceding the Deferred Payment Date, to reduce any Tenant’s rental obligation over the remaining term of such Tenant’s Lease and to modify such Lease to reflect any increased future rental obligation or similar benefit to Borrower agreed to by the Tenant in connection with such waiver and modification, and (ii) apply any security deposit (whether in the form of cash, a letter of credit or otherwise) under any Lease pursuant to the terms of such Lease, provided that the proceeds thereof, net of the out-of-pocket costs of collection, shall be used or deposited pursuant to Section 3.1 hereof.
Section 8.8Excess Development Rights. Lender and Borrower each agree that no collateral value has been or will be attributed to the Excess Development Rights. In furtherance thereof:
8.8.1Subject to the terms of this Section 8.8 (including, without limitation, Section 8.8.4 and (e)), Lender (i) agrees that at any time from and after the date hereof, and from time to time, Borrower may, at its option, execute a declaration of zoning lot restrictions, a zoning lot development and easement agreement and/or such other documents or instruments as are necessary or desirable to transfer the Excess Development Rights (the “Development Rights Transfer”) to another parcel (the “Benefited Parcel”) (all of the foregoing declarations, agreements, documents or instruments, together with any of the same described or referred to below in this Section 8.8, collectively, “Development Rights Documentation”), (ii) consents to Borrower's execution, delivery and recordation of, and waive any right they may have to execute and deliver, any Development Rights Documentation from time to time, (iii) agrees that Lender shall execute from time to time such Development Rights Documentation approved by Lender in accordance with Section 8.8.5 as Borrower may reasonably request, (iv) releases any rights of Lender, whether now existing or hereafter arising, in and to the Excess Development Rights and (v) agrees to execute and deliver such instruments and agreements as are reasonably requested by Borrower to permit the owner of the Benefited Parcel to avail itself of any bonus development rights or other Excess Development Rights and the transfer of unused development rights from any other parcel to the Benefited Parcel, including executing and delivering and/or consenting to Borrower's execution and delivery and/or recordation of any related restrictive declaration or maintenance agreement or subway improvement and maintenance agreement. The owner of the Benefited Parcel may be a third party or an Affiliate of Borrower and any restrictions on Affiliate transactions set forth in the Loan Documents shall not apply thereto other than those set forth in this Section 8.8.
8.8.2Borrower shall not execute or request Lender to execute any Development Rights Documentation in connection with any Development Rights Transfer that may impose upon Borrower any construction or ongoing maintenance, repair or other obligations that would have a Material Adverse Effect. To the extent Borrower is required to perform any construction or ongoing maintenance, repair or other obligations as a result of any Development Rights Transfer, Borrower shall deliver an estimate of such obligations and costs produced by Borrower’s Architect, which shall be subject to Lender’s review and approval, such approval not to be unreasonably withheld, delayed, or conditioned, and Borrower shall deposit with Lender cash or a Letter of Credit in the amount of the costs of such obligations, which funds or Letter of Credit shall be returned to Borrower following the completion of such obligations.
8.8.3Lender, at no out-of-pocket cost or expense to Lender and without any liability or obligation on Lender, will cooperate in connection with any Development Rights Transfer. Lender agrees that, except for Borrower's payment of Lender’s reasonable out-of-pocket costs and expenses, no fees or other consideration shall be paid to Lender in connection with any Development Rights Transfer, the execution and delivery of any Development Rights Documentation, or confirmation of any of the foregoing, and any and all proceeds of such transfer shall be the sole property of Borrower and not subject to the Lien of the Mortgage or any other Loan Document. Borrower shall pay to Lender within ten (10) Business Days after demand from time to time, all reasonable out-of-pocket costs and expenses incurred by Lender in connection with the matters described in this Section 8.8.
8.8.4Notwithstanding anything in this Section 8.8 to the contrary, from and after the date hereof, Borrower shall not execute and deliver any declaration of zoning lot restrictions, zoning lot development and easement agreement, or other Development Rights Documentation in connection with a Development Rights Transfer without first delivering such Development Rights Documentation to Lender and obtaining Lender’s written approval thereof. As conditions to Lender’s written approval pursuant to this Section 8.8.4, Borrower shall (i) provide to Lender the identity of the Benefited Parcel and owner of such Benefited Parcel (including sponsor) and (ii) if known to Borrower or discoverable through commercially reasonable inquiry or investigation, provide Lender with the intended use of the Excess Development Rights, which shall be treated as a representation by Borrower under the Loan Agreement. Any Development Rights Transfer must be a fee interest in the Excess Development Rights to another entity, as opposed to a leasehold or easement interest where Borrower retains a continued interest in the Excess Development Rights. Provided that the conditions of this Section 8.8 are satisfied, Lender’s approval of any proposed Development Rights Transfer and corresponding Development Rights Documentation shall not be unreasonably withheld, delayed or conditioned (it being understood that the continuance of an Event of Default hereunder shall not be a reasonable basis for withholding such approval), however it is agreed that the occurrence of a Material Adverse Effect as a result of the proposed Development Rights Transfer shall be reasonable cause for Lender’s disapproval. For the avoidance of doubt, the proceeds received from any Development Rights Transfer are not required to be delivered to Lender.
8.8.5Lender shall execute and deliver to Borrower any instrument requested by Borrower subordinating the Lien of the Mortgage and any other Loan Document to any Development Rights Documentation approved by Lender in accordance with this Section 8.8, provided that such instrument shall be in form and substance reasonably acceptable to Lender, it being understood that any such subordination shall not result in the subordination of the Lien of the Mortgage and any other Loan Documents to any judgments or liens in favor of third parties arising under such Development Rights Documentation as a result of Borrower's or any party's failure to comply with terms of such Development Rights Documentation. Lender shall use commercially reasonable efforts to execute and deliver any Development Rights Documentation requested by Borrower that complies with the terms and conditions of this Section 8.8 within fifteen (15) Business Days after written request by Borrower and, if Lender is unable to execute any such Development Rights Documentation within such period, Lender will execute and deliver such Development Rights Documentation as soon as is reasonably practicable thereafter.
ARTICLE IX

MAINTENANCE OF PROPERTY; ALTERATIONS
Section 9.1Maintenance of Property. Borrower (a) shall keep and maintain, or cause to be kept and maintained, the Property and every part thereof in good condition and repair in accordance with reasonable market practice for a property of its nature, subject to ordinary wear and tear, and, subject to Excusable Delay and the provisions of this Agreement with respect to damage or destruction caused by casualty events or Takings and (b) shall not permit or commit any intentional waste, impairment, or deterioration of any portion of the Property in any material respect. Borrower further covenants to do all other acts which from the character or use of the Property may be reasonably necessary to protect the security hereof in all material respects, the specific enumerations herein not excluding the general. Borrower shall not remove or demolish any Improvement on the Property except as the same may be necessary in connection with an Alteration or a restoration in connection with a Taking or casualty, or as otherwise permitted herein or in any other Loan Document, in each case in accordance with the terms and conditions hereof.
Section 9.2Conditions to Alteration. Lender’s prior approval, which shall not be unreasonably withheld, conditioned or delayed, shall be required in connection with any alteration, improvement, demolition or removal of the Property or any portion thereof (any such alteration, improvement, demolition or removal, an “Alteration”) that is a Material Alteration; provided that Lender’s approval shall not be required with respect to (and the cost of Alterations described in either of the following clause (a) or (b) shall be excluded for purposes of determining whether the same, either alone or when aggregated with other Alterations, exceed the Threshold Amount) (a) tenant improvement work to be performed pursuant to any Lease existing as of the date hereof or any New Lease or Lease Modification entered into in accordance with this Agreement or (b) any Alteration required by applicable Legal Requirements. All Alterations must be undertaken in accordance with the applicable provisions of this Agreement and the other Loan Documents, as well as the provisions of the Leases. Any Material Alteration shall be conducted under the supervision of an Independent Architect or Borrower’s Architect. In connection with any Material Alteration, Borrower shall deliver to Lender detailed plans and specifications (it being agreed that the format and information contained in any plans and specifications submitted to a Governmental Authority in connection with such Alteration shall be an acceptable format and detail with respect to Lender’s approval required hereunder and cost estimates therefor, prepared by an Independent Architect or Borrower’s Architect, which plans and specifications (if relating to Alterations requiring Lender’s approval hereunder) shall be approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Such plans and specifications may be revised at any time and from time to time by an Independent Architect or Borrower’s Architect provided that material revisions of such plans and specifications (if relating to Alterations requiring Lender’s approval hereunder) are filed with, and approved by, Lender, which approval shall not be unreasonably withheld or delayed. All work done in connection with any Alteration shall be performed in all material respects with due diligence in a good and workmanlike manner, all materials used in connection with any Alteration shall not be less than the standard of quality of the materials currently used at the Property and all materials used shall be in accordance with all applicable material Legal Requirements and Insurance Requirements. Any request for approval of Lender pursuant to this Section 9.2 or Section 9.3 shall be delivered to Lender together with all other materials reasonably requested by Lender in order to evaluate such request and the time period specified below shall not commence until Lender has received all of such other materials. Each such request for approval shall contain a legend in capitalized bold letters on the top of the first page stating: “THIS IS A REQUEST FOR LENDER’S CONSENT. LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED.” In the event that Lender fails to grant or withhold its approval to such request within such ten (10) Business Day period, then Lender’s approval shall be deemed to have been granted.
Section 9.3Costs of Alteration. (a) Notwithstanding anything to the contrary contained in this Article IX (but subject to the proviso in the first sentence of Section 9.2), no Material Alteration or Alteration, the unpaid cost of which when aggregated with the unpaid cost of all other Alterations (other than Material Alterations) then being undertaken by Borrower (exclusive of Alterations being directly paid for by Tenants at the Property) exceeds the Threshold Amount, shall be performed by or on behalf of Borrower unless Borrower shall have delivered to Lender Cash or Cash Equivalents and/or a Letter of Credit as security in all cases in an amount not less than the estimated unpaid cost of (i) such Material Alteration or other Alteration, as applicable and as set forth in the Independent Architect’s or Borrower’s Architect’s written estimate, less (ii) the Threshold Amount and less such amounts as are in the Reserve Account which relate to such work (if any), or other assurances reasonably acceptable to Lender of Borrower’s ability to complete and pay for such Alterations. In addition to payment or reimbursement from time to time of Borrower’s expenses incurred in connection with any Material Alteration or other Alteration, the amount of such security (if any) shall be reduced on any given date to the Independent Architect’s or Borrower’s Architect’s written estimate of the cost to complete such Material Alteration or Alteration (including any retainages), free and clear of Liens, other than Permitted Encumbrances less the Threshold Amount and less such amounts as are in the Reserve Account which relate to such work (if any). In the event that any Material Alteration or Alteration shall be made in conjunction with any restoration with respect to which Borrower shall be entitled to withdraw Proceeds pursuant to Section 6.2, the amount of the Cash or Cash Equivalents and/or Letter of Credit to be furnished pursuant hereto (if any) need not exceed the aggregate cost of such restoration and such Material Alteration or Alteration (as estimated by the Independent Architect or Borrower’s Architect), less (i) the amount of any Proceeds which Borrower may be entitled to withdraw pursuant to Section 6.2 and are held by Lender in accordance with Section 6.2 and (ii) the Threshold Amount.
(a)Disbursement of Cash or Cash Equivalents (if any) held by Lender or reduction of any Letter of Credit (if any) held by Lender for payment or reimbursement of Borrower’s expenses incurred with respect to any Material Alteration or Alteration shall be upon the terms and subject to the conditions set forth in the sub-paragraphs below (but not more frequently than once in any calendar month):
(i)there shall be no continuing Event of Default or Monetary Default;
(ii)if, at any time, the estimated remaining cost of such Material Alteration or Alteration (as estimated by the Independent Architect or Borrower’s Architect referred to in sub-paragraph (iii) below) which exceeds the Threshold Amount shall exceed the sum of the Cash or Cash Equivalents and/or Letter of Credit furnished pursuant hereto and such amounts as are in the Reserve Account which relate to such work (the amount of such excess, an “Alteration Deficiency”) and for so long as an Alteration Deficiency shall exist, Lender shall not be required to make any disbursement to Borrower until Borrower, at its election, either deposits with or delivers to Lender (A) Cash or Cash Equivalents and/or a Letter or Letters of Credit in an amount equal to the Alteration Deficiency, or (B) such other evidence of Borrower’s ability to meet such excess costs as shall be reasonably satisfactory to Lender;

(iii)each of Lender and the Independent Architect or Borrower’s Architect shall have reasonably approved the plans and specifications for the Material Alteration and any material change orders in connection with such plans and specifications;
(iv)Lender shall, within a reasonable period of time prior to Borrower’s request for disbursement, be furnished with an estimate of the remaining cost of the Material Alteration or Alteration accompanied by an Independent Architect’s or Borrower’s Architect’s certification as to such remaining costs;
(v)Borrower shall deliver to Lender not less than five (5) days prior to the application for such payment a Borrower’s Certificate requesting such payment, reimbursement or reduction and describing the portion of the Material Alteration or Alteration performed that is the subject of such request, the parties that performed such portion of the Material Alteration or Alteration and the actual cost thereof, and also certifying that such portion of the Material Alteration or Alteration and materials are or, upon disbursement of the payment requested to the parties entitled thereto, will be free and clear of Liens other than Permitted Encumbrances; and
(vi)Borrower shall also deliver to Lender evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed in connection with such portion of the Material Alteration or Alteration have been paid for in full or will be paid for from such disbursement and (B) there exist no notices of pendency, stop orders, mechanic’s liens or notices of intention to file same (unless the same is required by State law as a condition to the payment of a contract) or any liens or encumbrances of any nature whatsoever on the Property arising out of the portion of the Material Alteration or Alteration, other than Permitted Encumbrances.
(b)At any time after substantial completion of any Material Alteration or other Alteration in respect of which Cash or Cash Equivalents and/or a Letter of Credit is deposited pursuant hereto, the whole balance of any Cash or Cash Equivalents so deposited by Borrower with Lender and then remaining on deposit (together with earnings thereon) may be withdrawn by Borrower and shall be paid to Borrower, and any other Cash or Cash Equivalents and/or a Letter of Credit so deposited or delivered shall, to the extent it has not been called upon, reduced or theretofore released, be released to Borrower, within five (5) Business Days after receipt by Lender of an application for such withdrawal and/or release together with a Borrower’s Certificate, and signed also (as to the following sub-paragraph (i)) by the Independent Architect or Borrower’s Architect, setting forth in substance as follows:
(i)that the Material Alteration or Alteration in respect of which such Cash or Cash Equivalents and/or a Letter of Credit was deposited has been substantially completed in all material respects substantially in accordance with any plans and specifications therefor previously filed with Lender under Section 9.2 and that, if applicable, a certificate of occupancy or temporary certificate of occupancy has been issued with respect to such Material Alteration or Alteration by the relevant Governmental Authority(ies) or, if not applicable, that neither a certificate of occupancy or temporary certificate of occupancy is required; and
(ii)that to the knowledge of the certifying Person all amounts which Borrower is or may become liable to pay in respect of such Material Alteration or Alteration through the date of the certification have been paid in full or adequately provided for or are being contested in accordance with Section 7.3 and that lien waivers have been obtained from the general contractor and major subcontractors performing such Material Alterations or Alterations subject to those amounts contested in accordance with the provisions of Section 7.3.
ARTICLE X

BOOKS AND RECORDS, FINANCIAL STATEMENTS, REPORTS AND OTHER INFORMATION
Section 10.1Books and Records. Borrower shall keep and maintain on an annual basis proper books and records separate from any other Person (subject to the provisions of Section 5.1.4(f)) accurately reflecting the business and affairs of Borrower relating to the Property in accordance with GAAP. Lender and its authorized representatives shall have the right at reasonable times during normal business hours and upon reasonable notice in connection with the Loan, to examine such books and records at the office of Borrower or such other Person maintaining the same, and to make such copies or extracts thereof as Lender may reasonably require.
Section 10.2Financial Statements.
10.2.1Borrower Quarterly Reports. Not later than forty-five (45) days following the end of each fiscal quarter (commencing with the fourth quarter of 2025), Borrower shall deliver to Lender its unaudited financial statements internally prepared on an accrual basis including a balance sheet and statement of operations as of the end of such quarter and for the corresponding quarter of the previous year, a contingent liability schedule, and Borrower’s calculation of the Debt Yield for such quarter and the trailing four-quarter period for such quarter and year-to-date and all background information reasonably required by Lender, including, without limitation, a statement of Net Operating Income, to substantiate Borrower’s calculation of the same. Such statements for each quarter shall be accompanied by Borrower’s Certificate certifying to the best of the signer’s knowledge, (a) that such statements fairly represent the financial condition and results of operations of Borrower, (b) that as of the date of such Borrower’s Certificate, no Default exists under this Agreement, the Note or any other Loan Document or, if so, specifying the nature and status of each such Default and the action then being taken by Borrower or proposed to be taken to remedy such Default, (c) that as of the date of each Borrower’s Certificate, no litigation exists involving Borrower or the Property in which the amount involved is $1,500,000.00 (in the aggregate) or more in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto, and (d) Borrower’s calculation of the Debt Yield for such calendar quarter. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of any calculations to be made by Lender pursuant to the terms hereof. Additionally, from and after and during the continuance of a Monetary Default, a material non-Monetary Default or an Event of Default, Borrower shall, at Lender’s request, provide such financial statements on a monthly basis (other than the calculation of the Debt Yield, which shall be provided quarterly), within thirty (30) days following the end of each calendar month.
10.2.2Borrower Annual Reports. Not later than one hundred twenty (120) days after the end of each fiscal year, commencing with the fiscal year ending on December 31, 2025, Borrower shall deliver to Lender unaudited financial statements covering the Property, including a balance sheet as of the end of such year, statements of operations and cash flows for the year comparative with the amounts for the previous year and a contingent liability schedule. Borrower shall also provide copies of all of its federal income tax returns (if any, recognizing that it is currently contemplated that Borrower will not file its own tax returns as it is a disregarded entity for tax purposes), within thirty (30) days after such federal income tax returns are filed (but in no event later than thirty (30) days after the date such federal income tax returns are required to be filed under applicable Legal Requirements). Such annual financial statements shall also be accompanied by a Borrower’s Certificate in the form required pursuant to Section 10.2.1.
10.2.3Leasing Reports. Not later than forty five (45) days after the end of each fiscal quarter, commencing with the fourth quarter of 2025, Borrower shall deliver to Lender a rent roll/occupancy summaries for the Property, including, without limitation, aging schedules, schedules of tenant receivables, tenant defaults and tenant sales, as applicable and available, dated as of the last month of such fiscal quarter. Such rent roll and schedule of aged receivables shall be accompanied by a Borrower’s Certificate certifying that such rent roll and schedule of aged receivables are true, correct and complete in all material respects as of their respective dates. Additionally, Borrower shall provide sales performance data for all Major Leases (and each subtenant of a Tenant under a Major Lease) to the extent the terms of the existing Leases for such Major Tenants (and subtenants) provide for delivery of such sales performance data to Borrower and permit Borrower to deliver same to Lender; provided, however, with respect to any new Major Lease signed following the Amendment Effective Date, Borrower shall use commercially reasonable efforts to negotiate with such Tenant to provide such sales performance data under such Major Lease on a quarterly basis. From and after and during the continuance of a Monetary Default, a material non-monetary Default or an Event of Default, Borrower shall, at Lender’s request, provide such rent roll information on a monthly basis, within thirty (30) days following the end of each calendar month.
10.2.4Certificate of Occupancy. Any failure by Borrower to maintain a core and shell certificate of occupancy for the Property (which may be a temporary or permanent certificate of occupancy), except as a result of a casualty or condemnation (provided that Borrower otherwise complies (subject to applicable notice and cure periods) with the terms and conditions of the Loan Documents in respect of such casualty or condemnation) shall, at the election of Lender, constitute an Event of Default hereunder. As soon as available, but in any event prior to the expiration of the existing temporary certificate of occupancy, Borrower shall deliver to Lender evidence reasonably satisfactory to Lender that such certificate of occupancy has or will be renewed, together with a reasonably detailed explanation of the progress of open work items necessary to obtain a final certificate of occupancy. Failure to comply with such reporting requirement after five (5) Business Days’ notice from Lender shall, at the election of Lender, constitute an Event of Default.

10.2.5Guarantor Annual Reports. Not later than one hundred twenty (120) days after the end of each fiscal year, commencing with the fiscal year ending on December 31, 2025, Borrower shall deliver to Lender financial statements with respect to Guarantor audited by an Independent Accountant in accordance with GAAP and including a balance sheet as of the end of such year, statements of operations and cash flows for the year comparative with the amounts for the previous year and a contingent liability schedule. So long as the Guarantor is required to file a Form 10-K with the Securities and Exchange Commission, Borrower may comply with the requirements of this Section 10.2.5 by delivering to Lender a copy of the Annual Report on Form 10-K of the Guarantor for the relevant period or providing notice to Lender that the same has been filed with the Securities and Exchange Commission. No later than forty-five (45) days following the end of the second quarter and the fourth quarter of each calendar year, Guarantor shall deliver a Guarantor’s Certificate certifying that Guarantor is in compliance with the Net Worth Requirement and Liquidity Requirement.
10.2.6Annual Budget. On or before December 15 of each calendar year commencing with the year 2025, Borrower shall deliver to Lender the Annual Budget in draft form for the succeeding calendar year, and within sixty (60) days thereafter, Borrower shall deliver to Lender said Annual Budget in final form. If Borrower or Manager shall materially change or modify the Annual Budget, Borrower or Manager, as the case may be, shall promptly deliver to Lender an amended Annual Budget reflecting such change or modification. In the event that Borrower shall submit the Annual Budget to Lender for the purpose of requesting disbursements from the applicable Collateral Account during the continuance of a Trigger Period, Lender shall have the right to approve such Annual Budget which approval shall not be unreasonably withheld, delayed or conditioned, absent the existence of an Event of Default.
10.2.7Tax Statements. Annually, if and when required pursuant to Section 7.1 hereof, Borrower shall deliver copies of the tax bills required to be delivered thereunder.
10.2.8Other Information. Borrower shall, reasonably promptly after written request by Lender, furnish or cause to be furnished to Lender, in such manner and in such detail as may be reasonably requested by Lender, such additional information, documentation and/or evidence as may be reasonably requested with respect to the Property.
10.2.9Updated Appraisal. The Lender reserves the right at all times during the Loan term (but no more than once in any twelve (12) month period) to procure updated Appraisals of the Property by an appraiser appointed by the Lender in its sole discretion, at its own expense; provided that Borrower shall pay the expense of such appraisal if it is required by regulation applicable to Lender and commissioned on or after the third (3rd) anniversary of the Closing Date, which expense shall be capped at $40,000 in the aggregate for all such appraisals.
ARTICLE XI

ASSIGNMENTS AND PARTICIPATIONS; COMPONENT NOTES; SECURITIZATION
Section 11.1Assignments; Register.
11.1.1Assignment. Without in any way limiting any rights of Lender under this Agreement or the other Loan Documents, Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement and the Loan; provided, however, that so long as no Event of Default shall have occurred and be continuing, Lender agrees that no portion of the rights and obligations under this Agreement and the Loan shall be assigned to an ALX Competitor without the prior consent of Borrower, which consent shall not be unreasonably withheld in the case of an ALX Competitor other than an Initial ALX Competitor (provided that such prohibition on assignment does not apply to any Person that purchases or holds any Securities pursuant to a Securitization). Upon such assignment, from and after the effective date thereof, the assignee thereunder shall be a party hereto and have the rights and obligations of Lender hereunder. The assigning Lender shall promptly notify Borrower of the consummation of any such assignment, which notification shall include the name and notice information of the assignee. Borrower will not in any event be required to incur, suffer or accept any expense or (except to a de minimis extent not in excess of $25,000.00 in the aggregate (including Borrower’s expenses in connection with Lender selling participations pursuant to Section 11.2) and incurred within 120 days of the Closing Date) liability in connection with a Lender assignment pursuant to this Section 11.1. Notwithstanding the foregoing or anything to the contrary contained herein, for so long as BOC holds all or any portion of the Loan, then, in connection with the request for any approval or consent hereunder or under the other Loan Documents or in connection with any amendment or other modification hereof or of the other Loan Documents, Borrower shall be entitled to rely conclusively on the approval of, or execution by, BOC of the foregoing unless BOC has informed Borrower in writing that the approval of, or execution by, any other Person holding a direct interest in the Loan is also required.
11.1.2Register. Borrower or its duly authorized agent shall maintain at one of its offices in the United States of America a copy of each assignment and assumption delivered to it and a register for the recordation of the name and address of Lender, and the commitments of, and principal amounts (and stated interest) of the Loans owing to, Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower (or its duly authorized agent) and Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and Lender, at any reasonable time and from time to time upon reasonable prior notice.
Section 11.2Participations; Register.
11.2.1Participations. Without in any way limiting any rights of Lender or Borrower under this Agreement or the other Loan Documents, Lender may, without the consent of Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement and the Loan; provided, however, that (a) Lender’s obligations under this Agreement shall remain unchanged, (b) Lender shall remain solely responsible to Borrower for the performance of such obligations, (c) Lender shall remain the holder of the Note for all purposes of the Note, and (d) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under and in respect of this Agreement and the other Loan Documents. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, Lender agrees that no participation in or to all or any portion of the rights and obligations under this Agreement and the Loan shall be sold to an ALX Competitor without the prior consent of Borrower, which consent shall not be unreasonably withheld (provided that such prohibition on the sale of participations does not apply to any Person that purchases or holds any Securities pursuant to a Securitization). Borrower will not in any event be required to incur, suffer or accept any expense (except to a de minimis extent not in excess of $25,000.00 in the aggregate (including Borrower’s expenses in connection with Lender assignments pursuant to Section 11.1) and incurred within 120 days of the Closing Date) or liability in connection with Lender selling participations in all or any portion of its rights and obligations under this Agreement and the Loan to any Person pursuant to this Section 11.2.
11.2.2Participant Register. If Lender sells a participation, Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
Section 11.3Pledge. Lender may, at any time, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank in accordance with applicable law, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.
Section 11.4Disclosure of Information; Cooperation; Confidentiality.
11.4.1Disclosure of Information; Confidentiality. Subject to the other provisions of this Section 11.4.1, without in any way limiting any rights of Lender or Borrower under this Agreement or the other Loan Documents, Lender may, in connection with any assignment or participation or proposed assignment or participation permitted pursuant to this Article XI, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Borrower or any of its Affiliates or to any aspect of the Loan that has been furnished to Lender by or on behalf of Borrower or any of its Affiliates. Lender and the assignee or participant or proposed assignee or participant, as the case may be, shall maintain as confidential any and all information obtained about Borrower or the Property and shall not disclose such information to any third party, except such party’s consultants, lenders, and attorneys, except as otherwise required by applicable law or any Governmental Authority and except in connection with Lender’s exercise of its remedies under this Agreement. This provision shall survive any termination of this Agreement.
11.4.2Cooperation. In addition, Borrower hereby agrees to cooperate, at no cost, expense or liability to Borrower, Guarantor or any of their respective Affiliates, with Lender to syndicate, assign or participate the Loan by using commercially reasonable efforts to (a) timely provide information not in the possession of Lender regarding the Borrower, Guarantor and Property to Lender, as may be reasonably requested from time to time by Lender (provided that Borrower shall not be required to provide material non-public information regarding Guarantor),

(b) review any information regarding the Property, Borrower or Guarantor set forth in the marketing materials prepared by Lender and to be used in connection with the syndication of the Loan, (c) executing and delivering one or more substitute notes of Borrower substantially in the same form as the Note (and against surrender of the Note or lost note affidavit with indemnity from Lender in form and substance reasonably acceptable to Borrower) with appropriate insertions as to payee and principal amount, and (d) executing and delivering any amendments, modifications or supplements to this Agreement or any other Loan Document which are reasonably requested by Lender in connection with any such syndication, assignment or participation and in form and substance reasonably satisfactory to Lender; provided that such documents and/or estoppel certificates shall not increase Borrower’s economic obligations under the Loan Documents or increase in any material respect Borrower’s other obligations under the Loan Documents or reduce in any material respect Borrower’s rights under the Loan Documents.
Section 11.5Component Notes. Lender, without in any way limiting Lender’s or Borrower’s other rights hereunder, in its sole and absolute discretion, shall have the right at any time to require Borrower to execute and deliver “component” notes having varying principal amounts and economic terms (including senior and junior notes), which notes may be paid in such order of priority as may be designated by Lender; provided, however, that (a) such notes may not effectuate a mortgage/mezzanine loan structure, (b) the aggregate principal amount of such “component” notes shall equal the Principal Amount immediately prior to the creation of such “component” notes, (c) the weighted average interest rate of all such “component” notes shall on the date created and at all times thereafter equal the interest rate which was applicable to the Loan immediately prior to the creation of such “component” notes (i.e., under this clause (c) and the immediately following clause (d), the “component” notes may not effectuate a loan structure that could result in “rate creep”), (d) the debt service payments on all such “component” notes shall on the date created and at all times thereafter equal the debt service payment which was due under the Loan immediately prior to the creation of such component notes (taking into account any prepayments of the Principal Amount), (e) the other terms and provisions of each of the “component” notes shall be identical in substance and substantially similar in form to the Loan Documents, (f) the maturity date of any such component note shall be the same as the scheduled Maturity Date of the Note immediately prior to the issuance of such component notes, and (g) any prepayments in connection with a casualty or condemnation shall be applied pro rata in accordance with their respective principal balances to the payment of the outstanding balance of the component notes such that Borrower’s economic position shall remain the same as if there had been no component notes. Borrower, at Lender’s cost and expense, shall (i) cooperate with all reasonable requests of Lender in order to establish the “component” notes, and (ii) execute and deliver such documents as shall reasonably be required by Lender in connection therewith, all in form and substance reasonably satisfactory to Lender, including, without limitation, the severance of security documents if requested. In the event Borrower fails to execute and deliver such documents to Lender within five (5) Business Days following such request by Lender, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof. Provided that Lender has complied, in all material respects, with all of Lender’s obligations in this Section 11.5, it shall be an Event of Default under this Agreement, the Note, the Mortgage and the other Loan Documents if Borrower fails to comply with any of the terms, covenants or conditions of this Section 11.5 after expiration of ten (10) Business Days after notice thereof, which notice shall contain a legend in capitalized bold letters at the top of the cover page stating: “THIS IS A REQUEST FOR BORROWER TO EXECUTE

AND DELIVER “COMPONENT” NOTES. BORROWER’S FAILURE TO SO EXECUTE AND DELIVER SAME WITHIN TEN (10) BUSINESS DAYS SHALL CONSTITUTE AN EVENT OF DEFAULT UNDER THE LOAN AND SECURITY AGREEMENT EXECUTED BY BORROWER AND LENDER”, together with a comparison “blackline” of the documents to be executed against the applicable document executed by Borrower on the Closing Date.
Section 11.6Sale of Note and Securitization. At the request of Lender and, to the extent not already required to be provided by Borrower under this Agreement, Borrower shall (at no cost to Borrower) use reasonable efforts to cooperate with Lender in its reasonable efforts to satisfy the market standards which may be reasonably required in the marketplace or by the Rating Agencies in connection with the sale of the Note or participation therein as part of the first successful securitization (such sale and/or securitization, the “Securitization”) of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in the Note and this Agreement, including using reasonable efforts to do (or cause to be done) the following (but Borrower shall not in any event be required to incur, suffer or accept (except to a de minimis extent) (a) any lesser rights or greater obligations than as currently set forth in the Loan Documents and (b) any expense or any liability.
11.6.1Provided Information. (a) Provide, at the sole expense of the holder of the Note, reasonably requested non-confidential financial and other information (but not projections) with respect to the Property and Borrower and Manager to the extent such information is reasonably available to Borrower or Manager, (b) provide, at the sole expense of the holder of the Note, and budgets relating to the Property, to the extent prepared by Borrower or Manager, and (c) cooperate, at the sole cost of the holder of the Note, with the holder of the Note (and its representatives) in obtaining, at the sole expense of the holder of the Note, such site inspections, appraisals, market studies, environmental reviews and reports, engineering reports and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Note or reasonably requested by the Rating Agencies (all information provided pursuant to this Section 11.6.1 together with all other information heretofore provided to Lender in connection with the Loan, as such may be updated, at Borrower’s request, in connection with a Securitization, or hereafter provided to Lender in connection with the Loan or a Securitization, being herein collectively called the “Provided Information”).
11.6.2Opinions of Counsel. Use reasonable efforts (at Lender’s cost and expense and at no cost to Borrower) to cause to be rendered such customary updates or customary modifications to the Opinions of Counsel delivered at the closing of the Loan as may be reasonably requested by the holder of the Note or the Rating Agencies in connection with the Securitization (it being agreed that in no event shall Borrower be obligated to deliver an Opinion of Counsel with respect to “true sale,” “no fraudulent conveyance” matters, or “10b-5” matters).
11.6.3Modifications to Loan Documents. Without cost to Borrower, execute such amendments to this Agreement, the Mortgage and the other Loan Documents as may be reasonably requested by Lender or the Rating Agencies in order to effect the Securitization (including, without limitation, modifying the Payment Date to a date other than as originally set forth in the Note), provided, that nothing contained in this Section 11.6.3 shall result in any economic or other change, adverse in any respect, to Borrower, Guarantor or any Affiliate of any thereof, in the transaction contemplated by this Agreement or the other Loan Documents (unless Borrower is made whole by the holder of Note) or result in any operational changes that are in any respect (except to a de minimis extent) burdensome to the Property or Borrower.

Section 11.7Intentionally Omitted.
Section 11.8Securitization Financial Statements. Borrower acknowledges that all such financial information delivered by Borrower to Lender pursuant to Article X may, at Lender’s option, be delivered by Lender, at Lender’s sole expense, to the Rating Agencies.
Section 11.9Securitization Indemnification.
11.9.1Disclosure Documents. Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including a prospectus or private placement memorandum or a public registration statement (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, then reasonably promptly after written request, Borrower shall (at no cost or expense to Borrower) reasonably cooperate with the holder of the Note’s efforts to update the Provided Information for inclusion or summary in the Disclosure Document by providing all current information pertaining to Borrower and the Property reasonably requested by Lender (except in no event shall Borrower be required to deliver any of the financial or other information required under Article X within a time period shorter than that specified in Article X).
11.9.2Indemnification Certificate. In connection with each of (i) a preliminary and final private placement memorandum, or (ii) a preliminary and final prospectus, as applicable, Borrower agrees to provide, at Lender’s reasonable request, an indemnification certificate (at no cost or expense to Borrower):
(a)certifying that Borrower has carefully examined those portions of such memorandum or prospectus, as applicable, reasonably designated in writing by Lender for Borrower’s review regarding Borrower, the Property, and/or the Provided Information and insofar as such sections or portions thereof specifically pertain to Borrower, the Property or the Provided Information (such portions, the “Relevant Portions”), the Relevant Portions do not (except to the extent specified by Borrower if Borrower does not agree with the statements therein), as of the date of such certificate, to Borrower’s actual knowledge, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
(b)indemnifying Lender and the Affiliates of Bank of China, New York Branch (collectively, “BOC”) that have prepared the Disclosure Document relating to the Securitization, each of its directors, each of its officers who have signed the Disclosure Document and each Person who controls BOC within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “BOC Group”), and BOC, together with the BOC Group, each of their respective directors and each person who controls BOC or the BOC Group, within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”), for any actual, verifiable, out-of-pocket losses, third-party claims, or damages arising therefrom (excluding lost profits, diminution in value and other consequential damages) or liabilities arising out of third party claims (the

“Liabilities”) to which any member of the Underwriter Group is subject to the extent such Liabilities directly result from any untrue statement of any material fact contained in the Relevant Portions and in the Provided Information or directly result from the omission by Borrower to state therein a material fact required to be stated in the Relevant Portions in order to make the statements in the Relevant Portions in light of the circumstances under which they were made, not misleading (except that (1) Borrower’s obligation to indemnify in respect of any information contained in the Relevant Portions or in the Provided Information that is derived in part from information provided by Borrower and in part from information provided by others unrelated to or not employed by Borrower shall be limited to any untrue statement or omission of material fact therein actually known to Borrower that results directly from an error in any information provided (or which should have been provided) by Borrower which Borrower has been given the opportunity to examine and reasonably and promptly approve, and (2) Borrower shall have no responsibility for the failure of any member of the Underwriting Group to accurately transcribe written information supplied by Borrower or to include such portions of the Provided Information).
(c)Borrower’s liability under paragraphs (a) and (b) above shall be limited to Liabilities directly resulting from any such untrue statement or omission made in a Disclosure Document in reasonable reliance upon and in conformity with information furnished to Lender by, or furnished at the direction and on behalf of, Borrower in connection with the Relevant Portions or in the Provided Information, including financial statements of Borrower and operating statements with respect to the Property. This indemnity agreement will be in addition to any liability which Borrower may otherwise have under any of the Loan Documents or at law, in equity or otherwise.
(d)Promptly after receipt by an indemnified party under this Section 11.9 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 11.9, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel chosen by the indemnifying party and reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 11.9 of its assumption of such defense, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or in conflict with those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel (reasonably acceptable to the indemnifying party) to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties at the expense of the indemnifying party. The indemnifying party shall not be liable for the expenses of separate counsel unless an indemnified party shall have reasonably and in good faith concluded that there may be legal defenses available to it that are different from or in conflict with those available to another indemnified party.
(e)In order to provide for just and equitable contribution in circumstances in which the indemnity provided for in this Section 11.9 is for any reason held to be unenforceable by an indemnified party in respect of any actual, verifiable, out-of-pocket losses, claims, damages or liabilities relating to third-party claims (or action in respect thereof) referred to therein which would otherwise be indemnifiable under this Section 11.9, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such actual, verifiable out-of-pocket losses, third party claims, damages or liabilities arising therefrom (or action in respect thereof) (but excluding damages for lost profits, diminution in value of the Property and consequential damages); provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution for Liabilities arising therefrom from any person who was not guilty of such fraudulent misrepresentation. In addition, no right of contribution may be enforced by any party who shall have committed gross negligence or willful misconduct in connection with the actions or omissions that led to such liabilities. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (1) the BOC Group’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (2) the opportunity to correct and prevent any statement or omission; (3) the limited responsibilities and obligations of Borrower as specified herein; and (4) any other equitable considerations appropriate in the circumstances.
Section 11.10Retention of Servicer. Lender reserves the right, at Lender’s sole cost and expense, to retain a servicer for the Loan. Lender shall promptly provide Borrower with notice of its retention of any servicer. Borrower shall pay any reasonable fees and expenses of the servicer and any reasonable third party fees and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, in connection with (a) a prepayment, release of the Property, assumption or modification of the Loan, in any such case as requested by Borrower, or (b) any enforcement by Lender of the Loan Documents following the occurrence and during the continuance of an Event of Default, but only to the extent Borrower owes Lender such fees in accordance with the terms of the Loan Documents (i.e., servicer cannot charge Borrower separate fees not provided for in the Loan Documents). Lender shall pay the standard monthly servicing fee of the servicer. If Borrower sends any payment, notice or other reports or documentation required hereunder or under any other Loan Document to a servicer who has been replaced with a new servicer because Borrower has not been given prior written notice of a change in the servicer, then no default or Event of Default shall occur hereunder or under any other Loan Document by reason of the fact that such payment was made or such notice or other reports or documentation was sent by Borrower to the terminated servicer.
ARTICLE XII

RESERVE ACCOUNTS
Section 12.1Tax Reserve Account.
12.1.1Subject to the provisions of Section 12.1.2 and Section 12.1.3, Borrower shall deposit with Lender to be held in the Tax Reserve Account on each Payment Date an amount equal to (a) one-twelfth (1/12th) of the annual Impositions that Lender reasonably estimates, based on the most recent tax bill for the Property, will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Impositions at least ten (10) days prior to the imposition of any interest, charges or expenses for the non-payment thereof, and (b) one-twelfth (1/12th) of the annual Other Charges that Lender reasonably estimates will be payable during the next ensuing twelve (12) months (said monthly amounts in clauses (a) and (b) above hereinafter called the “Monthly Tax Reserve Amount,” and the aggregate amount of funds held in the Tax Reserve Account from time to time being the “Tax Reserve Amount”). Provided no Event of Default shall have occurred and be continuing, Lender shall apply the Tax Reserve Amount, if any, to payments of Impositions and Other Charges required to be made by Borrower pursuant to Article V and Article VII and under the Mortgage, subject to Borrower’s right to contest Impositions and Other Charges in accordance with Section 7.3. In making any payment relating to the Tax Reserve Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of funds in the Tax Reserve Account shall exceed the amounts due for Impositions and Other Charges pursuant to Article V and Article VII, Lender shall credit such excess against future payments to be made to the Tax Reserve Account. If at any time Lender reasonably determines that the Tax Reserve Amount is not or will not be sufficient to pay Impositions and Other Charges by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least ten (10) days prior to the imposition of any interest, charges or expenses for the non-payment of the Impositions and Other Charges. Upon payment of the Impositions and Other Charges, Lender shall reassess the amount necessary to be deposited in the Tax Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Tax Reserve Account.
12.1.2Notwithstanding the foregoing, so long as no Event of Default or Trigger Period has occurred and is continuing, Borrower shall not be required to make deposits of the Monthly Tax Reserve Amount. At such time, if any, as an Event of Default or Trigger Period shall have occurred and be continuing Borrower shall, subject to the terms and provisions of Sections 12.1.3 and 12.9 hereof, thereafter commence making deposits of the Monthly Tax Reserve Amount, to the extent not otherwise transferred from the Cash Management Account pursuant to Section 3.1.7 hereof and the Cash Management Agreement. Furthermore, upon the occurrence and during the continuation of an Event of Default or Trigger Period, subject to the provisions of Sections 12.1.3 and 12.9 Borrower shall deposit into the Tax Reserve Account within ten (10) Business Days after receipt of notice from Lender an amount reasonably determined by Lender to be equal to all amounts which would have been on deposit in the Tax Reserve Account as of the occurrence of such Event of Default assuming that Borrower shall have made all deposits required to be made pursuant to Section 12.1.1 since the Closing Date had the waiver of deposits provided for above in this Section 12.1.2 not been in effect, giving due consideration to all amounts that would have been payable by a disbursement from such Tax Reserve Account since the Closing Date.
12.1.3Notwithstanding anything to the contrary contained herein, in lieu of making monthly deposits to the Tax Reserve Account following the occurrence and during the continuation of an Event of Default or Trigger Period, Borrower shall be permitted to deliver to Lender (a) Cash in an amount equal to twelve (12) months of the Monthly Tax Reserve Amount, or (b) a Letter of Credit in an amount equal to twelve (12) months of the Monthly Tax Reserve Amount.
Section 12.2Insurance Reserve Account.
12.2.1Subject to the provisions of Sections 12.2.2, 12.2.3, and 12.2.4, Borrower shall deposit with Lender (to be held in the Insurance Reserve Account) on each Payment Date an amount equal to one-twelfth (1/12th) of the insurance premiums that Lender reasonably estimates, based on the most recent insurance bill for the Property, will be payable during the next ensuing twelve (12) months for the renewal of the coverage afforded by the insurance policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such insurance premiums at least thirty (30) days prior to the expiration of the policies required to be maintained by Borrower pursuant to the terms hereof (said monthly amounts hereinafter called the “Monthly Insurance Reserve Amount”, and the aggregate amount of funds held in the Insurance Reserve Account from time to time being the “Insurance Reserve Amount”). Provided no Event of Default shall have occurred and be continuing, Lender shall apply the Insurance Reserve Amount, if any, to payments of insurance premiums required to be made by Borrower pursuant to Article VI and under the Mortgage. In making any payment relating to the Insurance Reserve Account, Lender may do so according to any bill, statement or estimate procured from the insurer or agent, without inquiry into the accuracy of such bill, statement or estimate or into the validity thereof. If the amount of funds in the Insurance Reserve Account shall exceed the amounts due for insurance premiums pursuant to Article VI and under the Mortgage, Lender shall credit such excess against future payments to be made to the Insurance Reserve Account. If at any time Lender reasonably determines that the Insurance Reserve Amount is not or will not be sufficient to pay insurance premiums by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the applicable insurance policies. Upon payment of such insurance premiums, Lender shall reassess the amount necessary to be deposited in the Insurance Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Insurance Reserve Account.
12.2.2Notwithstanding the foregoing, so long as no Event of Default or Trigger Period has occurred and is continuing, Borrower shall not be required to make deposits of the Monthly Insurance Reserve Amount. At such time, if any, as an Event of Default or Trigger Period shall have occurred and be continuing, Borrower shall, subject to the terms and provisions of Sections 12.2.3, 12.2.4 and 12.9 hereof, thereafter commence making deposits of the Monthly Insurance Reserve Amount, to the extent not otherwise transferred from the Cash Management Account pursuant to Section 3.1.7 hereof and the Cash Management Agreement. Furthermore, upon the occurrence and during the continuance of any Event of Default or Trigger Period, Borrower shall, subject to the terms and provisions of Sections 12.2.3, 12.2.4 and Section 12.9 hereof, deposit into the Insurance Reserve Account within ten (10) Business Days after receipt of notice from Lender, an amount reasonably determined by Lender to be equal to all amounts which would have been on deposit in the Insurance Reserve Account as of the occurrence of such Event of Default assuming that Borrower shall have made all deposits required to be made pursuant to Section 12.2 since the Closing Date had the waiver of deposits provided for above in this Section 12.2.2 not been in effect, giving due consideration to all amounts that would have been payable by a disbursement from such Insurance Reserve Account since the Closing Date.

12.2.3Notwithstanding anything to the contrary contained herein, in lieu of making monthly deposits to the Insurance Reserve Account following the occurrence and during the continuance of an Event of Default or Trigger Period, Borrower shall be permitted to deliver to Lender (a) Cash in an amount equal to twelve (12) months of the Monthly Insurance Reserve Amount, or (b) a Letter of Credit in an amount equal to twelve (12) months of the Monthly Insurance Reserve Amount.
12.2.4Notwithstanding anything herein to the contrary, to the extent that any of the insurance required to be maintained by Borrower is effected under a blanket policy, Borrower shall not be required to make deposits of the Monthly Insurance Reserve Amount or to the Insurance Reserve Account.
Section 12.3Capital Expenditures Reserve Account.
12.3.1Subject to the provisions of Sections 12.3.5 and 12.3.6, Borrower shall deposit with Lender, to be held in the Capital Expenditures Reserve Account, on each Payment Date an amount equal to $7,000 for annual Capital Expenditures (said monthly amounts hereinafter called the “Monthly Capital Expenditures Reserve Amount”, and the aggregate amount of funds held in the Capital Expenditures Reserve Account from time to time, the “Capital Expenditure Funds”).
12.3.2Lender shall disburse to Borrower the Capital Expenditure Funds upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Capital Expenditures to be paid or reimbursed; (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured; (c) Lender shall have received a certificate from Borrower (i) stating that the items to be funded by the requested disbursement are Capital Expenditures, (ii) stating that the work to be paid for (or reimbursed to Borrower) by the requested disbursement has been performed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, and (iii) stating that each Person that supplied materials or labor in connection with the Capital Expenditures to be funded by the requested disbursement has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender; (d) at Lender’s option, in its reasonable discretion, if the cost of any individual Capital Expenditure exceeds $500,000, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender; (e) at Lender’s option, in its reasonable discretion, if the cost of any individual Capital Expenditure exceeds $500,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from the Borrower’s Architect in respect of such architect’s or engineer’s inspection of the work to be paid for by the requested disbursement of Capital Expenditure Funds; and (f) Lender shall have received such other evidence as Lender shall reasonably request that the work to be paid for or reimbursed by the requested disbursement has been performed and the costs therefor are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Capital Expenditure Funds more frequently than once each calendar month.

12.3.3Nothing in this Section 12.3 shall (a) make Lender responsible for making or completing the Capital Expenditures, or (b) require Lender to expend funds in addition to the Capital Expenditure Funds to complete any Capital Expenditures.
12.3.4Borrower shall permit Lender (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases and Borrower’s usual and customary safety requirements and accompanied by a representative of Borrower) to inspect the progress of any Capital Expenditures and all materials being used in connection therewith and to examine any plans and shop drawings relating to such Capital Expenditures. Borrower shall cause any contractors and subcontractors to reasonably cooperate with Lender and Lender’s representatives or such other Persons described above in connection with inspections described in this Section 12.3.4.
12.3.5Notwithstanding the foregoing, so long as no Event of Default or Trigger Period has occurred and is continuing, Borrower shall not be required to make deposits of the Monthly Capital Expenditures Reserve Amount. At such time, if any, as an Event of Default or Trigger Period shall have occurred and is continuing, Borrower shall, subject to the terms and provisions of Sections 12.3.6 and 12.9 hereof, thereafter commence making deposits of the Monthly Capital Expenditures Reserve Amount, to the extent not otherwise transferred from the Cash Management Account pursuant to Section 3.1.7 hereof and the Cash Management Agreement.
12.3.6Notwithstanding anything to the contrary contained herein, in lieu of making monthly deposits to the Capital Expenditures Reserve Account following the occurrence and continuation of an Event of Default, Borrower shall be permitted to deliver to Lender (a) Cash in an amount equal to twelve (12) months of the Monthly Capital Expenditures Reserve Amount, or (b) a Letter of Credit in an amount equal to twelve (12) months of the Monthly Capital Expenditures Reserve Amount.
Section 12.4Leasing Reserve Account.
12.4.1Subject to the provisions of Section 12.4.3 and Section 12.4.4, Borrower shall deposit with Lender to be held in the Leasing Reserve Account on each Payment Date an amount equal to $35,000 for annual leasing expenses (said monthly amounts hereinafter called the “Monthly Tenant Leasing Reserve Amount”, and the aggregate amount of funds held in the Leasing Reserve Account from time to time, the “Tenant Leasing Funds”).
12.4.2Lender shall disburse to Borrower the Tenant Leasing Funds upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the tenant improvement costs (which, as used herein, shall include tenant allowances but not any free rent period) and leasing commissions to be paid; (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall have occurred and be continuing; (c) to the extent required hereunder, Lender shall have approved the Lease in respect of which Borrower is obligated to pay or reimburse certain tenant improvement costs and leasing commissions; (d) Lender shall have received a budget for tenant improvement costs and a schedule of leasing commissions payments and the requested disbursement will be used to pay all or a portion of such costs and payments; (e) Lender shall have received a certificate from Borrower (i) stating that all tenant improvements at the Property to be performed by Borrower and funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations or, if applicable, that the tenant allowance to be funded by the requested disbursement is due and owing under the applicable Lease, (ii) with respect to any tenant improvements performed by Borrower, stating that each Person that has supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement has been paid, or will be paid upon such disbursement, all amounts then owing to such Person and (iii) enclosing copies of appropriate lien waivers, conditional lien waivers or other evidence of payment reasonably satisfactory to Lender; provided, however, that if Borrower is not performing any tenant improvements, then Borrower shall use commercially reasonable efforts to cause the tenant to deliver the foregoing to the extent required under such Tenant’s Lease; (f) with respect to any Tenant Leasing Funds to be released by Lender for tenant improvements pursuant to a Lease, at Lender’s option, in its reasonable discretion, if the cost of any individual Capital Expenditure exceeds $500,000, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender; and (g) Lender shall have received such other evidence as Lender shall reasonably request that the portion of the tenant improvements at the Property to be funded by the requested disbursement have been performed or are otherwise due and owing under the applicable Lease and are paid for or will be paid upon such disbursement to Borrower with such funds. Lender shall not be required to disburse Tenant Leasing Funds more frequently than once each calendar month.
12.4.3Notwithstanding the foregoing, so long as no Event of Default or Trigger Period has occurred and is continuing, Borrower shall not be required to make deposits of the Monthly Tenant Leasing Reserve Amount. At such time, if any, as an Event of Default or Trigger Period shall have occurred and is continuing, Borrower shall, subject to the terms and provisions of Sections 12.4.4 and 12.9 hereof, thereafter commence making deposits of the Monthly Tenant Leasing Reserve Amount, to the extent not otherwise transferred from the Cash Management Account pursuant to the terms hereof and the Cash Management Agreement.
12.4.4Notwithstanding anything to the contrary contained herein, in lieu of making monthly deposits to the Leasing Reserve Account (excluding any deposits required to be made pursuant to clause (vii) of Section 3.1.7 during a Major Tenant Event Trigger Period) following the occurrence and during the continuation of an Event of Default or Trigger Period, Borrower shall be permitted to deliver to Lender (a) Cash in an amount equal to twelve (12) months of the Monthly Tenant Leasing Reserve Amount, or (b) a Letter of Credit in an amount equal to twelve (12) months of the Monthly Tenant Leasing Reserve Amount.
Section 12.5Lease Termination Fees Reserve Account.
12.5.1In the event that Borrower receives a fee, payment or other compensation from any Tenant relating to or in exchange for the termination of such Tenant’s Lease (a “Lease Termination Fee”), subject to Section 12.5.3, Borrower shall immediately deposit such Lease Termination Fee with Lender (to be held in an account established for such purpose (the “Lease Termination Fee Reserve Account”), to be utilized for tenant improvements (which, as used herein, shall include tenant allowances but not free rent periods) and leasing commissions that may be incurred with respect to the space relating to such Lease Termination Fee (a “Termination Space”), provided, that Borrower shall not be required to deposit any amounts received by Borrower in connection with any Specified Litigation with Lender and, notwithstanding anything to the contrary in this Agreement, Borrower shall be entitled to retain and distribute any amounts received in connection with any Specified Litigation.. The aggregate amount of funds in the Lease Termination Fee Reserve Account from time to time are referred to herein as the “Lease Termination Funds.” As of the Closing Date, there are currently $3,814,480.88 in Lease Termination Funds previously deposited into the Termination Fee Reserve Account by Borrower during the term of the Existing Loan in connection with the termination of a prior Lease with Century 21 Stores. Such funds are available to be disbursed to Borrower subject to the terms of this Section 12.5.
12.5.2Lender shall disburse to Borrower the Lease Termination Funds upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the tenant improvement costs and leasing commissions to be paid for the Termination Space; (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured; (c) to the extent required hereunder, Lender shall have approved the Lease or Leases for such Termination Space (collectively, the “Replacement Lease”) in respect of which Borrower is obligated to pay or reimburse certain tenant improvement costs and leasing commissions; (d) with respect to any Lease Termination Funds to be released by Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, Lender shall have received a budget for tenant improvement costs and a schedule of leasing commissions payments and the requested disbursement will be used to pay all or a portion of such costs and payments; (e) with respect to any Lease Termination Funds to be released by Lender for tenant improvements pursuant to a Replacement Lease, Lender shall have received a certificate from Borrower (i) stating that all tenant improvements at the Property to be performed by Borrower and funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations or, if applicable, that the tenant allowance to be funded by the requested disbursement is due and owing under the Replacement Lease, (ii) with respect to any tenant improvements performed by Borrower, stating that each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement has been paid, or will be paid upon such disbursement, all amounts then owing to such Person and (iii) enclosing copies of appropriate lien waivers, conditional lien waivers or other evidence of payment reasonably satisfactory to Lender; provided, however, that if Borrower is not performing any tenant improvements, then Borrower shall use commercially reasonable efforts to cause the tenant to deliver the foregoing to the extent required under such tenant’s lease; (e) with respect to any Lease Termination Funds to be released by Lender for tenant improvements pursuant to a Replacement Lease, at Lender’s option, in its reasonable discretion, if the cost of any individual Capital Expenditure exceeds $500,000, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender; and (f) with respect to any Lease Termination Rollover Funds to be released by Lender for tenant improvements pursuant to a Replacement Lease, Lender shall have received such other evidence as Lender shall reasonably request that the tenant improvements at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Lease Termination Funds more frequently than once each calendar month.
12.5.3Notwithstanding the foregoing, upon receipt by Lender of evidence that, with respect to any new Replacement Lease, all tenant improvements required to be completed by Borrower pursuant to the Replacement Lease, if any, have been completed and all leasing commissions required to be paid by Borrower with respect to the Replacement Lease, if any, have been paid, and provided that substantially all of the Termination Space has been re-let pursuant to such Replacement Lease and any other Replacement Lease(s) and no Event of Default then exists, Lender shall disburse to Borrower the Lease Termination Funds on deposit with respect to such Termination Space.
Section 12.6Trigger Period Cure Account.
12.6.1Borrower shall be permitted to avoid the commencement or prevent the continuance of a Debt Yield Trigger Period by (i) prepaying a portion of the Principal Amount or (ii) depositing with Lender, as additional Collateral for the Loan, cash or a Letter of Credit in an amount that, when subtracted from the Principal Amount for the purpose of calculating Debt Yield, each which would result in a Debt Yield that equals or exceeds the Trigger Period Threshold. Amounts so deposited with Lender in cash shall be held in an Eligible Account (which may be a book-entry subaccount) established by Lender for the purpose of holding such amounts (the “Trigger Period Cure Account”).
12.6.2Provided that no other Trigger Period is then continuing, following written request from Borrower, Lender shall release to the Borrower’s Account all amounts contained in the Trigger Period Cure Account upon the conclusion of any two consecutive fiscal quarters for each of which Debt Yield is equal to or greater than the Trigger Period Threshold without reducing the Principal Amount by the amount contained in the Trigger Period Cure Account or the amount of any Letter of Credit for purposes of calculating Debt Yield.
12.6.3Lender shall be entitled to draw on any cash or Letters of Credit delivered pursuant to Section 12.6.1, and hold the proceeds of such draws as additional Collateral, immediately and without notice, (i) upon the occurrence and during the continuance of an Event of Default, (ii) if Borrower shall not have delivered to Lender, no less than thirty (30) days prior to the termination of any Letter of Credit, a replacement Letter of Credit or (iii) if Borrower shall not have delivered to Lender, within ten (10) Business Days after the issuer of such Letter of Credit ceases to be an Eligible Institution, a replacement Letter of Credit satisfactory to Lender.
12.6.4Notwithstanding anything to the foregoing herein, if a Debt Yield Trigger Cure results that would not otherwise exist but for the deduction of funds in the Cash Management Account from the Principal Amount in calculating the Debt Yield and no other Trigger Period exists, then the Cash in the Excess Cash Flow Reserve Account shall be, at the election of the Borrower, (a) applied to the Principal Amount pursuant to clause (i) of Section 12.6.1 or (b) transferred to the Trigger Period Cure Account in accordance with clause (ii) of Section 12.6.1.
Section 12.7Reserve Accounts, Generally.
12.7.1Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Accounts and any and all monies now or hereafter deposited therein as additional security for payment of the Indebtedness. Until expended or applied in accordance herewith, the Reserve Accounts shall constitute additional security for the Indebtedness. Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Accounts to the payment of the Indebtedness in any order in its sole discretion. The Reserve Accounts shall not constitute trust funds but may not be commingled with other monies held by

Lender. The Reserve Accounts shall be held in an Eligible Account in Permitted Investments in accordance with the terms and provisions of this Agreement and the Cash Management Agreement. All interest on funds in a Reserve Account shall be added to and become a part thereof. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Accounts credited or paid to Borrower. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in a Reserve Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Lender shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Accounts except for losses sustained solely as a result of Lender’s gross negligence or willful misconduct. Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and disbursements) arising from or in any way connected with the Reserve Accounts or the performance of the obligations for which the Reserve Accounts were established except for Lender’s gross negligence or willful misconduct.
Section 12.8Excess Cash Flow Reserve Account. Provided that no Event of Default is then continuing, (x) funds in the Excess Cash Flow Reserve Account shall be made available to Borrower to fund Impositions, Insurance Premiums, Debt Service, Operating Expenses, Capital Expenditures, extraordinary expenses approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed), and tenant improvements and leasing commissions in connection with Leases existing as of the date hereof or hereafter entered into in accordance with the terms hereof and (y) Lender shall release all funds then on deposit in the Excess Cash Flow Reserve Account to the Borrower’s Account on the first Payment Date after Borrower delivers to Lender evidence reasonably satisfactory to Lender establishing that no Trigger Period is then continuing. Such a release shall not preclude the subsequent commencement of a Trigger Period and the deposit of amounts into the Excess Cash Flow Reserve Account as set forth in Section 3.1.7(vii).
Section 12.9Letters of Credit.
12.9.1Delivery of Letters of Credit. (a)  In lieu of making all or any portion of the required payments to the Reserve Accounts, Borrower may deliver to Lender in addition to, or instead of, the cash deposits, a Letter of Credit with respect to all or any portion of the amount due under the Reserve Accounts, in accordance with the provisions of this Section 12.9. Additionally, Borrower may deliver to Lender a Letter of Credit in accordance with the provisions of this Section 12.9 in exchange for the return to Borrower of all or any portion of deposits previously made to the Reserve Accounts. Upon such delivery of such Letter of Credit in accordance with the provisions of this Section 12.9, Lender shall promptly return to Borrower such deposits previously made which are not covered by the Letter of Credit. The aggregate amount of any Letter of Credit and/or cash on deposit with respect to the Reserve Accounts shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit in such Reserve Accounts pursuant to this Agreement or as otherwise specified herein.
(a)Borrower shall give Lender no less than ten (10) days’ notice of Borrower’s election to deliver a Letter of Credit and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) in connection therewith. Borrower shall not be entitled to draw upon any such Letter of Credit. Upon ten (10) days’ notice to Lender, Borrower may replace a Letter of Credit with a cash deposit to any of the Reserve Accounts. Prior to the return of a Letter of Credit, Borrower shall deposit an amount equal to the amount that would have accumulated in the applicable Reserve Account and not been disbursed in accordance with this Agreement if such Letter of Credit had not been delivered.
12.9.2Security for Indebtedness. Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Indebtedness. Upon the occurrence of an Event of Default, Lender shall have the right, at its option, to draw upon any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Indebtedness in such order, proportion or priority as Lender may determine.
12.9.3Additional Rights of Lender. In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional right to draw upon any Letter of Credit in full: (a) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (c) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (d) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution and a substitute Letter of Credit is not provided at least fifteen (15) days from the date Lender receives such notice. In the event Lender draws on the Letter of Credit pursuant to the foregoing provisions, such funds shall be deposited into the applicable Reserve Accounts. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw upon any Letter of Credit upon the happening of an event specified in clauses (a), (b) , (c) or (d) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn upon the Letter of Credit.
ARTICLE XIII

DEFAULTS
Section 13.1Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
(i)if (A) the Indebtedness is not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest and/or principal due under the Note is not paid in full on the applicable Payment Date, with such failure continuing for two (2) Business Days after Lender delivers written notice thereof to Borrower, (C) any deposit by Borrower to the Collection Account is not made within two (2) Business Days following the required deposit date therefor, or (D) except as to any amount included in (A), (B), and/or (C) of this sub-paragraph (i), any other amount payable pursuant to this Agreement, the Note or any other Loan Document is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;
(ii)subject to Borrower’s right to contest as set forth in Section 7.3, if any of the Impositions or Other Charges are not paid prior to the imposition of any interest, penalty, charge or expense for the non-payment thereof (except to the extent Lender is obligated to disburse funds from the Tax Reserve Account to pay for such Impositions or Other Charges under this Agreement, Lender has sufficient funds in such Tax Reserve Account to make such payment and Lender fails to make such payment);
(iii)(A) if the insurance policies required by Section 6.1 are not kept in full force and effect (except to the extent Lender is obligated to disburse funds from the Insurance Reserve Account to pay for such insurance policies under this Agreement, Lender has sufficient funds in such Insurance Reserve Account to make such payment and Lender fails to make such payment), or (B) if certificates of insurance and insurance company-issued binders are not delivered to Lender prior to the expiration date of the then current insurance policies and/or if any insurance policy expires and a renewal policy has not been obtained prior to such expiration;
(iv)if, except as permitted pursuant to Article VIII, (A) any Transfer of any direct or indirect legal, beneficial or equitable interest in all or any portion of the Property occurs, (B) any Transfer of any direct or indirect legal, beneficial or equitable interest in Borrower occurs, (C) any Lien on all or any portion of the Property occurs other than a Permitted Encumbrance, or (D) any pledge, hypothecation, creation of a security interest in or other encumbrance of any direct or indirect legal, beneficial or equitable interests in Borrower occurs other than a Permitted Encumbrance;
(v)if (A) any representation or warranty made by Borrower herein or by Borrower or Guarantor in any other Loan Document or financial statement furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made, or (B) any representation or warranty made by Borrower or Guarantor in any report, certificate or other instrument, agreement or document furnished to Lender, shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, with respect to any such breach in clause (A) or (B) which is not the subject of any other subsection of this Section 13.1(a) and which is capable of being cured, Borrower fails to remedy such condition within ten (10) days following notice to Borrower from Lender, in the case of any such breach which can be cured by the payment of a sum of money, or within thirty (30) days following notice from Lender in the case of any other such breach; provided, however, that if such non-monetary breach is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such breach within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such breach, such additional period not to exceed ninety (90) days plus time permitted for Excusable Delays;
(vi)if Borrower or Guarantor shall make a general assignment for the benefit of creditors;
(vii)if a receiver, liquidator or trustee shall be appointed for Borrower or Guarantor, or if Borrower or Guarantor shall be adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Guarantor, upon the same not being discharged, stayed or dismissed within one hundred twenty (120) days;
(viii)if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(ix)with respect to any term, covenant or provision set forth herein or in any of the other Loan Documents (other than the other subsections of this Section 13.1) which specifically contains a notice requirement or grace period and provides that failure to comply on or before the expiration of such period shall be an Event of Default hereunder, if Borrower or Guarantor shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
(x)if Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 5.1.2 and/or violates the covenants with respect to the Patriot Act set forth in Section 5.2.17;
(xi)if Borrower shall fail to comply in all material respects with any covenants set forth in Section 5.2.19;
(xii)except as provided in sub-paragraphs (x), (xi) or (xvi), if Borrower shall fail to comply with any covenants set forth in Article V or Article X with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;
(xiii)if Borrower shall fail to comply with any covenants set forth in Section 5.1 or Section 5.2 of the Mortgage with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;

(xiv)subject to the occurrence of a casualty, (A) the neglect, failure or refusal of Borrower to keep in full force and effect any material permit, license, consent or approval required for the operation of the Improvements that is not fully reinstated within thirty (30) days after Lender gives Borrower notice of the lapse of effectiveness of such material permit, license, consent or approval or (B) the curtailment in availability to the Property of utilities or other public services necessary for the full occupancy and utilization of the Improvements that is not restored to full availability within thirty (30) days after Lender gives Borrower notice of such curtailment of availability; provided, however, that if Borrower shall have commenced to cure any Default described in subsection (A) or (B) above within such thirty (30) day period and thereafter diligently proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;
(xv)if this Agreement, the Guaranty or any other Loan Document or any Lien granted hereunder or thereunder, in whole or in part, shall terminate or shall cease to be effective or shall cease to be a legally valid, binding and enforceable obligation of Borrower or Guarantor, as applicable, subject to any exceptions as to enforceability provided in Section 4.1.19, or any Lien securing the Indebtedness shall, in whole or in part, cease to be a perfected priority Lien, subject to the Permitted Encumbrances (except in any of the foregoing cases in accordance with the terms hereof or under any other Loan Document or by reason of any affirmative act of Lender);
(xvi)the Management Agreement is terminated and a Qualified Manager or replacement manager is not appointed pursuant to the provisions of Section 5.2.14 within sixty (60) days after such termination;
(xvii)except as expressly permitted pursuant to the Loan Documents, if Borrower or any other Person grants any easement, covenant or restriction (other than the Permitted Encumbrances) over the Property;
(xviii)if Borrower shall default beyond the expiration of any applicable cure period under any existing easement, covenant or restriction which affects the Property, the default of which would reasonably be expected to have or does have a Material Adverse Effect;
(xix)if one or more judgments or decrees shall be entered against Borrower involving in the aggregate a liability in excess of $1,500,000 and shall not have been paid, vacated or bonded and stayed within thirty (30) days after Borrower is served with such judgment;
(xx)if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or of any Loan Document not specified in sub-paragraphs (i) to (xix) above, for thirty (30) days after notice from Lender; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided, further, that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;
(xxi)if Guarantor breaches the Net Worth Requirement and Liquidity Requirement included in the Guaranty; or
(xxii)if Borrower shall default under any of the terms, covenants and conditions set forth in any Interest Rate Protection Agreement beyond the expiration of any applicable notice and cure periods.
13.1.1Unless waived in writing by Lender, upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 13.1(a)(vi) or Section 13.1(a)(vii) above and following the expiration of any applicable cure periods or grace periods), Lender may, without notice or demand (except as required in Section 13.1(a) above), in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action as Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, (a) declaring immediately due and payable the entire Principal Amount together with interest thereon and all other sums due by Borrower under the Loan Documents, (b) collecting interest on the Principal Amount at the Default Rate whether or not Lender elects to accelerate the Note and (c) enforcing or availing itself of any or all rights or remedies set forth in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in Section 13.1(a)(vi) or Section 13.1(a)(vii) above, the Indebtedness and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding. The foregoing provisions shall not be construed as a waiver by Lender of its right to pursue any other remedies available to it under this Agreement, the Mortgage or any other Loan Document. Any payment hereunder may be enforced and recovered in whole or in part at such time by one or more of the remedies provided to Lender in the Loan Documents.
Section 13.2Remedies. (a)  Unless waived in writing by Lender, upon the occurrence and during the continuance of an Event of Default, and following the expiration of any applicable cure periods or grace periods, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender shall not be subject to any one action or election of remedies law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Indebtedness or the Indebtedness has been paid in full.
(a)Upon the occurrence and during the continuance of an Event of Default, with respect to the Account Collateral, Lender may, in Lender’s sole discretion:
(i)without notice to Borrower, except as required by law, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Account Collateral against the Obligations, Operating Expenses and/or Capital Expenditures for the Property or any part thereof;
(ii)at any time and from time to time, exercise any and all rights and remedies available to it under this Agreement, and/or as a secured party under the UCC;
(iii)demand, collect, take possession of or receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Account Collateral (or any portion thereof); and
(iv)take all other actions provided in, or contemplated by, this Agreement.
(b)With respect to Borrower, the Account Collateral and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Indebtedness, and Lender may seek satisfaction out of the Property or any part thereof, in its absolute discretion in respect of the Indebtedness. In addition, Lender shall have the right from time to time to partially foreclose this Agreement and the Mortgage in any manner and for any amounts secured by this Agreement or the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable cure or grace period in the payment of one or more scheduled payments of principal or interest, Lender may foreclose this Agreement and the Mortgage to recover such delinquent payments; or (ii) in the event Lender elects to accelerate less than the entire Principal Amount, Lender may foreclose this Agreement and the Mortgage to recover so much of the Principal Amount as Lender may accelerate and such other sums secured by this Agreement or the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to this Agreement and the Mortgage to secure payment of sums secured by this Agreement and the Mortgage and not previously recovered.
Section 13.3Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement and the Mortgage shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
Section 13.4Costs of Collection. In the event that after an Event of Default and during the continuance thereof: (a) the Note or any of the Loan Documents is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; (b) an attorney is retained to represent Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under the Note or any of the Loan Documents; or (c) an attorney is retained to protect or enforce the lien or any of the terms of this Agreement, the Mortgage or any of the Loan Documents, then, in any such instance, Borrower shall pay to Lender all reasonable attorneys’ fees, costs and expenses actually incurred in connection therewith, including costs of appeal, together with interest on any judgment obtained by Lender at the Default Rate.
ARTICLE XIV

SPECIAL PROVISIONS
Section 14.1Exculpation.
14.1.1Exculpated Parties. No personal liability shall be asserted, sought or obtained by Lender or enforceable against (a) Borrower (except as set forth in this Section 14.1), (b) Manager, (c) any Affiliate of Borrower, (d) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower, Manager or any Affiliate of Borrower, or (e) any direct or indirect partner, member, principal, officer, Controlling Person, beneficiary, trustee, advisor, shareholder, employee, agent, Affiliate or director of any Persons described in clauses (a) through (e) above (collectively, the “Exculpated Parties”) and none of the Exculpated Parties shall have any personal liability (whether by suit deficiency judgment or otherwise) in respect of the Obligations, this Agreement, the Mortgage, the Note, the Property or any other Loan Document or otherwise in connection with the Loan, or the making, issuance or transfer thereof, all such liability, if any, being expressly waived by Lender. The foregoing limitation shall not in any way limit or affect Lender’s right to any of the following and Lender shall not be deemed to have waived any of the following:
(i)Any right of Lender to foreclose the lien of this Agreement and the Mortgage in accordance with the terms and provisions set forth herein and in the Mortgage;
(ii)Any right of Lender to take any other action against any other security at any time given to secure the payment of the Note and the other Obligations;
(iii)Any right of Lender to exercise any other remedy set forth in this Agreement or in any other Loan Document which is not inconsistent with the terms of this Section 14.1;

(iv)Any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim against Borrower for the full amount of the Indebtedness secured by this Agreement and Mortgage or to require that all Collateral shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents; or
(v)The liability of any given Exculpated Party with respect to any separate written guaranty or agreement given by any such Exculpated Party in connection with the Loan (including, without limitation, the Guaranty).
14.1.2Carveouts from Non-Recourse Limitations. Notwithstanding the foregoing or anything in this Agreement or any of the Loan Documents to the contrary, there shall at no time be any limitation on Borrower’s liability for the payment of Losses incurred by Lender, and arising from:
(a)the fraudulent acts or willful misconduct of any Borrower Related Party in connection with the Loan;
(b)the misappropriation of Proceeds which any Borrower Related Party has received (it being agreed that no Borrower Related Party shall be deemed to have misapplied Proceeds unless same are received by such Borrower Related Party and not paid to Lender, in a circumstance in which Lender is expressly entitled to receive same pursuant to the terms of this Agreement or any of the Loan Documents to be applied toward payment of the Indebtedness, or used for the repair or replacement of the Property in accordance with the provisions of this Agreement);
(c)the misappropriation of Rents, security deposits and other Property revenue by any Borrower Related Party (provided, however, that no Borrower Related Party shall be liable for the misappropriation of any Rents or other items that are sent to the Collection Account or paid directly to Lender pursuant to any notice of direction delivered to any Tenant);
(d)any intentional misrepresentation of any Borrower Related Party under the Loan Documents;
(e)failure to deliver to Lender any security deposits, advance deposits or any other deposits collected with respect to the Property upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases;
(f)all or any part of the Property or the Account Collateral being encumbered by a Lien voluntarily granted by Borrower (other than this Agreement, the Mortgage and the other Loan Documents or Permitted Encumbrances) in violation of the Loan Documents;
(g)after the occurrence and during the continuance of an Event of Default, the removal or disposal by any Borrower Related Party of any portion of the Property in a manner prohibited by the Loan Documents;
(h)any physical damage to the Property from intentional waste committed by any Borrower Related Party (but excluding any matter that arises by reason of lack of cash flow with respect to the Property, except to the extent that such lack of cash flow arises from the misappropriation of revenue with respect to the Property);
(i)the failure to procure an Interest Rate Protection Agreement in accordance with Section 5.1.25 hereof;
(j)the failure to pay for items which result in Liens on the Property (unless due to lack of cash flow from the Property, except to the extent that such lack of cash flow arises from the misappropriation of revenue with respect to the Property);
(k)Borrower’s failure to obtain or maintain a core and shell certificate of occupancy for the Property (which may be a temporary or permanent certificate of occupancy), except as a result of a casualty or condemnation (provided that Borrower otherwise complies (subject to applicable notice and cure periods) with the terms and conditions of the Loan Documents in respect of such casualty or condemnation); or
(l)a conveyance by Borrower of the Excess Development Rights.
The term “Losses” means any and all actual losses, damages, costs, expenses, liabilities, claims or other obligations reasonably incurred by Lender (including reasonable attorneys’ fees and disbursements).
Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (1) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Indebtedness or to require that all Collateral shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents, and (2) the Indebtedness shall be fully recourse to Borrower in the event that: (A) Borrower shall incur, assume or create any Debt for borrowed money in violation of the Loan Documents; (B) Borrower voluntarily Transfers all or substantially all of the Property, or there is a Transfer of any direct or indirect interests in Borrower, other than in accordance the terms of Article VIII hereof; (C) Borrower shall fail to comply with any of the Single Purpose Entity requirements set forth in Section 5.1.4 of this Agreement if such failure leads to a substantive consolidation of the assets of Borrower with the assets of another Person; (D) Borrower files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (E) an Affiliate, officer, trustee, director, or representative which controls, directly or indirectly, Borrower or Guarantor joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower or from any Person; or (F) there is the filing of an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, in which Borrower colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person.

Notwithstanding anything to the contrary contained in this Section 14.12, in no event will Borrower or any of its Affiliates be liable for or as a result of any unpaid obligation or lien (such as, without limitation, a lien for unpaid real estate taxes or a mechanic’s lien) resulting from insufficient cash flow at the Property (including in an instance in which Lender does not permit Borrower access to such reserves or other Property cash flow) or any Transfer resulting from any such unpaid obligation or lien.
ARTICLE XV

MISCELLANEOUS
Section 15.1Survival. This Agreement and all covenants, indemnifications, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Indebtedness is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the successors and assigns of Lender. If Borrower consists of more than one person, the obligations and liabilities of each such person hereunder and under the other Loan Documents shall be joint and several.
Section 15.2Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall be (except as is otherwise specifically herein provided) in the sole discretion of Lender and final and conclusive.
Section 15.3Governing Law. (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND LENDER EACH HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(a)ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER AND LENDER EACH WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER AND LENDER EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:
The Corporation Trust Company
111 Eighth Avenue
13th Floor
New York, New York 10011
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
Section 15.4Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, or consent to any departure therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 15.5Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 15.6Notices. Any approval, consent, notice, request or demand required or permitted to be given under this Agreement shall be in writing and either shall be sent by overnight air courier service or personally delivered to a representative of the receiving party, or sent by email transmission (provided an identical notice is also sent simultaneously by overnight courier or personal delivery as otherwise provided in this Section 15.6). All such communications shall be sent or delivered, addressed to the party for whom it is intended at its address set forth below.
If to Lender:
Bank of China, New York Branch
7 Bryant Park
1045 Avenue of the Americas, 13th Floor
New York, New York 10018
Attention: Anthony J. Wong
Email: ajwong@bocusa.com
With a copy to:
Mayer Brown LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Nathan H. Sevilla, Esq.
Email: nsevilla@mayerbrown.com
If to Borrower:
c/oVornado Realty Trust
888 Seventh Avenue
New York, New York 10106
Attention: President and Chief Financial Officer
Email: mfranco@vno.com

With a copy to:

c/o Alexander’s, Inc.
210 Route 4 East
Paramus, New Jersey 07652
Attention: Chief Financial Officer
Email: ghansen@VNO.com
With a copy to:
Vornado Realty Trust
888 Seventh Avenue
New York, New York 10106
Attention: Counsel
Email: sborenstein@vno.com
With a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Ralston W. Turbeville, Jr., Esq.
Email: turbeviller@sullcrom.com
Any communication so addressed and mailed shall be deemed to be given on the earliest of (a) when actually delivered or (b) on the first (1st) Business Day after deposit with an overnight air courier service in each case to the address of the intended addressee (except as otherwise provided in the Mortgage), and any communication so delivered in person shall be deemed to be given when receipted for by, when refused by or when actually received by Lender or Borrower, as the case may be. If given by email transmission, a notice shall be deemed given and received when the email is transmitted to the party’s email address specified above using the ‘delivery receipt’ or ‘read receipt’ function, and notice confirming delivery or that the email has been read, as applicable, is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by overnight courier, or personal delivery as otherwise provided in this Section. A party may designate a change of address by notice to the other by giving at least ten (10) days’ prior notice of such change of address.
Section 15.7TRIAL BY JURY. BORROWER AND LENDER EACH, AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER IT, HEREBY EXPRESSLY, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION

(a) ARISING UNDER THIS AGREEMENT, THE MORTGAGE, THE NOTE OR ANY OTHER LOAN DOCUMENT, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE MORTGAGE, THE NOTE OR ANY OTHER LOAN DOCUMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND BORROWER AND LENDER EACH HEREBY AGREES AND CONSENTS THAT AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT HERETO TO THE WAIVER OF ANY RIGHT TO TRIAL BY JURY. BORROWER AND LENDER EACH ACKNOWLEDGES THAT IT HAS CONSULTED WITH LEGAL COUNSEL REGARDING THE MEANING OF THIS WAIVER AND ACKNOWLEDGES THAT THIS WAIVER IS AN ESSENTIAL INDUCEMENT FOR THE MAKING OF THE LOAN. THIS WAIVER SHALL SURVIVE THE REPAYMENT OF THE LOAN.
Section 15.8Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 15.9Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 15.10Preferences. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 15.11Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 15.12Expenses; Indemnity. (a)  Except as otherwise set forth herein (including, without limitation, as set forth in Section 11.10) or in any other Loan Document, Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable third-party costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with: (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all Opinions of Counsel required to be delivered on the date hereof or required to be delivered at Borrower’s expense pursuant to this Agreement (if any); (ii) Lender’s ongoing performance of and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any amendments, waivers or other modifications to this Agreement and the other Loan Documents requested by Lender and any other documents or matters as reasonably required herein or under the other Loan Documents relating to such amendments, waivers, and/or other modifications; (iv) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (v) the filing and recording fees and expenses, mortgage recording taxes, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vi) enforcing or preserving any rights, in response to third-party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan and any and all actions that may be taken by Lender connection with the enforcement of the provisions of the Loan Documents by reason of Borrower’s default thereunder, whether or not suit is filed in connection with the same, or in connection with Borrower, or Guarantor becoming party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding; (vii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a work-out or of any insolvency or bankruptcy proceedings; and (viii) procuring insurance policies pursuant to Section 6.1; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise (A) by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender, (B) in any other instance herein or in any other Loan Document that provides that the matter in question is to be “at Lender’s expense” or “at no cost to Borrower” or words of similar import, (C) in connection with a Securitization, or any other transfer of all or a portion of the Loan, or any beneficial interest therein, by Lender in accordance with the provisions of Article XI or otherwise, or (D) in connection with the execution of any note to replace lost, destroyed or mutilated notes. From, after and during the continuance of an Event of Default, any cost and expenses due and payable to Lender in accordance with the Loan Documents may be paid from any amounts in the Collection Account and/or the Cash Management Account.
(a)Subject to the nonrecourse provisions of Section 14.1, except to the extent caused by the actual willful misconduct or gross negligence of the Indemnified Parties, Borrower shall protect, indemnify and save harmless Lender and all officers, trustees, directors, stockholders, members, partners, employees, agents, successors and assigns thereof (collectively, the “Indemnified Parties”) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including all reasonable out-of-pocket attorneys’

fees and expenses actually incurred) imposed upon or incurred by or asserted against the Indemnified Parties or the Property or any part of its interest therein, including, without limitation, any loss or expense on account of amounts borrowed, contracted for or utilized to pay any amount payable under any Loan Document or the Loan (or any part thereof), by reason of the occurrence or existence of any of the following (to the extent Proceeds payable on account of the following shall be inadequate; it being understood that in no event will the Indemnified Parties be required to actually pay or incur any costs or expenses as a condition to the effectiveness of the foregoing indemnity) prior to (i) the acceptance by Lender or its designees of a deed in lieu of foreclosure with respect to the Property, (ii) an Indemnified Party or its designee taking possession or control of the Property, or (iii) the foreclosure of the Mortgage: (A) ownership of Borrower’s interest in the Property, or any interest therein, or receipt of any Rents or other sum therefrom, including, without limitation, any due diligence costs (including, without limitation, costs and expenses incurred in investigating any Default or Event of Default that Lender believes is a Default or Event of Default); (B) any accident, injury to or death of any persons or loss of or damage to property occurring on or about the Property or any appurtenances thereto; (C) any design, construction, operation, repair, maintenance, use, non-use or condition of the Property or appurtenances thereto, including claims or penalties arising from violation of any Legal Requirement or Insurance Requirement, as well as any claim based on any patent or latent defect, whether or not discoverable by Lender, any claim the insurance as to which is inadequate; (D) any Default under this Agreement or any of the other Loan Documents or any failure on the part of Borrower to perform or comply with any of the terms of any Lease within the applicable notice or grace periods, any representation or warranty made in any Loan Document being false or misleading in any material respect as of the date such representation or warranty was made and/or any act or reliance on any notice that Lender believes to be true, correct and properly authorized, and any and all actions that may be taken by Lender or any other Indemnified Party in connection with the enforcement of the provisions of the Loan Documents, whether or not suit is filed in connection with the same, or in connection with Borrower, Guarantor, any other guarantor or indemnitor, and/or any partner, joint venturer, member or shareholder thereof becoming party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding; (E) any performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (F) any negligence or tortious act or omission on the part of Borrower or any of its agents, contractors, servants, employees, sublessees, licensees or invitees; (G) any contest referred to in Section 7.3 hereof; or (H) (x) any obligation or undertaking relating to the performance or discharge of any of the terms, covenants and conditions of the landlord contained in the Leases, (y) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof under any Legal Requirement or any liability asserted against Lender with respect thereto, and (z) the claims of any Tenant of all or any portion of the Property or any person acting through or under any Tenant or otherwise arising under or as a consequence of any Lease. Any amounts the Indemnified Parties are legally entitled to receive under this Section 15.12 which are not paid within fifteen (15) Business Days after written demand therefor by the Indemnified Parties or Lender, setting forth in reasonable detail the amount of such demand and the basis therefor, shall bear interest from the date of demand at the Default Rate, and shall, together with such interest, be part of the Indebtedness and secured by the Mortgage. In case any action, suit or proceeding is brought against the Indemnified Parties by reason of any such occurrence, Borrower shall at Borrower’s expense resist and defend such action, suit or proceeding or will cause the same to be resisted and defended by counsel at Borrower’s reasonable expense for the insurer of the liability or by counsel designated by Borrower (unless reasonably disapproved by Lender promptly after

Lender has been notified of such counsel, in which case Borrower may designate alternative counsel reasonably satisfactory to Lender); provided, however, that nothing herein shall compromise the right of Lender (or any Indemnified Party) to appoint its own counsel at Borrower’s expense for its defense with respect to any action which in its reasonable opinion presents a conflict or potential conflict between Lender and Borrower that would make such separate representation advisable; and, provided, further, that if Lender shall have appointed separate counsel pursuant to the foregoing, Borrower shall not be responsible for the expense of additional separate counsel of any Indemnified Party unless in the reasonable opinion of Lender a conflict or potential conflict exists between such Indemnified Party and Lender. So long as Borrower is resisting and defending such action, suit or proceeding as provided above in a prudent and commercially reasonable manner, Lender and the Indemnified Parties shall not be entitled to settle such action, suit or proceeding without Borrower’s consent which shall not be unreasonably withheld or delayed, and Lender agrees that it will not settle any such action, suit or proceeding without the consent of Borrower; provided, however, that if Borrower is not diligently defending such action, suit or proceeding in a prudent and commercially reasonable manner as provided above, and Lender has provided Borrower with thirty (30) days’ prior written notice, or shorter period if mandated by the requirements of applicable law, and opportunity to correct such determination, Lender may settle such action, suit or proceeding as to the claim against Lender and claim the benefit of this Section 15.12 with respect to settlement of such action, suit or proceeding. Any Indemnified Party will give Borrower prompt notice after such Indemnified Party obtains actual knowledge of any potential claim by such Indemnified Party for indemnification hereunder. Borrower shall have the right to settle or compromise any action, proceeding or claim against any Indemnified Party so long as the same does not include any admission of wrongdoing on the part of such Indemnified Party.
Section 15.13Exhibits and Schedules Incorporated. The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 15.14Offsets, Counterclaims and Defenses. Borrower hereby agrees that during the term of the Loan, it shall under no circumstances claim, and hereby waives, any right of offset, counterclaim or defense against Lender with respect to the Obligations and the Indebtedness arising from, due to, related to or caused by any obligations, liability or other matter or circumstance which is unrelated to the Loan. In addition, any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 15.15Liability of Assignees of Lender. No assignee of Lender shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any other Loan Document or any amendment or amendments hereto made at any time or times, heretofore or hereafter, any different than the liability of Lender hereunder. In addition, no assignee shall have at any time or times hereafter any personal liability, directly or indirectly, under or in connection with or secured by any agreement, lease, instrument, encumbrance, claim or right affecting or relating to the Property or to which the Property is now or hereafter subject any different than the liability of Lender hereunder. The limitation of liability provided in this Section 15.15 is (a) in addition to, and not in limitation of, any limitation of liability applicable to the assignee provided by law or by any other contract, agreement or instrument, and (b) shall not apply to any assignee’s gross negligence or willful misconduct.
Section 15.16No Joint Venture or Partnership; No Third-Party Beneficiaries. (a)  Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
(a)This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
Section 15.17Publicity. All news releases, publicity or advertising by any party hereto or their Affiliates through any media intended to reach the general public (but excluding, for clarity, any filings or releases necessary or appropriate under applicable laws, including securities laws, or the applicable rules of any stock exchange) which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or to any of its Affiliates shall be subject to the prior consultation between Lender and Borrower.
Section 15.18Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members and others with interests in Borrower and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Indebtedness without any prior or different resort for collection or of the right of Lender to the payment of the Indebtedness out of the net proceeds of the Property in preference to every other claimant whatsoever.
Section 15.19Waiver of Counterclaim and Other Actions. Borrower hereby expressly and unconditionally waives, in connection with any suit, action or proceeding brought by Lender on this Agreement, the Note, the Mortgage or any Loan Document, any and every right it may have to (a) interpose any counterclaim therein (other than a counterclaim which can only be asserted in the suit, action or proceeding brought by Lender on this Agreement, the Note, the Mortgage or any Loan Document and cannot be maintained in a separate action) and (b) have any such suit, action or proceeding consolidated with any other or separate suit, action or proceeding.

Section 15.20Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 15.21Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents and unless specifically set forth in a writing contemporaneous herewith the terms, conditions and provisions of any and all such prior agreements do not survive execution of this Agreement.
Section 15.22Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document. Manually executed counterparts of this Agreement shall be delivered to all parties hereto; provided, that delivery of a signature of this Agreement by facsimile transmission or by .pdf, .jpeg, .TIFF or other form of electronic mail attachment shall be effective as delivery of a manually executed counterpart hereof prior to and in the absence of manual delivery.
Section 15.23Intentionally Omitted.
Section 15.24WAIVER OF SPECIAL DAMAGES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER AND LENDER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY OTHER PARTY ON ANY THEORY OF LIABILITY FOR SPECIAL INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS, THE LOAN OR THE USE OF PROCEEDS THEREOF.

Section 15.25USA PATRIOT Act Notification. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.
[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:
REGO II BORROWER LLC,
a Delaware limited liability company
By:    ALEXANDER’S OF REGO PARK II, INC.,
a Delaware corporation, its sole member
By: /s/ Steven Borenstein
Name: Steven Borenstein
Title: Authorized Signatory
Signature Page to Loan and Security Agreement

LENDER:
BANK OF CHINA, NEW YORK BRANCH
By:     /s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President
Signature Page to Loan and Security Agreement